Exhibit 10.11

EXECUTION VERSION

AMENDMENT NO. 1 TO SENIOR SECURED FIRST LIEN CREDIT AGREEMENT

AMENDMENT NO. 1 TO SENIOR SECURED FIRST LIEN CREDIT AGREEMENT (this “Amendment No. 1”), dated as of July 3, 2018, by and among PROJECT ANGEL HOLDINGS, LLC, a Delaware limited liability company (“Initial Borrower”), PROJECT ANGEL INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MERIDIANLINK, INC., a California corporation (“ML Target”, and together with Initial Borrower, each a “Borrower” and collectively the “Borrowers”), each lender from time to time party thereto and ANTARES CAPITAL LP, a Delaware limited partnership, as administrative agent, collateral agent and an L/C Issuer (the “Administrative Agent”). All capitalized terms used herein (including in this preamble) and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers have entered into that certain Senior Secured First Lien Credit Agreement, dated as of May 31, 2018, among the Borrowers, Holdings, the lenders party thereto from time to time (collectively, the “Lenders” and each individually, a “Lender”), and the Administrative Agent (the “Credit Agreement”);

WHEREAS, the parties have requested that the Credit Agreement be amended as set forth herein (the Credit Agreement, as amended by this Amendment No. 1, the “Amended Credit Agreement”);

WHEREAS, each Lender that executes and delivers a consent and executed signature page to this Amendment No. 1 will be deemed to have agreed to the terms of this Amendment No. 1 and the Amended Credit Agreement;

WHEREAS, each Loan Party party hereto (collectively, the “Reaffirming Parties”, and each, a “Reaffirming Party”) expects to realize substantial direct and indirect benefits as a result of this Amendment No. 1 becoming effective and the consummation of the transactions contemplated hereby and agrees to reaffirm its obligations under the Credit Agreement, the Collateral Documents, and the other Loan Documents to which it is a party.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, it is agreed:

SECTION 1. CERTAIN DEFINITIONS. Capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. As used in this Amendment No. 1:

“Amended Credit Agreement” is defined in the second recital hereto.

“Amendment No. 1” is defined in the preamble hereto.

“Amendment No. 1 Effective Date” means the date on which the conditions set forth in Section 5 of this Amendment No. 1 are satisfied or waived.

“Credit Agreement” is defined in the first recital hereto.

“Lenders” is defined in the first recital hereto.

“Reaffirming Parties” is defined in the fourth recital hereto.

SECTION 2. AMENDMENTS TO LOAN DOCUMENTS. The Borrowers, Holdings, the Lenders party hereto (comprising 100% of the Lenders on the date hereof), the Administrative Agent and the other parties party hereto agree that on the Amendment No. 1 Effective Date, the Credit Agreement shall hereby be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached hereto as Exhibit A.

SECTION 3. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT. On and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or text of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment No. 1. This Amendment No. 1 shall for all purposes constitute a “Loan Document” under and as defined in the Credit Agreement and the other Loan Documents.

SECTION 4. REPRESENTATIONS & WARRANTIES. In order to induce the Lenders and the Administrative Agent to enter into this Amendment No. 1, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent on and as of the Amendment No. 1 Effective Date that each of the representations and warranties made by any Loan Party set forth in Article V of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date); provided that all references in the representations set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.06, 5.12, 5.13, 5.14 and 5.19 of the Credit Agreement to “Loan Documents” shall be deemed to be references to this Amendment No. 1 and the other Loan Documents (including the Credit Agreement) as amended by this Amendment No. 1.

SECTION 5. CONDITIONS PRECEDENT. This Amendment No. 1 shall become effective as of the first date (the “Amendment No. 1 Effective Date”) when each of the conditions set forth in this Section 5 shall have been satisfied:

(a)

The Administrative Agent shall have received a duly authorized, executed and delivered counterpart of the signature page to this Amendment No. 1 from each Loan Party named on the signature pages hereto, the Administrative Agent and the Lenders constituting 100% of the Lenders.

(b)

All costs, fees and expenses (including, without limitation, legal fees and expenses) contemplated and to the extent required by the Credit Agreement and any other letter agreement between the Borrowers and any Arranger relating to the transactions contemplated hereby, or between the Borrowers and the Administrative Agent shall have been paid to the extent due.

(c)

Each of the representations and warranties made by any Loan Party set forth in Section 5 hereof shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in

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which case such representations and warranties shall be true and correct in all material respects (or if any such representation and warranty is qualified by “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such earlier date).

SECTION 6. [RESERVED].

SECTION 7. REAFFIRMATION.

(a)

To induce the Lenders and the Administrative Agent to enter into this Amendment No. 1, each of the Loan Parties hereby acknowledges and reaffirms its obligations under each Loan Document to which it is a party, including, without limitation, any grant, pledge or collateral assignment of a lien or security interest, as applicable, contained therein, in each case as amended, restated, amended and restated, supplemented or otherwise modified prior to or as of the date hereof (including as amended pursuant to this Amendment No. 1) (collectively, the “Reaffirmed Documents”). Each Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Amendment No. 1.

(b)

In furtherance of the foregoing Section 7(a), each Loan Party, in its capacity as a Guarantor under any Guaranties to which it is a party (in such capacity, each a “Reaffirming Loan Guarantor”), reaffirms its guarantee of the Obligations under the terms and conditions of such Guaranties and agrees that such Guaranties remain in full force and effect to the extent set forth in such Guaranties and after giving effect to this Amendment No. 1, and is hereby ratified, reaffirmed and confirmed. Each Reaffirming Loan Guarantor hereby confirms that it consents to the terms of this Amendment No. 1 and the Amended Credit Agreement. Each Reaffirming Loan Guarantor hereby (i) acknowledges and agrees that its Guaranties and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Amendment No. 1, (ii) acknowledges and agrees that it will continue to guarantee to the fullest extent possible in accordance with the Loan Documents the payment and performance of all Obligations under each of the Loan Documents to which it is a party (including all such Obligations as amended and/or reaffirmed pursuant to this Amendment No. 1) and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent and each other Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Reaffirming Loan Guarantor to avoid or delay timely performance of its obligations under the Loan Documents.

(c)

In furtherance of the foregoing Section 7(b), each of the Loan Parties that is party to any Collateral Document, in its capacity as a “grantor”, “pledgor” or other similar capacity under such Collateral Document (in such capacity, each a “Reaffirming Grantor”), hereby acknowledges that it has reviewed and consents to the terms and conditions of this Amendment No. 1 and the transactions contemplated hereby. In addition, each Reaffirming Grantor reaffirms the security interests granted by such Reaffirming Grantor under the terms and conditions of the Collateral Documents (in each case, to the extent a party thereto) to secure the Obligations (including all such Obligations as amended and/or reaffirmed pursuant to this Amendment No. 1 and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Reaffirming Grantor hereby (i) confirms that each Collateral Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to secure, to the fullest extent possible in accordance with the Collateral Documents,

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the payment and performance of the Obligations and the Secured Obligations (as defined in the Collateral Documents) (including all such Obligations and Secured Obligations (as defined in the Collateral Documents) as amended and/or reaffirmed pursuant to this Amendment No. 1, as the case may be, including without limitation the payment and performance of all such applicable Obligations and Secured Obligations (as defined in the Collateral Documents) that are joint and several obligations of each Guarantor and each Reaffirming Grantor now or hereafter existing, (ii) confirms its respective grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Reaffirming Grantor’s right, title and interest in, to and under all Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations and Secured Obligations (as defined in the Collateral Documents) (including all such Obligations and Secured Obligations (as defined in the Collateral Documents) as amended and/or reaffirmed pursuant to this Amendment No. 1, subject to the terms contained in the applicable Loan Documents, (iii) confirms its respective pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Collateral Documents to which it is a party.

(d)

Each Guarantor (other than the Initial Borrower) acknowledges and agrees that (i) such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to this Amendment No. 1 and (ii) nothing in the Credit Agreement, this Amendment No. 1 or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment, consent or waiver of the terms of the Credit Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS.

(a)

Ratification. This Amendment No. 1 is limited to the matters specified herein and shall not constitute acceptance or waiver, or, to the extent not expressly set forth herein, an amendment or modification, of any other provision of the Credit Agreement or any other Loan Document. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect as modified hereby or by instruments executed concurrently herewith, and each of the parties hereto acknowledges and agrees that the terms of this Amendment No. 1 constitute an amendment of the terms of pre-existing Indebtedness and the related agreement, as evidenced by the Amended Credit Agreement.

(b)

Governing Law; Jurisdiction; Etc.; Submission to Jurisdiction, Service of Process, Waiver of Venue, Waiver of Jury Trial, Etc. Sections 10.17 and 10.18 of the Credit Agreement are incorporated by reference herein as if such Sections appeared herein, mutatis mutandis.

(c)	Severability. Section 10.14 of the Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.

(d)

Counterparts; Headings. This Amendment No. 1 may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment No. 1 by telecopy or other electronic transmission (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment No. 1. Article and Section headings used herein are for convenience of reference only, and are not part of this Amendment No. 1 and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment No. 1.

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(e)	Amendment, Modification and Waiver. This Amendment No. 1 may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.

[Remainder of page intentionally blank; signatures begin next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the date first above written.

PROJECT ANGEL HOLDINGS, LLC, as Initial Borrower

By:	/s/ Chad Martin
Name:	Chad Martin
Title:	Chief Financial Officer

PROJECT ANGEL INTERMEDIATE HOLDINGS, LLC, as Holdings

By:	/s/ Chad Martin
Name:	Chad Martin
Title:	Chief Financial Officer

MERIDIANLINK, INC., as a Borrower

By:	/s/ Chad Martin
Name:	Chad Martin
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Senior Secured First Lien Credit Agreement]

ANTARES CAPITAL LP, as Administrative Agent, Collateral Agent, an L/C Issuer and a Lender

By:	/s/ Phillip P. Smith
Name:	Phillip P. Smith
Title:	Duly Authorized Signatory

[Signature Page to Amendment No. 1 to Senior Secured First Lien Credit Agreement]

GOLUB CAPITAL LLC

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

[Signature Page to Amendment No. 1 to Senior Secured First Lien Credit Agreement]

EXHIBIT A

AMENDED CREDIT AGREEMENT

(See Attached)

Execution Version

Conformed Through Amendment No. 1

SENIOR SECURED FIRST LIEN CREDIT AGREEMENT

Dated as of May 31, 2018

among

PROJECT ANGEL HOLDINGS, LLC,

as Initial Borrower,

PROJECT ANGEL INTERMEDIATE HOLDINGS, LLC,

as Holdings,

ANTARES CAPITAL LP

as Administrative Agent, Collateral Agent and an L/C Issuer,

and

The Other Lenders Parties Hereto

ANTARES CAPITAL LP

and

GOLUB CAPITAL LLC,

as Joint Bookrunners and Joint Lead Arrangers

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ARTICLE V REPRESENTATIONS AND WARRANTIES		122

5.01	Existence, Qualification and Power; Compliance with Laws	122
5.02	Authorization; No Contravention	122
5.03	Governmental Authorization; Other Consents	122
5.04	Binding Effect	123
5.05	Financial Statements; No Material Adverse Effect	123
5.06	Litigation	124
5.07	Environmental Compliance	124
5.08	Ownership of Property; Liens; Investments	125
5.09	Taxes	126
5.10	Labor Matters	126
5.11	ERISA Compliance	126
5.12	Subsidiaries; Equity Interests; Loan Parties	127
5.13	Margin Regulations; Investment Company Act	127
5.14	Disclosure	128
5.15	Intellectual Property; Licenses, Etc.	128
5.16	Solvency	128
5.17	Anti-Terrorism Laws; PATRIOT Act	129
5.18	FCPA; Anti-Corruption Laws	129
5.19	Validity, Priority and Perfection of Security Interests in the Collateral	130
5.20	Senior Indebtedness	130
5.21	Use of Proceeds	130

ARTICLE VI AFFIRMATIVE COVENANTS		130

6.01	Financial Statements	130
6.02	Certificates; Other Information	132
6.03	Notices	133
6.04	Payment of Taxes	133
6.05	Preservation of Existence, Etc.	134
6.06	Maintenance of Properties	134
6.07	Maintenance of Insurance	134
6.08	Compliance with Laws	134
6.09	Books and Records	134
6.10	Inspection Rights	135
6.11	Use of Proceeds	135
6.12	Covenant to Guarantee Obligations and Give Security	136
6.13	Compliance with Environmental Laws	140
6.14	Further Assurances	140
6.15	Credit Ratings	140
6.16	Conditions Subsequent to the Initial Closing Date	141
6.17	Unrestricted Subsidiaries	141
6.18	Patriot Act; Anti-Terrorism Laws	142
6.19	Foreign Corrupt Practices Act; Sanctions	142
6.20	[Reserved]	143
6.21	Fiscal Year	143
6.22	Plan Compliance	143
6.23	Lender Conference Call	143

ARTICLE VII NEGATIVE COVENANTS		143

7.01	Liens	143
7.02	Indebtedness	148
7.03	Investments	155
7.04	Fundamental Changes	159
7.05	Dispositions	160
7.06	Restricted Payments	162
7.07	Change in Nature of Business	165
7.08	Transactions with Affiliates	165
7.09	Burdensome Agreements	166
7.10	Financial Covenant	166
7.11	Amendments of Organization Documents	168
7.12	Prepayments, Amendments, Etc. of Indebtedness	168
7.13	Holding Company Status	169

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		170

8.01	Events of Default	170
8.02	Remedies Upon Event of Default	173
8.03	Application of Funds	174

ARTICLE IX AGENTS		175

9.01	Authorization and Action	175
9.02	Agent’s Reliance, Etc.	176
9.03	Antares Capital and Affiliates	176
9.04	Lender Credit Decision	177
9.05	Indemnification of Agents	177
9.06	Successor Agents	178
9.07	Arrangers Have No Liability	178
9.08	Administrative Agent May File Proofs of Claim	178
9.09	Collateral and Guaranty Matters	179
9.10	Withholding Tax	180
9.11	Exculpatory Provisions	180
9.12	Delegation of Duties	181
9.13	Certain ERISA Matters	181

ARTICLE X MISCELLANEOUS		183

10.01	Amendments, Etc.	183
10.02	Notices and Other Communications; Facsimile Copies	186
10.03	No Waiver; Cumulative Remedies	188
10.04	Expenses; Indemnity; Damage Waiver; No Liability of the L/C Issuers	188
10.05	Payments Set Aside	191
10.06	Successors and Assigns	191
10.07	Treatment of Certain Information; Confidentiality	204
10.08	Right of Setoff	205
10.09	Interest Rate Limitation	206

10.10	Release of Collateral	206
10.11	Customary Intercreditor Agreements	206
10.12	Counterparts; Integration; Effectiveness	207
10.13	Survival of Representations and Warranties	207
10.14	Severability	207
10.15	Joint and Several Liability of Borrowers	208
10.16	USA PATRIOT Act Notice	210
10.17	Governing Law; Jurisdiction; Etc.	211
10.18	Waiver of Jury Trial	212
10.19	ENTIRE AGREEMENT	212
10.20	INTERCREDITOR AGREEMENT	212
10.21	Judgment Currency	212
10.22	No Advisory or Fiduciary Responsibility	213
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	213
10.24	Allocation of Loans	214

SCHEDULES

1.01	Excluded Subsidiaries
2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.07	Environmental Matters
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property
5.09	Taxes
5.12	Subsidiaries and Other Equity Investments; Loan Parties
6.12	Mortgaged Property
6.16	Conditions Subsequent to the Initial Closing Date
7.02(h)	Existing Indebtedness
7.03(f)	Existing Investments
7.05(s)	Dispositions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Borrowing Notice
B	Intercompany Note
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	Solvency Certificate
I	[Reserved]
J	[Reserved]
K	Sponsor Permitted Assignee Assignment and Assumption
L-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
L-2	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
L-3	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
L-4	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)
M	Prepayment Notice

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SENIOR SECURED FIRST LIEN CREDIT AGREEMENT

This SENIOR SECURED FIRST LIEN CREDIT AGREEMENT (this “Agreement”) is dated as of May 31, 2018, among Project Angel Holdings, LLC, a Delaware limited liability company (“Initial Borrower”), Project Angel Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), MeridianLink, Inc., a California corporation (“ML Target” and together with Initial Borrower, each a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Antares Capital LP (“Antares Capital”), as Administrative Agent, an L/C Issuer and Collateral Agent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01.

PRELIMINARY STATEMENTS:

(1) On the Initial Closing Date, pursuant to the Equity Purchase Agreement, dated as of March 23, 2018, by and among Initial Borrower, ML Target, Tim Nguyen, Binh Dang, Apichat Treerojporn, Jem Nguyen and Ben Nguyen, together, the sellers, the sellers’ representative and the other parties thereto (together with the exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “ML Acquisition Agreement”), Initial Borrower will purchase all of the shares owned by each seller (such purchase and the related transactions contemplated under the ML Acquisition Agreement, the “ML Acquisition”). After giving effect to the ML Acquisition and the other ML Transactions (as defined below), Initial Borrower will own ML Target directly or through one or more of its subsidiaries. Subject to the terms and conditions contained herein, Initial Borrower has requested that (a) the Term Lenders make term loans to Initial Borrower on the Initial Closing Date in an aggregate principal amount equal to $245,000,000, the proceeds of which will be used by Initial Borrower, together with the proceeds funded under the Second Lien Credit Agreement (as defined below) on the Initial Closing Date and proceeds of the Initial Closing Date Equity Contribution (i) to consummate the ML Acquisition, (ii) pay transaction fees and expenses related thereto and (iii) for general corporate purposes, and (b) the Revolving Credit Lenders make revolving loans to the Borrowers and, in the case of the L/C Issuers, issue Letters of Credit for the account of the Borrowers, pursuant to a revolving credit facility (with a subfacility for Letters of Credit) in an aggregate amount equal to $35,000,000 to be used on and after the Initial Closing Date for working capital, capital expenditures and for other general corporate purposes of the Borrowers and their respective Restricted Subsidiaries, including to finance acquisitions and Investments permitted hereby.

(2) The Term Lenders and Revolving Credit Lenders have indicated their willingness to so lend and each of the L/C Issuers have indicated their willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein, including the granting of Liens on Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to the Guaranties.

(3) In connection herewith, Holdings, Initial Borrower and ML Target will enter into the Second Lien Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance therewith and with the Intercreditor Agreement, the “Second Lien Credit Agreement”) and on the Initial Closing Date, Initial Borrower will incur Initial Second Lien Loans thereunder in an original aggregate principal amount of $95,000,000 on the Initial Closing Date and receive Second Lien Delayed Draw Commitments of $30,000,000 to consummate the CRIF Acquisition (as defined below) on, and subject to the occurrence and satisfaction of the conditions with respect to, the Delayed Draw Closing Date.

(4) Subject to the terms and conditions contained herein, Initial Borrower has requested that (a) the Delayed Draw Term Lenders make term loans to Initial Borrower on the Delayed Draw Closing Date in an aggregate principal amount equal to $70,000,000, the proceeds of which will be used by Initial Borrower, together with the proceeds of the Delayed Draw Second Lien Facility funded under the Second Lien Credit Agreement on the Delayed Draw Closing Date and proceeds of the Initial Closing Date Equity Contribution (and, if necessary, the CRIF Equity Contribution) (i) to consummate the CRIF Acquisition (as defined below), (ii) to pay transaction fees and expenses related thereto and (iii) for general corporate purposes related to the CRIF Acquisition.

(5) On the Delayed Draw Closing Date, pursuant to the Stock Purchase Agreement, dated as of March 24, 2018, by and among Initial Borrower, CRIF S.p.A, a joint stock company incorporated under the laws of Italy, with a registered office in Via M. Fantin 1-3, 40131 Bologna, Italy, as seller (together with the exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “CRIF Acquisition Agreement”), Initial Borrower and/or ML Target (or any other Loan Party to which Initial Borrower assigns its obligations under the CRIF Acquisition Agreement) will purchase all of the shares of CRIF Corporation, a Florida corporation (“CRIF Target”), owned by each seller (such purchase and the related transactions contemplated under the CRIF Acquisition Agreement, the “CRIF Acquisition”). After giving effect to the CRIF Acquisition, Initial Borrower will own CRIF Target directly or through one or more of its subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity” means a Person the excess of 50% of the Equity Interests of which are acquired in connection with a Permitted Acquisition, IP Acquisition or other acquisition permitted hereunder.

“Additional Lender” has the meaning specified in Section 2.18(a).

“Administrative Agent” means Antares Capital in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, the account maintained by the Administrative Agent which Antares Capital as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent.

“Advisory Services Agreement” means the Advisory Services Agreement dated as of May 31, 2018, between Thoma Bravo, LLC and the Borrowers.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitments” means the Commitments of all the Revolving Credit Lenders.

“Agreement” has the meaning specified in the introductory paragraph thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% per annum, (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) solely with respect to the Term Facility, 2.00% per annum; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates); provided, further that at no time shall the Alternate Base Rate be less than 0.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain (x) the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist, or (y) the Eurodollar Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Amendment No. 1 Effective Date” means the date on which the conditions set forth in Section 5 of that certain Amendment No. 1. to Senior Secured First Lien Credit Agreement, dated as of July 3, 2018, among the Initial Borrower, Holdings, ML Target, each Lender party thereto and the Administrative Agent, are satisfied or waived.

“Antares Capital” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means, all applicable laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means, collectively, all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended, and the applicable anti-money laundering statutes, as amended, and rules and regulations thereunder), or to which Holdings, the Borrowers and the Restricted Subsidiaries are otherwise subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Anti-Terrorism Laws” has the meaning provided in Section 5.17(b).

“Applicable Margin” means, for any date of determination, a rate per annum equal to (a) with respect to the Term ~~Loans that are Eurodollar Rate Loans, 3.25%, and (y) with respect to the Term Loans that are Alternate Case Rate Loans, 2.25%~~ Facility, the applicable percentage set forth in the table below under the appropriate caption, and (b) with respect to the Revolving Credit Facility, the applicable percentage set forth in the table below under the appropriate caption:

		Term Loans
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Alternate Base Rate Loans
I	>4.25:1.00	4.00%	3.00%
II	<4.25:1.00	3.75%	2.75%

provided that until the financial statements and the accompanying Compliance Certificate for the fiscal quarter ending December 31, 2018 are delivered pursuant to Sections 6.01(a) or (b) and 6.02(b), the Applicable Margin for the Term Facility shall be set at Pricing Level I. The Applicable Margin for the Term Facility shall be re-determined quarterly on the first Business Day following the date of delivery to Administrative Agent of the calculation of the Consolidated First Lien Net Leverage Ratio based on the financial statements and the accompanying Compliance Certificate delivered pursuant to Sections 6.01(a) or (b) and 6.02(b). If the Administrative Agent has not received such calculation of the Consolidated First Lien Net Leverage Ratio for any fiscal quarter within the time period specified by Sections 6.01(a) or (b) and 6.02(b), the Applicable Margin for the Term Facility shall be determined as if Pricing Level I shall have applied until one Business Day after the delivery of such calculation to the Administrative Agent. At any time during the continuance of an Event of Default as a result of any of the events set forth in Section 8.01(a), (f) or (g), the Applicable Margin for the Term Facility shall be set at Pricing Level I;

		Revolving Credit Loans		Commitment Fee Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Alternate Base Rate Loans
I	>4.50:1.00	3.25%	2.25%	0.50%
II	<4.50 :1.00 and >4.00 :1.00	3.00%	2.00%	0.375%
III	<4.00 :1.00	2.75%	1.75%	0.375%

provided that until the financial statements and the accompanying Compliance Certificate for the first full fiscal quarter ending after the Initial Closing Date are delivered pursuant to Sections 6.01(a) or (b) and 6.02(b), the Applicable Margin for the Revolving Credit Facility and the commitment fee rate with respect to the Revolving Credit Facility shall be set at Pricing Level I. The Applicable Margin for the Revolving Credit Facility and the commitment fee rate with respect to the Revolving Credit Facility shall be re-determined quarterly on the first Business Day following the date of delivery to Administrative Agent of the calculation of the Consolidated First Lien Net Leverage Ratio based on the financial statements and the accompanying Compliance Certificate delivered pursuant to Sections 6.01(a) or (b) and 6.02(b). If the Administrative Agent has not received such calculation of the Consolidated First Lien Net Leverage Ratio for any fiscal quarter within the time period specified by Sections 6.01(a) or (b) and 6.02(b), the Applicable Margin for the Revolving Credit Facility and the commitment fee rate with respect to the Revolving Credit Facility shall be determined as if Pricing Level I shall have applied until one Business Day after the delivery of such calculation to the Administrative Agent. At any time during the continuance of an Event of Default as a result of any of the events set forth in Section 8.01(a), (f) or (g), the Applicable Margin for the Revolving Credit Facility and the commitment fee rate with respect to the Revolving Credit Facility shall be set at Pricing Level I.

“Applicable Percentage” means, (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time, (b) in respect of the Delayed Draw Term Loan Commitments, with respect to any Delayed Draw Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Delayed Draw Term Loan Facility represented by the principal amount of such Delayed Draw Term Lender’s Delayed Draw Term Loans at such time, and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time. If the Revolving Credit Commitments of the Revolving Credit Lenders or the Delayed Draw Term Loan Commitments of the Delayed Draw Term Lenders, as applicable, have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender or Delayed Draw Term Lender, as applicable, of each Class shall be determined based on the Applicable Percentage of such Revolving Credit Lender or Delayed Draw Term Lender, as applicable, of such Class most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Term Loan Commitment”, as of the Initial Closing Date or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial Applicable Percentage of each Lender in respect of the Delayed Draw Term Loan Facility is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment”, as of the Initial Closing Date or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial Applicable Percentage of each Lender as of the Initial Closing Date in respect of the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility, Delayed Draw Term Loan Facility, or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time and (b) with respect to the Letter of Credit Sublimit, (i) an L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Antares Capital and Golub in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party, if any, whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent (as required by Section 10.06(g)), in substantially the form of Exhibit E or any other form approved from time to time by the Administrative Agent and the Borrowers, in their reasonable discretion.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Availability Period” means, in the case of the Revolving Credit Facility, the period from and including the Initial Closing Date to the Maturity Date for such Facility.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any of the following bank products and services provided by any Bank Product Provider: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) store value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Agreement” means any agreement entered into by the Borrowers or any Restricted Subsidiary with a Bank Product Provider in connection with Bank Products.

“Bank Product Obligations” means any and all of the obligations of the Borrowers and any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products provided pursuant to a Bank Product Agreement.

“Bank Product Provider” means any Person that is an Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing (or was an Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing at the time it entered into a Bank Product Agreement), in its capacity as a party to a Bank Product Agreement.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” have the meaning assigned to such terms in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 10.02.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing, the Initial Term Borrowing or the Delayed Draw Term Borrowing, as the context may require.

“Borrowing Notice” means a notice of (a) any Term Borrowing (other than the Initial Term Borrowing or the Delayed Draw Term Borrowing), (b) a Revolving Credit Borrowing, (c) the Initial Term Borrowing, (d) the Delayed Draw Term Borrowing, (e) a conversion of Loans from one Type to the other, or (f) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) or in respect of any capitalized software development. For purposes of this definition, (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be, and (b) the term “Capital Expenditures” shall not include any expenditures (i) made or paid with the net proceeds of amounts paid or contributed after the Initial Closing Date to Parent by the Investors or their Affiliates in consideration of the sale or issuance to the Investors or such Affiliates of Equity Interests of Holdings or through capital contributions, which amounts are contributed through Holdings to the Borrowers through purchases of Qualified Capital Stock of the Borrowers or through capital contributions, (ii) to the extent such Person or any Restricted Subsidiary are reimbursed in cash by a third party (other than a Loan Party or any Restricted Subsidiary of a Loan Party) or (iii) made or assumed in connection with a Permitted Acquisition or an IP Acquisition; for the avoidance of doubt the purchase price paid in connection with a Permitted Acquisition or an IP Acquisition shall not be deemed a Capital Expenditure.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, in respect of any L/C Obligations, that such L/C Obligations are secured by a first priority perfected security interest in a deposit account maintained with the Collateral Agent in an amount not less than 103% of the amount of such Obligations, which deposit account shall be under the sole dominion and control of the Collateral Agent for the benefit of the Lenders and the L/C Issuers, and which security interest and all arrangements related thereto shall be evidenced by such instruments and agreements and shall otherwise be on such terms as the Collateral Agent and the applicable L/C Issuer may reasonably require. Derivatives of the term “Cash Collateralize” shall have corresponding meanings.

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrowers or any Restricted Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) other short-term investments utilized by the Borrowers and their Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes hereof, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) prior to a Qualifying IPO, (i) the Permitted Holders shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Holdings representing a majority of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than are beneficially owned by the Permitted Holders; or

(b) on or after a Qualifying IPO, (i) the Permitted Holders shall fail to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 40% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than are beneficially owned by the Permitted Holders; or

(c) on or after a Qualifying IPO, the Permitted Holders shall fail to have the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings; or

(d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrowers; or

(e) a “change of control” or any comparable event shall have occurred under, and as defined in the Second Lien Credit Agreement or any agreement evidencing Indebtedness of any Loan Party or any Restricted Subsidiary of any Loan Party in excess of the Threshold Amount.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans (of a Class), Delayed Draw Term Loans (of a Class), Incremental Revolving Credit Loans (of a Class), Incremental Term Loans (of a Class), Refinancing Revolving Credit Loans (of a Class), Refinancing Term Loans (of a Class), Extended Term Loans (of the same Extension Series) or Extended Revolving Credit Loans (of the same Extension Series); when used in reference to any

Commitment or Facility, refers to whether such Commitment, or the Commitments comprising such Facility, are Revolving Credit Commitments, Term Commitments (of a Class), Delayed Draw Term Loan Commitments (of a Class), Incremental Revolving Credit Commitments (of a Class), Incremental Term Commitments (of a Class), Refinancing Revolving Credit Commitments pursuant to Section 2.18 (of a Class), or an Extended Revolving Credit Commitment (of the same Extension Series); and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents, the Mortgaged Properties and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Antares Capital in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages (if any), each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, an Incremental Term Commitment, a Revolving Credit Commitment, a Delayed Draw Term Loan Commitment or an Incremental Revolving Credit Commitment, as the context may require.

“Commitment Increase” means a Revolving Credit Commitment Increase or a Term Commitment Increase, as the context may require.

“Commitment Letter” has the meaning specified in Section 4.01(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (other than as provided in the parenthetical to clause (vii)(x) below and other than clauses (vi), (xi) and (xv) below) and without duplication:

(i) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with any Permitted Acquisition or IP Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition permitted under Section 7.05(a), (c), (i), (l), (q) or (u);

(ii) Consolidated Interest Charges for such period;

(iii) federal, state, local and foreign income tax expense paid or accrued by Holdings, the Borrowers and any Restricted Subsidiary for such period;

(iv) depreciation and amortization expense;

(v) (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings, the Borrowers or any Restricted Subsidiary for such period and (B) any cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings, the Borrowers or any Restricted Subsidiary for such period, to the extent that such costs or expenses are funded with Net Cash Proceeds from the issuance of Equity Interests of, or a contribution to the capital of, Holdings as cash common equity and/or Qualified Capital Stock and which are in turn contributed to the Borrowers as cash common equity (other than to the extent constituting an Equity Cure);

(vi) the amount of expected cost savings, operating expense reductions and expenses, other operating improvements and initiatives and synergies related to the Transactions then consummated, which are either (v) recommended (in reasonable detail) by the due diligence quality of earnings report made available to the Administrative Agent on March 21, 2018, conducted by financial advisors retained by a Loan Party, (w) of a type consistent with those set forth in the Sponsor Model, (x) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) (A) with respect ML Target and its subsidiaries, within twenty-four (24) months after the Initial Closing Date and (B) with respect to CRIF Target and its subsidiaries, within twenty-four (24) months after the Delayed Draw Closing Date (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such expected cost savings, operating expense reductions, other operating improvements and initiatives and expenses and synergies related to the Transactions had been realized on the first day of such period) net of the amount of actual benefits realized during such period from such actions, (y) recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are (i) nationally recognized or (ii) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Loan Party or (z) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency);

(vii) (x) the aggregate amount of all other non-cash items, write-downs, non-cash expenses, charges or losses (including (i) purchase accounting adjustments under ASC 805, (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules and (iii) any non-cash compensation, non-cash translation loss and non-cash expense relating to the vesting of warrants) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, charges or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, (y) unrealized losses due to foreign exchange adjustment and net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency and exchange rate fluctuations and (z) cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by Holdings or the Borrowers or any Restricted Subsidiary in connection with any Permitted Acquisition or IP Acquisition permitted hereunder);

(viii) fees, costs, accruals, payments, expenses (including rationalization, legal, tax, structuring and other costs and expenses) or charges relating to the Transactions (including any shareholder litigation expenses), any Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), IP Acquisition, disposition, recapitalization, Restricted Payment, equity Issuance, consolidation, restructurings, recapitalizations or the incurrence, registration (actual or proposed), repayments or amendments, negotiations, modifications, restatements, waivers, forbearances or other transaction costs of Indebtedness (including, without limitation, letter of credit fees and any refinancing of such Indebtedness, unamortized fees, costs and expenses paid in cash in connection with repayment of Indebtedness to persons that are not Affiliates of Holdings or its Subsidiaries (other than any Debt Fund Affiliate) (in each case, whether or not consummated or successful and including nonoperating or non-recurring professional fees, costs and expenses related thereto), including, without limitation, (r) curtailments or modifications to pension and post-retirement employee benefits, (s) restructuring and integration charges, (t) deferred commission or similar payments, (u) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, (v) such fees, expenses or charges related to any Loans, Second Lien Loans, the offering of Permitted Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 7.02(t), Credit Agreement Refinancing Indebtedness, or any Permitted Refinancing Indebtedness and this Agreement, (w) any amendment, modification, restatement, forbearance, waiver or other modification of Loans, the Second Lien Loans, Permitted Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 7.02(t), Credit Agreement Refinancing Indebtedness, or any Permitted Refinancing Indebtedness, any Loan Document, Second Lien Loan Document, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income, (x) cash stay bonuses paid to employees, retention, recruiting, relocation and signing bonuses and expenses, severance, stock option and other equity-based compensation expenses (including, in each case, payments made with respect to restricted stock units whenever actually paid (including, without limitation, any payroll or employment taxes)) and the amounts of payments made to option holders in connection with, or as a result of, any distribution being made to shareholders, (y) reorganization and business optimization costs and expenses, and (z) one-time expenses relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or public company;

(ix) fees, costs, accruals, payments, expenses or charges relating to the purchase of and/or subscription to an enterprise resource planning (ERP) system and/or niche financial solution(s) to unify accounting applications into a single platform, support multinational accounting and reporting requirements, and comply with the application of current and future Accounting Standards Codification;

(x) (A) management and other fees and expenses accrued, or to the extent not accrued in any prior period, paid to the Sponsor during such period by the Borrowers and any Restricted Subsidiary under the Advisory Services Agreement pursuant to Section 7.08(d), and (B) director fees and expenses payable to directors;

(xi) the aggregate amount of expenses or losses incurred by Holdings, the Borrowers or any Restricted Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings, the Borrowers or such Restricted Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings, the Borrowers or such Restricted Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period);

(xii) charges, losses or expenses of Holdings, the Borrowers or any Restricted Subsidiary incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Holdings, the Borrowers or the Restricted Subsidiaries or any owners, directly or indirectly, of Equity Interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement or arrangement in favor of Holdings, the Borrowers or any Restricted Subsidiary to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period);

(xiii) costs and expenses related to the administration of (x) this Agreement and the other Loan Documents and paid or reimbursed to the Administrative Agent, the Collateral Agent or any of the Lenders or other third parties paid or engaged by the Administrative Agent, the Collateral Agent or any of the Lenders (including, and together with, Moody’s, Fitch and/or S&P in order to comply with the terms of Section 6.15) or paid by any of the Loan Parties and (y) the Second Lien Loan Documents and paid or reimbursed by any of the Loan Parties or (z) any Indebtedness permitted to be incurred under Section 7.02(t);

(xiv) any extraordinary, unusual or non-recurring charges, expenses or losses for such period;

(xv) (A) amounts paid during such period with respect to cash litigation fees, costs and expenses of Holdings, the Borrowers and any Restricted Subsidiary in an amount not to exceed the greater of $1,750,000 and 2.5% of Consolidated EBITDA in the aggregate for any such period, (B) to the extent not already included in determining Consolidated Net Income, the aggregate amount of net cash proceeds of liability insurance received by the Borrowers or any Restricted Subsidiary during such period to the extent paid in cash with respect to cash litigation fees, costs and expenses of Holdings, the Borrowers and any Restricted Subsidiary for such period in an amount not to exceed the sum of (x) the greater of $1,750,000 and 2.5% of Consolidated EBITDA in the aggregate for any such period and (y) the net cash proceeds of liability insurance with respect to litigation received during such period and (C) the aggregate amount of net cash proceeds of liability insurance which is not recorded in accordance with GAAP, but for which such insurance is reasonably expected to be received by Holdings, the Borrowers or any Restricted Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss to the extent not already included in determining Consolidated Net Income for such period (provided that, (A) if not so reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings, the Borrowers or such Restricted Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period);

(xvi) earn-out obligations incurred in connection with any Permitted Acquisition, IP Acquisition or other Investment and paid or accrued during the applicable period;

(xvii) losses from discontinued operations;

(xviii) net realized and unrealized losses from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(xix) any net loss included in the Consolidated Net Income attributable to noncontrolling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”);

(xx) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income);

(xxi) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any Equity Interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any Equity Interests of Holdings from existing or former directors, officers or employees of Holdings, the Borrowers or any Restricted Subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses;

(xxii) payments to employees, directors or officers of Holdings and its Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments;

(xxiii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back;

(xxiv) losses or discounts on sales of receivables and related assets in connection with any Receivables Facilities and Qualified Securitization Financings;

(xxv) the net amount, if any, by which consolidated deferred revenues increased; and

(xxvi) charges or expenses or fees associated with the implementation of ASC 606;

and minus (b) the following to the extent included in calculating such Consolidated Net Income and without duplication:

(i) federal, state, local and foreign income tax credits and reimbursements received by Holdings, the Borrowers or any Restricted Subsidiary during such period

(ii) all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period);

(iii) the aggregate amount of all Non-Core Assets Consolidated EBITDA;

(iv) all gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness;

(v) net realized and unrealized gains from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(vi) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income);

(vii) any net income included in Consolidated Net Income attributable to noncontrolling interests pursuant to the application of Topic 810 (other than to the extent of any actual cash distributions or dividends received by Holdings, the Borrowers or any Restricted Subsidiary and attributable to such non-controlling interests);

(viii) any amounts added to Consolidated EBITDA pursuant to subclauses (a)(xi), (a)(xii) and (a)(xv) above in the prior calculation period with respect to expected reimbursements to the extent such reimbursements are not received within such 365 day period following such prior calculation period;

(ix) any extraordinary, unusual or non-recurring gains for such period;

(x) the net amount (unless otherwise mutually agreed by the Borrowers and the Administrative Agent), if any, by which consolidated deferred revenues decreased; and

(xi) unrealized gains due to foreign exchange adjustments, including, without limitation, in connection with currency and exchange rate fluctuations,

provided that, solely for purposes of calculating the Consolidated Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the compliance with the Financial Covenant, if any Pro Forma Event has occurred during any period of four consecutive fiscal quarters, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis without duplicating any amount added back pursuant to clauses (a)(i) through (xxv) above.

Notwithstanding the foregoing, (x) Consolidated EBITDA shall be deemed to be $12,275,000 for the fiscal quarter ending June 30, 2017, $12,795,000 for the fiscal quarter ending September 30, 2017, $11,398,000 for the fiscal quarter ending December 31, 2017, and $12,830,000 for the fiscal quarter ending March 31, 2018 and (y) upon the occurrence of the Delayed Draw Closing Date, EBITDA shall be deemed to be increased by $2,939,000 for the fiscal quarter ending June 30, 2017, $2,718,000 for the fiscal quarter ending September 30, 2017, $4,791,000 for the fiscal quarter ending December 31, 2017, and $2,933,000 for the fiscal quarter ending March 31, 2018.

For purposes of this definition of “Consolidated EBITDA,” (x) “non-recurring” means any non-cash gain or loss as of any date that (i) did not occur in the ordinary course of Holdings’, any Borrower’s or any Restricted Subsidiary’s business and (ii) is of a nature and type that has not occurred in the prior twenty- four month period and is not reasonably expected to occur in the future, (y) “ASC 805” means the Financial Accounting Standards Board Accounting Standards Codification 805 (Business Combinations), issued by the Financial Accounting Standards Board in December 2007, and (z) “ASC 606” means the Financial Accounting Standards Board Accounting Standards Codification 805 (Revenue Recognition), issued by the Financial Accounting Standards Board in December 2014.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (excluding the Second Lien Loans and any other Indebtedness to the extent subordinated in right of payment, secured on a junior basis to the Obligations or unsecured) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, for Holdings, the Borrowers and their respective Restricted Subsidiaries (but excluding, for the avoidance of doubt, the Holdback Amount (as defined in the ML Acquisition Agreement); but not, for the avoidance of doubt, any indebtedness incurred to finance the payment of such Holdback Amount) on a consolidated basis, (i) the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, Obligations hereunder) and outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, other than, in connection with Permitted Acquisitions or IP Acquisitions, earnouts or similar purchase price adjustments that would not be required under GAAP to be referenced on the consolidated balance sheet of Holdings as a liability without giving effect to references in the footnotes to Holdings’ consolidated financial statements, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses in the ordinary course of business), (e) all Attributable Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings, the Borrowers or any of their respective Restricted Subsidiaries and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings, the Borrowers or a Restricted Subsidiary is a general partner or joint venture, except for any portion of such Indebtedness that is expressly made non-recourse to Holdings, the Borrowers or any such Restricted Subsidiaries, minus (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents as of such date. For the avoidance of doubt, undrawn letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar documents shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, for Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis, the total consolidated interest expense of Holdings, the Borrowers and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus the sum of (a) the portion of rent expense of the Borrowers and the Restricted Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, (b) the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Contracts constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrowers and the Restricted Subsidiaries, (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings, the Borrowers or any of the Restricted Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by Holdings, the Borrowers or any of the Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings, the Borrowers or a Wholly Owned Subsidiary which is a Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of Holdings, the Borrowers or any of the Restricted Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of Holdings, the Borrowers or any of the Restricted Subsidiaries for such period, and (g) all interest on any Indebtedness of Holdings, the Borrowers or any of the Restricted Subsidiaries of the type described in clauses (e) and (h) of the definition of “Indebtedness” for such period, provided that (x) to the extent directly and exclusively related to the consummation of the Transactions, issuance of Indebtedness costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Charges and (y) Consolidated Interest Charges shall be calculated after giving effect to the Secured Hedge Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Secured Hedge Agreements. For the purposes of determining the Consolidated Interest Charges, for any period, such determination shall be made on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the applicable test period and prior to the date of determination in connection with any Permitted Acquisition, IP Acquisition or Disposition (other than any Dispositions in the ordinary course of business), and discontinued lines of business or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Consolidated Net Income” means, for any period, for Holdings, the Borrowers and the Restricted Subsidiaries on a consolidated basis, the net income (or loss) of Holdings, the Borrowers and the Restricted Subsidiaries including any cash dividends or distributions received from Unrestricted Subsidiaries (excluding the cumulative effect of changes in accounting principles) for that period, which shall include an amount equal to a pro forma adjustment for the aggregate amount of consolidated net income projected by the Borrowers in good faith to result from binding contracts entered into during, or after, any period of the four fiscal quarters most recently ended in an aggregate amount not to exceed $5,000,000; provided that there shall be excluded, without duplication, (a) the net income (or loss) of any person (other than a Restricted Subsidiary of the Borrowers) in which any person other than Holdings, the Borrowers or any of the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrowers or (subject to clause (b) below) any of the Restricted Subsidiaries during such period, and (b) the net income of any Restricted Subsidiary that is not a Loan Party during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document, or the Second Lien Loan Documents), instrument, Order or other requirement of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been effectively waived), except that Holdings’ equity in net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income, or (B) such net income, if dividended or distributed to the equity holders of such Restricted Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Extension Agreement” has the meaning specified in Section 2.17(e).

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained to refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Extended Term Loans, any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then-existing Term Commitment Increase or Revolving Credit Commitment Increase (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates, interest margins, rate floors, funding discounts, fees, financial maintenance covenants and prepayment or redemption premiums and terms) (when taken as a whole) are not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (other than covenants or other provisions applicable only to periods after the Latest Maturity Date), when taken as a whole, as reasonably determined by the Borrowers in good faith at the time of incurrence or issuance (provided that such terms shall not be deemed to be more favorable solely as a result of the inclusion in the documentation governing such Credit Agreement Refinancing Indebtedness of a financial maintenance covenant or such other terms and conditions so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such financial maintenance covenant or such other terms and conditions, as the case may be, for the benefit of each Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes such financial maintenance covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such financial maintenance covenant is a “springing” financial maintenance covenant, such financial maintenance covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall continue not to be deemed more favorable solely as a result of such financial maintenance covenant benefiting only such revolving credit facilities), (ii) any Permitted Junior Priority Refinancing Debt or Permitted

Unsecured Refinancing Debt shall have a maturity that is at least 91 days after the maturity of the applicable Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (except for customary bridge loans which, subject to customary conditions would either be automatically converted or required to be exchanged for permanent refinancing that meets this requirement), (iii) any such Indebtedness which modifies, extends, refinances, renews, replaces or refunds, in whole or in part any existing Revolving Credit Loans (or unused Revolving Credit Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt, (iv) any Permitted Equal Priority Refinancing Debt shall have a maturity that is no earlier than the applicable maturity of such Refinanced Debt and shall have Weighted Average Life to maturity equal to or greater than such applicable Refinanced Debt (except for customary bridge loans which, subject to customary conditions would either be automatically converted or required to be exchanged for permanent refinancing that meets this requirement), (v) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 7.02, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn, (vi) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vii) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit and (viii) if any such Credit Agreement Refinancing Indebtedness is in the form of loans that are pari passu in right of security with the Facilities, such Indebtedness shall be subject to a “most favored nation” pricing adjustment consistent with that described in Section 2.14(a)(v) as a result of the incurrence of such Credit Agreement Refinancing Indebtedness.

“Credit Extension” means each Borrowing and each L/C Credit Extension.

“Credit Ratings” means, as of any date of determination, (i) the public corporate rating or public corporate family rating as determined by Moody’s, S&P or Fitch, respectively, of the Borrowers and (ii) the public facility ratings of the Term Loans as determined by Moody’s, S&P or Fitch, respectively; provided that, if Moody’s, S&P or Fitch shall change the basis on which ratings are established by it, each reference to the Credit Rating announced by Moody’s, S&P or Fitch shall refer to the then equivalent rating by Moody’s, S&P or Fitch, as the case may be.

“CRIF Acquisition” has the meaning assigned to such term in the preliminary statements hereto.

“CRIF Acquisition Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“CRIF Equity Contribution” has the meaning given to such term in Section 4.02(e).

“CRIF Material Adverse Effect” means, on the Delayed Draw Closing Date, a “Company Material Adverse Effect” as defined in the CRIF Acquisition Agreement (as in effect on March 24, 2018).

“CRIF Refinancing” means the refinancing or repayment of, and the termination or release of any Liens on the Collateral related to, all existing third party indebtedness for borrowed money of CRIF Target and its subsidiaries (which shall exclude letters of credit, local facilities, capital leases, purchase money Indebtedness and equipment financings, any Indebtedness permitted to remain outstanding under the CRIF Acquisition Agreement after the Delayed Draw Closing Date and certain other limited Indebtedness that the Arrangers, Administrative Agent and the Borrowers reasonably agree may remain outstanding after the Delayed Draw Closing Date).

“CRIF Specified Acquisition Agreement Representations” means such of the representations made by CRIF Target with respect to CRIF Target and its subsidiaries in the CRIF Acquisition Agreement (giving effect to materiality qualifiers contained in the CRIF Acquisition Agreement) that are material to the interests of the Lenders but only to the extent that Initial Borrower (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate (or cause the termination of) its obligations under the CRIF Acquisition Agreement or decline to consummate the CRIF Acquisition (in each case, in accordance with the terms of the CRIF Acquisition Agreement) as a result of a breach of such representations in the CRIF Acquisition Agreement (in each case in accordance with the terms thereof).

“CRIF Specified Payments” means all payments and obligations arising out of, relating to, or incurred in connection with the CRIF Acquisition Agreement and the Advisory Services Agreement to the extent set forth in the “sources and uses” provided to the Administrative Agent.

“CRIF Target” has the meaning assigned to such term in the preliminary statements hereto.

“CRIF Transactions” means, collectively, (a) the CRIF Acquisition, (including all transactions contemplated thereunder), (b) if necessary, the consummation of the CRIF Equity Contribution, (c) the entering into any Loan Documents by the Loan Parties (constituting CRIF Target and its Restricted Subsidiaries), the borrowings thereunder on the Delayed Draw Closing Date and the application of the proceeds thereof as contemplated hereby and thereby, (d) the entering into any Second Lien Loan Documents by the Loan Parties (constituting CRIF Target and its Restricted Subsidiaries), the borrowings thereunder on the Delayed Draw Closing Date and the application of the proceeds thereof as contemplated thereby, (e) the payment of the CRIF Specified Payments, (f) the consummation of the CRIF Refinancing and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) the greater of (i) $25,000,000 and (ii) 40% of Consolidated EBITDA; plus

(b) the portion of Excess Cash Flow (including any Excess Cash Flow De Minimis Amount), determined on a cumulative basis for all fiscal years of the Borrowers commencing with the fiscal year ended December 31, 2019, that was not required to be applied to prepay Term Loans pursuant to Section 2.05(b)(i); plus

(c) an amount determined on a cumulative basis equal to the Net Cash Proceeds from the issuance or sale of Holdings’ Qualified Capital Stock after the Initial Closing Date and which Net Cash Proceeds are in turn contributed to the Borrowers in cash in respect of the Borrowers’ Qualified Capital Stock (other than (i) any equity contribution made for an Equity Cure, (ii) any amount previously applied for a purpose other than a Permitted Cumulative Amount Usage or (iii) any proceeds of the CRIF Equity Contribution); plus

(d) the Net Cash Proceeds of Indebtedness and Disqualified Stock which have been incurred or issued after the Initial Closing Date (or, with respect to CRIF Target and its Subsidiaries, after the Delayed Draw Closing Date) and exchanged or converted into Qualified Capital Stock of the Borrowers (or any direct or indirect parent company thereof); plus

(e) to the extent not already included in the calculation of Consolidated Net Income,

an amount determined on a cumulative basis equal to the Net Cash Proceeds of sales of Investments previously made pursuant to Section 7.03(t) using the Cumulative Amount (up to the amount of the original Investment); plus

(f) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of dividends, profits, returns or similar amounts received in cash or Cash Equivalents on Investments previously made pursuant to Section 7.03(t) using the Cumulative Amount (up to the amount of the original Investment); plus

(g) (i) the amount of any distribution or dividend received from an Unrestricted Subsidiary not to exceed the amount of Investments made with the Cumulative Amount in such Unrestricted Subsidiary and (ii) in the event that the Borrowers redesignate any Unrestricted Subsidiary as a Restricted Subsidiary after the Initial Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, amalgamation, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrowers or any Restricted Subsidiary, so long as the Borrowers or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrowers or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrowers) of the Investment in such Unrestricted Subsidiary at the time of such redesignation; plus

(h) to the extent not already included in the calculation of Consolidated Net Income or Excess Cash Flow, the aggregate amount of Equity Funded Acquisition Adjustments received in cash or Cash Equivalents; plus

(i) the aggregate amount of Declined Proceeds after application thereof pursuant to Section 2.05(c); minus

(j) the aggregate amount of (i) Indebtedness incurred using the Cumulative Amount, (ii) Investments made using the Cumulative Amount, (iii) prepayments of Indebtedness made using the Cumulative Amount and (iv) Restricted Payments made using the Cumulative Amount, in each case, during the period from and including the Business Day immediately following the Initial Closing Date through and including the Reference Date (each item referred to in the foregoing sub-clauses (j)(i), (j)(ii), (j)(iii) and (j)(iv), a “Permitted Cumulative Amount Usage”).

“Cure Notice” has the meaning specified in Section 7.10(b).

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting (a) appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP and (b) cash and Cash Equivalents; provided that “Current Assets” shall be calculated without giving effect to the impact of purchase accounting.

“Current Liabilities” means, with respect to any Person all assets of such Person that, in accordance with GAAP, would be classified as current liabilities on the balance sheet of a company conducting a business that is the same or similar to that of such Person after deducting, without duplication (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (for the avoidance of doubt other than Indebtedness classified as long term Indebtedness, and accrued interest thereon), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date, (c) taxes accrued as estimated and required to be paid within one year after such date, (d) amount of earnouts required to be paid within one year after such date, but in any event, excluding current liabilities consisting of deferred revenue and (e) deferred management fees under the Advisory Services Agreement; provided that “Current Liabilities” shall be calculated without giving effect to the impact of purchase accounting.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness, the Liens securing which are not intended to rank junior or senior to the Liens securing the Obligations (but without regard to the control of remedies), an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrowers, which agreement shall provide that the Liens securing such Indebtedness shall not rank junior or senior to the Liens securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness the Liens securing which are intended to rank junior to the Liens securing the Obligations, an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrowers, which agreement shall provide that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations. For the purposes of Section 10.11, the Intercreditor Agreement shall constitute a “Customary Intercreditor Agreement”.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings or any Subsidiary of Holdings) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to the Sponsor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement, dissolution, winding up or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would (unless cured or waived) be an Event of Default.

“Default Rate” means (a) when used with respect to the overdue principal amount of Loans, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, if any, applicable to Alternate Base Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum and (b) when used with respect to all other overdue amounts, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, if any, applicable to Alternate Base Rate Loans plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one Business Day of the date when due, (b) has notified the Borrowers, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within one Business Day after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, receiver and manager, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority, domestic or foreign, acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that

Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer and each Lender.

“Delayed Draw Term Borrowing” means a borrowing consisting of the Delayed Draw Term Loans made by each of the Delayed Draw Term Loan Lenders on the Delayed Draw Closing Date pursuant to Section 2.01(c).

“Delayed Draw Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Delayed Draw Second Lien Facility” means the “Delayed Draw Term Loan Facility” as defined in the Second Lien Credit Agreement as in effect on the date hereof. For the avoidance of doubt, the aggregate amount of the commitments in respect of the Delayed Draw Second Lien Facility on the Initial Closing Date is $30,000,000.

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.

“Delayed Draw Term Loan” means a term loan made by the Delayed Draw Term Lenders on the Delayed Draw Closing Date to Initial Borrower pursuant to Section 2.01(c).

“Delayed Draw Term Loan Allocation” has the meaning specified in Section 2.02(h).

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Lender, its obligation to make Delayed Draw Term Loans to Initial Borrower pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided however, that, notwithstanding anything contained herein to the contrary, no Delayed Draw Term Loan Commitment may be assigned prior to the Delayed Draw Closing Date without the express consent of Initial Borrower (in its sole discretion) unless a Specified Event of Default has occurred and is continuing. The aggregate amount of Delayed Draw Term Loan Commitments on the Initial Closing Date is $70,000,000.

“Delayed Draw Term Loan Commitment Period” means the period from the Initial Closing Date to but excluding the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” means the earlier of (i) September 19, 2018, (ii) the Delayed Draw Closing Date, (iii) the closing of the CRIF Acquisition without use of the Delayed Draw Term Loan Facility, and (iv) the termination of the CRIF Acquisition Agreement validly and in accordance with its terms and which Initial Borrower does not object to.

“Delayed Draw Term Loan Facility” means, at any time, the aggregate Delayed Draw Term Loan Commitments of all Lenders at such time, and includes, as the context may require, any Incremental Term Loans or the aggregate amount of term loans of any Class (or as applicable the aggregate commitments in respect thereof).

“Delayed Draw Term Loan Repayment Amount” has the meaning specified in Section 2.07(a)(ii).

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith, (b) any taking by condemnation or eminent domain or transfer in lieu thereof, and (c) any total loss or constructive total loss of property for which proceeds are payable in respect thereof under any policy of property insurance. For avoidance of doubt, the terms Disposition and Dispose do not refer to the sale or transfer of Equity Interests by the issuer thereof.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital within less than one year following the Latest Maturity Date of the Facilities, or (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above within less than one year following the Latest Maturity Date of the Facilities; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control shall not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments (or any refinancing thereof).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrowers that is organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any tranche of term loans, Incremental Term Loans or the Term Loans, the effective yield on such tranche of term loans, Incremental Term Loans or the Term Loans, as the case may be, in each case as reasonably determined by the Administrative Agent in consultation with the Borrowers, taking into account the applicable interest rate margins, interest rate benchmark floors and all up-front fees or original issue discount (amortized over four years following the date of incurrence thereof (e.g., 25 basis points of interest rate margin equals 100 basis points in up-front fees or original issue discount) or, if shorter, the remaining life to maturity) payable generally to lenders making such tranche of term loans, Incremental Term Loans or the Term Loans, as the case may be, but excluding any arrangement, structuring, underwriting, ticking, commitment, amendment, consent or other fees payable in connection therewith that are not generally shared with such lenders thereunder, and in any event amendment fees shall be excluded; provided, that, if the applicable tranche of term loans or Incremental Term Loans includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loans, such differential between the interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an actual increase to the interest rate margin under the existing Term Loans shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loans would cause an increase in the interest rate then in effect hereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors.

“Eligible Assignee” means, with respect to any Facility, an assignee to which an assignment thereunder is permitted under Section 10.06(b) (and as to which any consents required thereunder have been obtained).

“Environmental Laws” means any and all Laws relating to pollution and the protection of the environment or the Release of or threatened Release of, any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, including, in each case, any such liability which the Borrowers, any Loan Party or any Restricted Subsidiary has retained or assumed either contractually or by operation of law.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Cure” has the meaning specified in Section 7.10(b).

“Equity Funded Acquisition Adjustment” means, with respect to any Permitted Acquisition, any IP Acquisition or any other Investment permitted under Section 7.03, the purchase price for which was financed in whole or in part with the proceeds of equity contributions made to Holdings and contributed as Qualified Capital Stock to the Borrowers substantially concurrently therewith, the product obtained by multiplying (a) the percentage of the acquisition consideration for such Permitted Acquisition, such IP Acquisition or other Investment, as applicable, that is financed solely with such proceeds of equity contributions, by (b) the amount of any working capital or other purchase price adjustment received by Holdings, the Borrowers or any Subsidiary in respect of such Permitted Acquisition, IP Acquisition or other Investment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a notification that a Multiemployer Plan is in insolvency (within the meaning of Section 4245 of ERISA) or in “endangered or critical status” pursuant to Section 305 of ERISA; (d) the filing of a notice by the plan administrator of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA, a Pension Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, (h) the filing of an application for a minimum funding waiver with respect to a Pension Plan or (i) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i) of ERISA or Section 430(i) of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, (x) with respect to the Term Facility, the greater of (a) 1.00% per annum and (b) a rate per annum that shall not be negative determined by the Administrative Agent pursuant to the formula set forth below and (y) with respect to the Revolving Credit Facility, a rate per annum that shall not be negative determined by the Administrative Agent pursuant to the formula set forth below:

Eurodollar Rate =    _________LIBO Rate_________

1.00 - Eurodollar Rate Reserve Percentage

For purposes of this definition, “LIBO Rate” means, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates, “ICE LIBOR”) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate; provided that an Alternate Base Rate Loan that bears interest based on the Eurodollar Rate due to the operation of clause (c) of the definition of the term “Alternate Base Rate” shall constitute an Alternate Base Rate Loan rather than a Eurodollar Rate Loan.

“Eurodollar Rate Reserve Percentage” for any Interest Period for each Eurodollar Rate Loan means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default “ has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period (without duplication),

(a) Consolidated Net Income for such period, plus

(b) an amount equal to the aggregate amount of all noncash charges deducted in determining the Consolidated Net Income for such period, plus

(c) an amount (whether positive or negative) equal to the change in consolidated Current Liabilities of Holdings, the Borrowers and the Restricted Subsidiaries during such period, plus

(d) to the extent deducted in determining Excess Cash Flow in any previous period under clause (j) below, any amounts reimbursed to any Loan Party by the seller in a Permitted Acquisition or an IP Acquisition in the current period, plus

(e) to the extent not included in determining Consolidated Net Income for such period, the amount of any tax refunds received in cash by or paid in cash to or for the account of Holdings, the Borrowers and any Restricted Subsidiary during such period, less

(f) an amount equal to the aggregate amount of all noncash credits included in determining the Consolidated Net Income for such period, less

(g) an amount (whether positive or negative) equal to the change in consolidated Current Assets of Holdings, the Borrowers and the Restricted Subsidiaries during such period, less

(h) to the extent not deducted in determining Consolidated Net Income for such period, an amount equal to the aggregate amount of all Capital Expenditures made in cash by Holdings, the Borrowers and any Restricted Subsidiary during such period, in each case to the extent such payments were not and have not been funded with additional long-term Indebtedness (other than revolving Indebtedness) or any Specified Equity Contribution or the use of the Cumulative Amount, less

(i) an amount equal to the aggregate amount of all Required Principal Payments in respect of Indebtedness permitted under the terms of this Agreement made by Holdings, the Borrowers and the Restricted Subsidiaries during such period, in each case to the extent such payments were not and have not been funded with additional long-term Indebtedness (other than revolving Indebtedness) or any Specified Equity Contribution or the use of the Cumulative Amount, less

(j) to the extent not deducted in determining Consolidated Net Income for such period, any amount paid by the Loan Parties during such period that is reimbursable by a seller in a Permitted Acquisition or an IP Acquisition or other Investment in a third party permitted hereunder but which has not been so reimbursed as of the end of such period, less

(k) an amount equal to the aggregate amount of all Cash Distributions paid by the Borrowers during such period and permitted to be made by the terms of this Agreement (but excluding Cash Distributions paid pursuant to Section 7.06(j) or Section 7.06(i)), in each case to the extent such payments were not and have not been funded with additional long-term Indebtedness (other than revolving Indebtedness) or any Specified Equity Contribution or the use of the Cumulative Amount, less

(l) the aggregate amount of consideration paid in cash during such period with respect to a Permitted Acquisition or an IP Acquisition or other Investment in a third party permitted hereunder (or committed to be paid in cash during such period and anticipated to be made prior to the date the mandatory prepayment is required by Section 2.05(b)(i); provided, that any such amounts not actually used shall be added to the calculation of Excess Cash Flow in the subsequent Excess Cash Flow period), in each case to the extent such payments were not and have not been funded with additional long-term Indebtedness (other than revolving Indebtedness) or any Specified Equity Contribution or the use of the Cumulative Amount, less

(m) to the extent not deducted in determining Consolidated Net Income for such period, the amount of any indemnity, purchase price adjustment or earnout payments paid to a seller under any agreement governing a Permitted Acquisition or an IP Acquisition or other Investment in a third party Permitted hereunder, less

(n) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrowers or any Restricted Subsidiary during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income, in each case to the extent such payments were not and have not been funded with additional long-term Indebtedness (other than revolving Indebtedness) or any Specified Equity Contribution or the use of the Cumulative Amount, less

(o) the amount paid in cash during such period of all non-cash charges deducted in determining Consolidated Net Income in a prior fiscal year.

For avoidance of doubt, for purposes of calculating Excess Cash Flow for any period, for each Permitted Acquisition, each IP Acquisition and any other Investment in a third party permitted hereunder consummated during such period, (x) the Consolidated Net Income of a target of any Permitted Acquisition, any IP Acquisition or any other Investment in a third party permitted hereunder shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition, IP Acquisition or other Investment in a third party permitted hereunder, and (y) for the purposes of calculating the change in consolidated Current Assets and the Current Liabilities of the Borrowers, (A) the Current Assets of a target of such Permitted

Acquisition, IP Acquisition or other Investment in a third party permitted hereunder, as calculated as at the date of consummation of the applicable Permitted Acquisition, IP Acquisition or other Investment in a third party permitted hereunder, as the case may be, and (B) the Current Liabilities of a target of such Permitted Acquisition, IP Acquisition or other Investment in a third party permitted hereunder, as calculated as at the date of consummation of the applicable Permitted Acquisition, IP Acquisition or other Investment in a third party permitted hereunder, as the case may be, shall be included in the calculation of the Current Assets and the Current Liabilities of the Borrowers or any Restricted Subsidiary as if part thereof at the beginning of such Excess Cash Flow period.

“Excess Cash Flow De Minimis Amount” has the meaning specified in Section 2.05(b).

“Excess Net Cash Proceeds” has the meaning specified in Section 2.05(b).

“Excluded Lender” means (a) those persons that are direct competitors of the Borrowers and its Subsidiaries to the extent identified by the Borrowers or the Sponsor and/or its affiliates to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other persons separately identified by the Borrowers to the Administrative Agent by name in writing on or before March 23, 2018 or (c) in the case of clauses (a) or (b), any of their Affiliates, other than bona fide debt funds (except with respect to bona fide debt funds identified by name by the Borrowers to the Administrative Agent in writing on or before March 23, 2018 and their affiliates that are readily identified by name), that are readily identifiable as Affiliates solely on the basis of their name; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not an Excluded Lender at the time of the applicable assignment or participation, as the case may be; provided further that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates. Upon the request of any Lender in connection with an assignment or participation, the Administrative Agent shall inform such Lender as to whether a proposed participant or assignee is an Excluded Lender.

“Excluded Subsidiary” means any Subsidiary of a Loan Party that is (a) prohibited or restricted from providing a Guarantee of the Obligations by applicable Law (including, without limitation, (i) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations and (ii) any requirement to obtain governmental or regulatory authorization or third party consent, approval, license or authorization) whether on the Initial Closing Date or thereafter or contracts existing on the Initial Closing Date (or if the Subsidiary is acquired after the Initial Closing Date, on the date of such acquisition (so long as the prohibition is not created in contemplation of such acquisition)), (b) captive insurance companies, (c) not- for-profit entities, (d) special purpose entities or receivables subsidiaries, (e) Immaterial Subsidiaries, (f) other Subsidiaries as mutually agreed to by the Administrative Agent and the Borrowers, (g) solely with respect to any Obligation under any Secured Hedge Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary that is not a Qualified ECP Guarantor, (h) any Subsidiary to the extent the cost and/or burden of obtaining a Guarantee (including any adverse tax consequences) of the Obligations from such Subsidiary outweighs the benefit to the Lenders (as reasonably agreed among the Administrative Agent and the Borrowers), (i) a CFC, a U.S. Foreign Holdco or a Subsidiary of a CFC or a U.S. Foreign

Holdco, (j) any Securitization Subsidiary, or (k) any Subsidiary to the extent that the Borrowers have reasonably determined in good faith that a Guarantee of the Obligations by any such Subsidiary would reasonably be expected to result in adverse tax consequences to Holdings or any of its Subsidiaries and Affiliates. The Excluded Subsidiaries as of the Initial Closing Date are set forth on Schedule 1.01. For the avoidance of doubt, in no event shall the ML Target or the CRIF Target constitute an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 1(c) (the “keepwell” provision) of each of the Guaranties and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer (each, a “Recipient”), (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Recipient’s principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.06(m)), any U.S. withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.01(a), (d) Taxes attributable to a Recipient’s failure to comply with Section 3.01(e) or Section 3.01(f), and (e) any U.S. federal withholding Tax imposed under FATCA.

“Executive Order” has the meaning provided in Section 5.17(b).

“Extended Loans/Commitments” means Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a)(ii).

“Extended Revolving Credit Facility” means each Class of Extended Revolving Credit Commitments established pursuant to Section 2.17(a)(ii).

“Extended Revolving Credit Loans” has the meaning specified in Section 2.17(a)(ii).

“Extended Term Facility” means each Class of Extended Term Loans made pursuant to Section 2.17.

“Extended Term Loan Repayment Amount” has the meaning specified in Section 2.07(b).

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extending Lender” has the meaning specified in Section 2.17(b).

“Extension Agreement” has the meaning specified in Section 2.17(c).

“Extension Election” has the meaning specified in Section 2.17(b).

“Extension Request” means Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” means all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” means any Term Facility, the Revolving Credit Facility or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future United States Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) entered into to implement the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) that certain letter agreement, dated February 21, 2018 between Holdings and the Arrangers and the other parties thereto (as amended, restated, amended and restated, supplemented and/or modified from time to time), as amended by that certain the Amended and Restated Fee Letter, dated March 24, 2018, as further amended by that certain the Second Amended and Restated Fee Letter, dated April 5, 2018, and (ii) that certain amended and restated agent fee letter agreement, dated as of the Initial Closing Date, between Holdings and Antares Capital (as amended, restated, amended and restated, supplemented and/or modified from time to time).

“Financial Covenant” has the meaning specified in Section 7.10(b).

“First Lien Incremental Dollar Basket” has the meaning specified in the definition of Permitted Incremental Amount.

“First Lien Incremental Test Ratio” has the meaning specified in the definition of Permitted Incremental Amount.

“Fitch” means Fitch Ratings Ltd. and any successor thereto.

“Flood Hazard Property” has the meaning specified in Section 6.12(iv)(F).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Prepayment Event” has the meaning specified in Section 2.05(b)(v).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Indebtedness in respect of the Credit Extensions, in the case of the Borrowers, and all other Indebtedness of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Golub” means Golub Capital LLC.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(k).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, in the case of any Guarantee of the type set forth in clause (b) above, if recourse to such Person for such Indebtedness is limited to the assets subject to such Lien, then such Guarantee shall be a Guarantee hereunder solely to the extent of the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Holdings Guaranty and any Subsidiary Guaranty.

“Guarantors” means, collectively, (a) Holdings and any Subsidiary Guarantor and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (in each case, other than the Borrowers) under any Bank Product Agreement or Secured Hedge Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrowers. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor hereunder.

“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, radioactive materials, urea formaldehyde insulation, flammable or explosive substances, or pesticides.

“Hedge Bank” means any Person that is an Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing (or was an Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing at the time it entered into a Secured Hedge Agreement), in its capacity as a party to a Secured Hedge Agreement.

“Holdback Amount” has the meaning assigned to such term in the ML Acquisition Agreement as in effect on the date hereof.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.

“Holdings Guaranty” means the Guarantee made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“HQ Real Property” means the property located at 1620 Sunflower Avenue, Costa Mesa, CA 92626.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (x) having total assets in an amount equal or less than 5% of the consolidated total assets of Holdings, the Borrowers and the Restricted Subsidiaries and contributing equal or less than 5% of the Consolidated EBITDA of Holdings, the Borrowers and Restricted Subsidiaries taken as a whole as measured as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), and (y) whose contribution to Consolidated EBITDA or consolidated total assets, as applicable, in the aggregate with the contribution to Consolidated EBITDA or consolidated total assets, as applicable, of all other Restricted Subsidiaries constituting Immaterial Subsidiaries as measured as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b) equals or is less than 10% of Consolidated EBITDA or consolidated total assets, as applicable.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Commitments” means an Incremental Revolving Credit Commitment or an Incremental Term Commitment.

“Incremental Commitment Amendment” has the meaning specified in Section 2.14(e).

“Incremental Loan” means an Incremental Revolving Credit Loan or an Incremental Term Loan, as the context may require.

“Incremental Revolving Credit Commitment” means, any Revolving Credit Lender’s obligation to make an Incremental Revolving Credit Loan to the Borrowers pursuant to Section 2.14 in an aggregate principal amount not to exceed the amount set forth for such Revolving Credit Lender in the applicable Incremental Commitment Amendment.

“Incremental Revolving Credit Loan” means any incremental revolving credit loan made pursuant to a Revolving Credit Commitment Increase.

“Incremental Term Commitment” means, any Term Lender’s obligation to make an Incremental Term Loan to the Borrowers pursuant to Section 2.14 in an aggregate principal amount not to exceed the amount set forth for such Term Lender in the applicable Incremental Commitment Amendment.

“Incremental Term Loan” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Repayment Amount” has the meaning specified in Section 2.07(b).

“Incremental Test Ratios” has the meaning assigned to such term in the definition of Permitted Incremental Amount.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (except to the extent such obligations relate to trade payables and are satisfied within 60 days of incurrence);

(c) the Swap Termination Value under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable (including, without limitation, unsecured lines of credit for such trade accounts)) and other accrued expenses incurred in the ordinary course of business which are not outstanding for more than 90 days after the same are billed or invoiced or 120 days after the same are created and, for the avoidance of doubt, other than royalty payments made in the ordinary course of business in respect of non-exclusive licenses and earnouts that would not be required under GAAP to be referenced on the consolidated balance sheet of Holdings as a liability, without giving effect to references in the footnotes to Holdings’ consolidated financial statements);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the lower of (x) the value of such property securing such obligations and, (y) the amount of Indebtedness secured by such Lien;

(f) all Attributable Indebtedness and all Off-Balance Sheet Liabilities (for the avoidance of doubt, lease payments under leases for real property (other than capitalized leases) shall not constitute Indebtedness);

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than any payment made solely with Qualified Capital Stock of such Person) in respect of any Disqualified Stock of Parent, any Loan Party or any Subsidiary; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Costs” has the meaning specified in Section 9.05(a).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum to be used by the Arrangers in connection with the syndication of the Commitments and the Loans.

“Initial Closing Date” means May 31, 2018.

“Initial Closing Date Equity Contribution” has the meaning specified in Section 4.01(g).

“Initial Term Borrowing” means a borrowing consisting of the Initial Term Loans made by each of the Initial Term Lenders on the Initial Closing Date pursuant to Section 2.01(a).

“Initial Term Facility” means, at any time, the aggregate Initial Term Loan Commitments of all Lenders at such time, and includes, as the context may require, any Incremental Term Loans or the aggregate amount of term loans of any Class (or as applicable the aggregate commitments in respect thereof).

“Initial Term Lenders” means, at any time, any Lender that has an Initial Term Loan Commitment or an Initial Term Loan.

“Initial Term Loan Commitments” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Initial Term Loan Commitments on the Initial Closing Date is $245,000,000.

“Initial Term Loan Repayment Amount” has the meaning specified in Section 2.07(a).

“Initial Term Loans” means a term loan made by the Term Lenders on the Initial Closing Date to the Initial Borrower pursuant to Section 2.01(a).

“Initial Total Capitalization” has the meaning specified in Section 4.01(f).

“Intellectual Property Security Agreement” means an intellectual property security agreement, substantially in the form of Exhibit C to the Security Agreement, together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Note” means a subordinated intercompany note dated as of the date hereof, substantially in the form of Exhibit B attached hereto or any other form approved by the Borrowers and the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the “Collateral Agent” as defined in the Second Lien Credit Agreement, and acknowledged and agreed to by Holdings, Borrowers and the other Guarantors.

“Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Borrowing Notice, or, with the consent of all Lenders, twelve months thereafter if requested by the Borrowers in their Borrowing Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Scheduled Maturity Date of the Facility under which such Loan was made.

“Interpolated Rate” means in relation to the Eurodollar Rate Loans for any Loan, the rate which results from interpolating on a linear basis between: (a) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars for the longest period (for which that rate is available) which is less than the Interest Period and (b) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of or customer base of) such Person, or (d) a purchase or other acquisition constituting an IP Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Cumulative Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Cumulative Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Cumulative Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 7.03, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer. In the event that any Investment is made by Holdings the Borrowers or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.03.

“Investors” means, collectively, the Sponsor and such other Persons who become shareholders of the Parent from time to time after the Initial Closing Date upon notice to the Administrative Agent.

“IP Acquisition” has the meaning set forth in Section 7.03(q).

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance).

“Latest Maturity Date” means, with respect to the issuance or incurrence of any Indebtedness, the latest Maturity Date applicable to any Facility that is outstanding hereunder as determined on the date such Indebtedness is issued or incurred.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means an advance made by any L/C Issuer or any Revolving Credit Lender pursuant to Section 2.03(c).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Issuers” means Antares Capital and Golub (in each case acting through one or more of their respective branches or any respective Affiliate or designee thereof) in their capacity as issuers of Letters of Credit hereunder, any successor issuer of Letters of Credit hereunder and any other Lender that is approved by the Borrowers and the Administrative Agent to issue Letters of Credit, provided such Lender consents to issuing any such Letter of Credit. The term “L/C Issuers” means the applicable issuer of the relevant Letters of Credit as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, Article 29 of the UCP or similar terms applicable by law or expressed in such Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.03(c).

“LCA Election” means the Borrowers’ election to treat a specified acquisition as a Limited Condition Acquisition.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in substantially the form agreed between the Borrowers and an L/C Issuer from time to time.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j)(i).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility. The Letter of Credit Sublimit of each L/C Issuer as of the Initial Closing Date is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Letter of Credit Sublimit”.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge or preference or priority over assets or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition or investment permitted hereunder by the Borrowers or one or more of the Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that solely for the purpose of (i) measuring the relevant ratios and baskets with respect to the incurrence of any Indebtedness (including any Commitment Increase) or Liens or the making of any acquisitions or other Investments, Restricted Payments, payments under Section 7.12, Dispositions or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrowers have made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and, if after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket, representation or warranty, such ratio, basket, representation or warranty shall be deemed to have been complied with. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and the other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated.

“Loan” means an extension of credit by a Lender to the applicable Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) each L/C Related Document (other than any Letter of Credit), (vi) the Fee Letters, (vii) any Customary Intercreditor Agreement, (viii) the Intercreditor Agreement, and (ix) any other agreement, contract, letter, or other document, in each case, expressly delineated or identified as a “Loan Document” and executed in connection with this Agreement and the other Loan Documents, and (b) for purposes of the Guaranties, the Collateral Documents and the definition of “Obligations”, each Bank Product Agreement and each Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Holdings on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means (a) the occurrence of an event or condition that has had, or would reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, operations or financial condition of Holdings, the Borrowers and the Restricted Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of the Loan Parties to perform their obligations under any Loan Documents to which they are a party.

“Material IP Assets” means Intellectual Property of the Borrowers or any Subsidiary Guarantor the Disposition of which would be material to the operation of the business, taken as a whole, as determined in the reasonable discretion of the Borrowers.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the fifth anniversary of the Initial Closing Date (the “Scheduled Maturity Date” for the Revolving Credit Facility) and (ii) the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 2.06 or 8.02 or the acceleration of the Revolving Credit Loans pursuant to Section 8.02, (b) with respect to the Term Facility, the earlier of (i) the seventh anniversary of the Initial Closing Date (the “Scheduled Maturity Date” for the Term Facility) and (ii) the date of the acceleration of the Term Loans pursuant to Section 8.02, (c) with respect to any Incremental Term Loan, the earlier of (i) the stated maturity date thereof and (ii) the date of the acceleration of the Incremental Term Loan pursuant to Section 8.02, (d) with respect to any Incremental Revolving Credit Commitments, the earlier of (i) the stated maturity thereof and (ii) the date described in clause (a)(ii) above, (e) with respect to any Class of Extended Term Loans, the earlier of (i) the stated maturity thereof and (ii) the date of the acceleration of such Extended Term Loans pursuant to Section 8.02, (f) with respect to any Class of Extended Revolving Credit Commitments, the earlier of (i) the stated maturity thereof and (ii) the date described in clause (a)(ii) above, (g) with respect to any Class of Refinancing

Term Loans, the earlier of (i) the stated maturity thereof and (ii) the date of the acceleration of such Refinancing Term Loans pursuant to Section 8.02 and (h) with respect to any Class of commitments in respect of Refinancing Revolving Credit Loans, the earlier of (i) the stated maturity thereof and (ii) the date described in clause (a)(ii) above.

“Maximum Rate” has the meaning specified in Section 10.09.

“ML Acquisition” has the meaning assigned to such term in the preliminary statements hereto.

“ML Acquisition Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“ML Material Adverse Effect” means on the Initial Closing Date, a “Company Material Adverse Effect” as defined in the ML Acquisition Agreement (as in effect on March 23, 2018).

“ML Refinancing” means the refinancing or repayment of, and the termination or release of any Liens on the Collateral related to, all existing third party indebtedness for borrowed money of ML Target and its subsidiaries (which shall exclude letters of credit, local facilities, capital leases, purchase money Indebtedness and equipment financings, any Indebtedness permitted to remain outstanding under the ML Acquisition Agreement after the Initial Closing Date and certain other limited Indebtedness that the Arrangers, Administrative Agent and the Borrowers reasonably agree may remain outstanding after the Initial Closing Date).

“ML Specified Acquisition Agreement Representations” means the representations made by or with respect to ML Target and its subsidiaries in the ML Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or its Affiliates have the right (without regard to any notice requirement) to terminate Holdings’ (or such Affiliate’s) obligations under the ML Acquisition Agreement as a result of a breach of such representations in the ML Acquisition Agreement.

“ML Specified Payments” means all payments and obligations arising out of, relating to, or incurred in connection with the ML Acquisition Agreement and the Advisory Services Agreement to the extent set forth in the “sources and uses” provided to the Administrative Agent.

“ML Target” has the meaning assigned to such term in the preliminary statements hereto.

“ML Transactions” means, collectively, (a) the ML Acquisition, (including all transactions contemplated thereunder), (b) the consummation of the Initial Closing Date Equity Contribution, (c) the entering into the Loan Documents by the Loan Parties, the borrowings thereunder on the Initial Closing Date and the application of the proceeds thereof as contemplated hereby and thereby, (d) the entering into the Second Lien Loan Documents by the Loan Parties, the borrowings thereunder on the Initial Closing Date and the application of the proceeds thereof as contemplated thereby, (e) the payment of the ML Specified Payments, (f) the consummation of the ML Refinancing and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, deed to secure debt or similar document, as applicable, together with any assignment of leases and rents referred to therein, in each case in form and substance reasonably satisfactory to the Agents.

“Mortgage Policy” means an ALTA extended coverage lender’s policy of title insurance or such other form of policy as the Administrative Agent may require, in each case from an issuer, in such amount and with such coverages and endorsements as the Administrative Agent may reasonably require and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Properties” the properties listed on Schedule 6.12 hereto and all other real properties that are subject to a Mortgage in favor of the Collateral Agent from time to time; provided that the HQ Real Property shall not at any time be a “Mortgaged Property” and Holdings, the Borrowers and its Subsidiaries shall not be obligated to Mortgage the HQ Real Property.

“Multiemployer Plan” means any “multiemployer plan” of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or with respect to which a Loan Party otherwise has or could reasonably expect to have liability with respect thereto.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any Restricted Subsidiary (including any Disposition of Equity Interests in any Subsidiary of the Borrowers), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness and any interest and other amounts payable thereon that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction (other than Indebtedness under the Loan Documents or Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations), (B) the reasonable out-of-pocket fees and expenses incurred by any Loan Party or such Restricted Subsidiary in connection with such transaction, (C) taxes (or, without duplication, Restricted Payments in respect of such taxes) reasonably estimated to be actually payable within one year of the date of the relevant transaction as a result of any gain recognized in connection therewith (provided that any such estimated taxes not actually due or payable by the end of such one-year period shall constitute Net Cash Proceeds upon the earlier of the date that such taxes are determined not to be actually payable and the end of such one-year period), including as a result of any necessary repatriation of funds, and (D) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Disposition (as determined in good faith by such Loan Party or Restricted Subsidiary) undertaken by any Loan Party or any Restricted Subsidiary of a Loan Party in connection with such Disposition, provided that to the extent that any such amount ceases to be so reserved, the amount thereof shall be deemed to be Net Cash Proceeds of such Disposition at such time; and

(b) with respect to the incurrence or issuance of any Indebtedness or Equity Interests by any Loan Party or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees and expenses, incurred by such Loan Party or such Restricted Subsidiary in connection therewith; provided that “Net Cash Proceeds” shall not include the cash proceeds of any issuance of Equity Interests (directly or indirectly) to the Investors or their Affiliates by Holdings to the extent that the net proceeds thereof shall have been used by the Borrowers and any Restricted Subsidiary to make Permitted Investments or are returned to such Investors or Affiliates pursuant to Section 7.06(i).

“Non-Core Assets” means, in connection with any Permitted Acquisition or an IP Acquisition permitted hereunder, non-core assets (excluding any Equity Interests) acquired as part of such Permitted Acquisition or IP Acquisition, as applicable, to the extent (and only to the extent that) (a) the Total Consideration for such non-core assets does not exceed 10% of the aggregate amount of the Total Consideration for such Permitted Acquisition or IP Acquisition, as applicable, (b) the Consolidated EBITDA associated with such non-core assets (“Non-Core Assets Consolidated EBITDA”) does not exceed 10% of the aggregate amount of Consolidated EBITDA for such Permitted Acquisition or IP Acquisition, as applicable, (as calculated as of the date of consummation of such Permitted Acquisition or IP Acquisition, as applicable,) and (c) on or prior to the consummation of such Permitted Acquisition or IP Acquisition, as applicable, the Borrowers shall have delivered to the Administrative Agent an Officers’ Certificate identifying in reasonable detail such non-core assets and certifying that such non-core assets comply with this definition (which Officers’ Certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Non-Core Assets Consolidated EBITDA” has the meaning provided in the definition of “Non-Core Assets”.

“Non-Debt Fund Affiliates” means any affiliate of Holdings other than (i) Holdings or any Subsidiary of Holdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Financial Entity” has the meaning specified in Section 10.06(b).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Termination” has the meaning specified in Section 2.03(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or Secured Hedge Agreement and all Bank Product Obligations and all L/C Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities, settlement amounts and other termination payments and other amounts payable by any Loan Party under any Loan Document (including any Bank Product Agreement, any Secured Hedge Agreement and any L/C Related Agreement) and (b) the obligation of any Loan Party to reimburse any amount in respect of any obligation described in clause (a) that any Lender, in its sole discretion to the extent not expressly prohibited by the Loan Documents, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means, collectively, the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and any Restricted Subsidiary in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any Restricted Subsidiary in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any Restricted Subsidiary, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Offer Process” has the meaning set forth in Section 10.06(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes (including any intangible or mortgage recording taxes), charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Pari Passu Incremental Test Ratio” has the meaning assigned to such term in the definition of Permitted Incremental Amount.

“Parent” means Project Angel Parent, LLC, a Delaware limited liability company.

“Participant Register” has the meaning specified in Section 10.06(h).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning set forth in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute or could reasonably expect to have liability with respect thereto, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years if a Loan Party has or could reasonably expect to have liability with respect thereto.

“Permitted Acquisition” means any consensual transaction or series of related transactions by the Borrowers or any Restricted Subsidiary for the direct or indirect (a) acquisition of all or substantially all of the Property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) subject to Section 7.04, merger, amalgamation or consolidation or any other combination with any person (in each case excluding, for the avoidance of doubt, the CRIF Acquisition), if each of the following conditions is met, or if the Required Lenders have otherwise consented in writing thereto:

(i) no Event of Default has occurred and is continuing at the time the definitive agreement for such acquisition is executed;

(ii) the persons or business to be acquired (other than Non-Core Assets, if any, with respect to such acquisition) shall be, or shall be engaged in, a business of the type that the Borrowers and the Restricted Subsidiaries are then permitted to be engaged in under Section 7.07;

(iii) if applicable, no later than five (5) Business Days prior to the proposed date of consummation of the transaction (or such shorter period as determined by the Administrative Agent in its sole discretion), the Borrowers shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate with respect to any Non-Core Assets, that such transaction complies with the definition thereof;

(iv) to the extent that any Specified Acquired Property is to be acquired (or is acquired) pursuant to such proposed transaction or series of related proposed transactions, it shall be acquired by a Restricted Subsidiary (or an Unrestricted Subsidiary so long as the requirements in Section 7.03 governing investments in an Unrestricted Subsidiary are satisfied) and the Total Consideration paid (or payable) with respect to such Specified Acquired Property shall not exceed, together with the amount of Total Consideration paid (or payable) for any other Specified Acquired Property acquired pursuant to a Permitted Acquisition or any IP Acquisition after the Initial Closing Date, $40,000,000 in the aggregate plus the Cumulative Amount available on the date such acquisition is made; and

(v) (a) in the case of an acquisition of all or substantially all of the Property of any person (other than the Specified Acquired Property), the person making such acquisition is the Borrowers or a Restricted Subsidiary (or a newly formed entity created to consummate the acquisition and directly or indirectly controlled by Parent), or upon consummation of the Permitted Acquisition becomes, a Subsidiary Guarantor pursuant to the requirements of and only to the extent required by Section 6.12, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any person (other than the Specified Acquired Property), both the person making such acquisition and the person directly so acquired is the Borrowers or a Restricted Subsidiary, or upon consummation of the Permitted Acquisition becomes, a Subsidiary Guarantor pursuant to the requirements of and only to the extent required by Section 6.12, and (c) in the case of a merger, amalgamation or consolidation or any other combination with any person (other than the Specified Acquired Property), the person surviving such merger, amalgamation consolidation or other combination is the Borrowers or a Restricted Subsidiary, or upon consummation of the Permitted Acquisition becomes, a Restricted Subsidiary pursuant to the requirements of and only to the extent required by Section 6.12.

“Permitted Cumulative Amount Usage” has the meaning assigned to such term in the definition of “Cumulative Amount”.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrowers and/or the Guarantors in the form of one or more series of senior secured notes, bonds or debentures or loans; provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is not junior and not senior to the Liens securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Guarantors and, with respect to the Borrowers, only guaranteed by entities that are Guarantors of the Borrowers’ Obligations and (iv) the Borrowers, the other Loan Parties, the holders of such Indebtedness (or their representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens securing such obligations shall not rank junior or senior to the Liens securing the Obligations (but without regard to the control of remedies). Permitted Equal Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” mean the Sponsor, the other shareholders of Parent on the Initial Closing Date and their respective Affiliates of such Person (excluding any portfolio companies or similar Persons that are Controlled by such Person); provided that for purposes of determining whether a Repricing Transaction has occurred, “Permitted Holders” shall not include any such Affiliate of the Sponsor that is Controlled by the Sponsor.

“Permitted Incremental Amount” means the sum of (i) the greater of (x) $50,000,000 (provided, that if the Delayed Draw Closing Date occurs, such amount shall be increased to $65,000,000) and (y) 100% of Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) or Section 6.01(b) (the “Incremental Dollar Basket”) less the aggregate principal amount of Permitted Incremental Equivalent Debt issued, incurred or otherwise obtained in reliance on this clause (i) and less the aggregate principal amount of Indebtedness incurred under the Second Lien Incremental Dollar Basket (as defined in the Second Lien Credit Agreement); plus (ii) an unlimited amount such that, after giving Pro Forma effect to such Commitment Increase (assuming any concurrently established Revolving Credit Commitment Increase is fully drawn), (x) if such Commitment Increase is secured on a “first lien” basis, the Consolidated First Lien Net Leverage Ratio, shall be no greater than 5.00:1.00 (the “First Lien Incremental Test Ratio”), (y) if such Commitment Increase is secured on a junior lien basis, the Consolidated Net Leverage Ratio, shall be no greater than 7.00:1.00 (the “Junior Lien Incremental Test Ratio”), and (z) if such Commitment Increase is unsecured, the Consolidated Net Leverage Ratio shall be no greater than 7.00:1.00 (the “Unsecured Incremental Test Ratio”

and together with the First Lien Incremental Test Ratio and the Junior Lien Incremental Test Ratio, the “Incremental Test Ratios”); provided, that for purposes of such calculation of the Consolidated First Lien Net Leverage Ratio and Consolidated Net Leverage Ratio, as applicable, (A) the proceeds of the applicable Commitment Increase shall not be included in the determination of Unrestricted Cash and Cash Equivalents and (B) such ratio is calculated as of the last day of the most recently ended fiscal quarter for which financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) or Section 6.01(b); and plus (iii) all voluntary prepayments of Term Loans, Incremental Term Loans, Revolving Credit Loans, Permitted Incremental Equivalent Debt and Incremental Revolving Credit Loans (to the extent accompanied by a permanent reduction of the Commitments under the Revolving Credit Facility or any Incremental Revolving Credit Loan facility, as applicable) in each case to the extent not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) prior to the date of determination; provided, that if amounts incurred under clause (ii) are incurred concurrently with amounts under the Incremental Dollar Basket and/or clause (iii) above, the Consolidated First Lien Net Leverage Ratio shall be permitted to exceed the First Lien Incremental Test Ratio and the Consolidated Net Leverage Ratio shall be permitted to exceed the Junior Lien Incremental Test Ratio or the Unsecured Incremental Test Ratio, as applicable, to the extent of such amounts incurred in reliance on the Incremental Dollar Basket and/or clause (iii) above, on terms agreed between the Borrowers and the Lenders providing such Commitment Increase (it being understood that (A) if the applicable Incremental Test Ratio is met, then at the election of the Borrowers, any Commitment Increase may be incurred under clause (ii) above regardless of whether there is capacity under the Incremental Dollar Basket and/or clause (iii) above, (B) the Borrowers shall be deemed to have used amounts under clause (iii) above prior to utilization of amounts under the Incremental Dollar Basket, (C) Commitment Increases may be incurred under any combination of clauses (i), (ii), and/or (iii) above and the proceeds from any Commitment Increase may be utilized in a single transaction by first calculating the incurrence under clause (ii) above (without giving effect to any incurrence under clause (i) and/or clause (ii) above) and then calculating the incurrence under the Incremental Dollar Basket and/or clause (iii) above, and (D) any portion of any amounts incurred under the Incremental Dollar Basket and/or clause (iii) above shall be automatically reclassified as incurred under clause (ii) above if the applicable Incremental Test Ratio is met at the time of such election); provided, further, to the extent the proceeds of any Commitment Increase are intended to be applied to finance a Limited Condition Acquisition, the Consolidated First Lien Net Leverage Ratio or Consolidated Net Leverage Ratio, as applicable, shall be tested in accordance with the last sentence of the definition of “Limited Condition Acquisition”.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrowers (which may be guaranteed by any other Loan Party) in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), pari passu, junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) or a junior priority basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of a Commitment Increase; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Permitted Incremental Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Guarantor and, with respect to the Borrowers, only be guaranteed by entities that are Guarantors of the Borrowers’ Obligations, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to an applicable Customary Intercreditor Agreement, (v) if such Permitted Incremental Equivalent Debt is (a) secured on a pari passu basis with the Obligations, such Permitted Incremental Equivalent Debt shall have a final maturity date equal to or later than the Latest Maturity Date then in effect with respect to, and have a Weighted Average Life to Maturity equal to or longer than, the Weighted Average Life to Maturity of, the Class of outstanding Term Loans with the then Latest Maturity Date or Weighted Average Life to Maturity, as the case may be and (b) unsecured or secured on a junior basis to the Obligations, such Permitted Incremental Equivalent Debt shall have a final maturity date at least ninety-one (91) days after the Latest Maturity Date then in effect with respect to the Class of outstanding Term Loans with the then Latest Maturity Date, (vi) such Permitted Incremental Equivalent Debt is on terms and conditions (other than pricing, rate floors, discounts, fees and operational redemption provisions) that are (A) not materially less favorable (taken as a whole and as determined in good faith by the Borrowers) to the Borrowers than, those applicable to the Term Loans (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date), (B) current market terms and conditions (taken as a whole and as determined in good faith by the Borrowers) at the time of incurrence or issuance or (C) otherwise reasonably acceptable to the Administrative Agent, but unless the existing Term Loans receive the benefit of any more restrictive terms, such terms and conditions shall apply only after the Latest Maturity Date of the Term Facility; provided, that, such terms and conditions shall not provide for (I) in the case of any such Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations, any amortization that is greater than the amortization required under the Term Facility or any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund that is greater than the mandatory prepayments required under the Term Facility prior to the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Incremental Equivalent Debt or (II) in the case of any such Permitted Incremental Equivalent Debt that is unsecured or secured on a junior basis to the Obligations, any amortization or any mandatory prepayment prior to the date that is 91 days after the Latest Maturity Date of the Term Loans other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, and customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow; provided further that, in no event shall any such customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase be greater than the mandatory prepayments required hereunder (unless this Agreement is amended to provide the Loans and Letters of Credit hereunder with such additional prepayments, repurchases and redemptions), and (vii) if such Permitted Incremental Equivalent Debt is in the form of loans that are secured on a pari passu basis to the Obligations, such Permitted Incremental Equivalent Debt shall be subject to a “most favored nation” pricing adjustment consistent with that described in Section 2.14(a)(v) as a result of the incurrence of such Permitted Incremental Equivalent Debt.

“Permitted Investments” means Permitted Acquisitions permitted under Section 7.03(i) and IP Acquisitions permitted under Section 7.03(q).

“Permitted IPO Reorganization” means any transactions or actions taken in connection with and reasonably related to consummating an initial public offering, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral and the value of the Guarantees given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Borrowers in good faith).

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrowers and/or the Guarantors in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a junior priority basis to the Liens securing the Obligations (and must be secured on a pari passu basis with the Liens securing the Second Lien Obligations) and is not secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and any other obligations that are permitted hereunder to be secured on a pari passu basis with the Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens securing such obligations shall rank junior to the Liens securing the Obligations, and (iv) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Guarantors and, with respect to the Borrowers, only be guaranteed by entities that are Guarantors of the Borrowers’ Obligations. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means Liens permitted under Section 7.01 of this Agreement.

“Permitted Refinancing Indebtedness” means Indebtedness (“Refinancing Indebtedness”) issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace Indebtedness existing at any time (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued, capitalized or unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantees thereof and security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such Refinancing Indebtedness, (e) such Refinancing Indebtedness shall not be secured by any Collateral except that such Refinancing Indebtedness may be secured with the same (or less) assets, if any, that constituted collateral for the applicable Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing and (f) such Refinancing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are no less favorable to the Borrowers or the applicable Restricted Subsidiary and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property or other property consummated by the Borrowers or any Restricted Subsidiary after the Initial Closing Date; provided that any such Sale Leaseback that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party, must be consummated for fair value as determined at the time of consummation in good faith by the Borrowers or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrowers or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Reorganization” means any reorganizations and other activities and actions related to tax planning and reorganization, so long as, after giving effect thereto the security interest of the Lenders in the Collateral and the value of the Guarantees given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Borrowers in good faith).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrowers and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, (ii) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Guarantors and, with respect to the Borrowers, only be guaranteed by entities that are Guarantors of the Borrowers’ Obligations and (iii) if such Indebtedness is subordinated in right of payment to the Obligations, such Indebtedness is subject to an intercreditor agreement or subordination agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust (including a business trust), joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established, sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Prime Rate” means the prime commercial rate of interest per annum last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent) as its “prime rate”.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Pro Forma Events (including, to the extent applicable, the Transactions, but excluding any investments, acquisitions and dispositions in the ordinary course of business), restructuring or other cost saving actions and synergies shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant and all definitions (including Consolidated EBITDA) used for purposes of any financial covenant or test hereunder shall be determined subject to pro forma adjustments which are attributable to such event or events, which may include the amount of run rate cost savings, operating expense reductions and cost synergies projected by the Borrowers in good faith to result from or relating to any Pro Forma Event (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected or projected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrowers and certified by a Financial Officer of the Borrowers) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected or projected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included (without duplication of any amounts that are otherwise added back in computing Consolidated EBITDA or any other components thereof) in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized) relating to such Pro Forma Event; provided that such amounts are either (A) of a type consistent with those set forth in the Sponsor Model, (B) are factually supportable and projected by the Borrowers in good faith to result from actions that have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 24 months following such Pro Forma Event, transaction or initiative, (C) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities And Exchange Commission (or any successor agency), or (D) are recommended (in reasonable detail) by any due diligence quality of earnings report conducted by financial advisors (which financial advisors are (i) nationally recognized or (ii) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by the Borrowers. The Borrowers may estimate GAAP results if the financial statements with respect to a Permitted Acquisition or an IP Acquisition are not maintained in accordance with GAAP, and the Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Loan Parties. Notwithstanding anything herein or in any other Loan Document to the contrary, when calculating any ratios or tests for purposes of the incurrence of Incremental Loans, Permitted Incremental Equivalent Debt, Indebtedness under Sections 7.02(k) and (t), equivalent types of Indebtedness to the foregoing under the Second Lien Loan Documents or any other financial or leverage ratio-based incurrence Indebtedness, the cash and Cash Equivalents that are proceeds from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test.

“Pro Forma Event” means (a) the ML Acquisition, (b) the CRIF Acquisition, (c) any increase in (x) Commitments pursuant to Section 2.14 and (y) Commitments (as defined in the Second Lien Credit Agreement) pursuant to Section 2.14 of the Second Lien Credit Agreement, (d) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (e) any IP Acquisition, (f) any Disposition, (g) any disposition of all or substantially all of the assets or all the Equity Interests of any Restricted Subsidiary of the Borrowers (or any business unit, line of business or division of Holdings or any of the Restricted Subsidiaries of the Borrowers for which financial statements are available) not prohibited by this Agreement, (h) any designation of a Subsidiary as an Unrestricted Subsidiary or a re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (i) discontinued divisions or lines of business or operations or (j) any other similar events occurring or transactions consummated during the period (including (x) any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition, IP Acquisition, Investment permitted hereunder or Disposition, assuming such Indebtedness bears interest during any portion of the applicable period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period and (y) any restructuring, operating expense reduction, cost savings and similar initiatives reasonably elected to be taken).

“Prohibited Person” means (x) any person or party with whom citizens or permanent residents of the United States, persons (other than individuals) organized under the laws of the United States or any jurisdiction thereof and all branches and subsidiaries thereof, persons physically located within the United States or persons otherwise subject to the jurisdiction of the United States are restricted from doing business under regulations of OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List) or pursuant to any other law, rules, regulations or other official acts of the United States and (y) any person or party that resides, is organized or chartered, or has a place of business in a country or territory that is subject to comprehensive territory wide or country wide Anti-Terrorism Laws. As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/. Prohibited Person also includes persons on the UN sanction list and the EU consolidated list available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm and http://www.hm- treasury.gov.uk/fin_sanctions_index.htm.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Official” means a person acting in an official capacity for or on behalf of any Governmental Authority, state-owned or controlled entity, public international organization, or political party; or any party official or candidate for political office.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings, in each case, of its Qualified Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrowers shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings, the Borrowers and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by Holdings, the Borrowers or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrowers); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrowers) and may include standard securitization undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, the Borrowers or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Receivables Assets” means (a) any trade or accounts receivable owed to Holdings, the Borrowers or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such trade or accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such trade or accounts receivable, all records with respect to such trade or accounts receivable and any other assets customarily transferred together with trade or accounts receivables in connection with a non-recourse trade or accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrowers to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between Holdings, the Borrowers or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) Holdings, the Borrowers or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) trade or accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such trade or accounts receivable, not to exceed 10% of the face value thereof, (b) the obligations of Holdings, the Borrowers or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for customary repurchase obligations) to Holdings, the Borrowers and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrowers) and may include standard securitization undertakings, and shall include any guaranty in respect of such arrangement.

“Reference Date” has the meaning assigned to such term in the definition of “Cumulative Amount”.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Indebtedness” has the meaning specified in the definition of “Permitted Refinancing Indebtedness”.

“Refinanced Revolving Credit Loans “ has the meaning specified in Section 2.18.

“Refinanced Term Loans” has the meaning specified in Section 2.18.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrowers executed by each of (a) Holdings, the Borrowers (and to the extent it directly and adversely affects the rights or obligations of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent) and (b) each Additional Lender that agrees to provide any portion of the Permitted Equal Priority Refinancing Debt in the form of loans (and corresponding commitments) being incurred pursuant thereto, in accordance with Section 2.18. In the event a Refinancing Amendment is effected without the consent of the Administrative Agent and to which the Administrative Agent is not a party, the Borrowers shall furnish a copy of such Refinancing Amendment to the Administrative Agent.

“Refinancing Indebtedness” has the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Refinancing Revolving Credit Loans” has the meaning specified in Section 2.18.

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.18.

“Refinancing Term Loans” has the meaning specified in Section 2.18.

“Refinancing Term Loan Repayment Amount” has the meaning specified in Section 2.07(b).

“Register” has the meaning specified in Section 10.06(f).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for- dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the environment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, controlling persons, trustees, auditors, professional consultants, representatives, equity holders, portfolio management services, attorneys and advisors of such Person and of such Person’s Affiliates and the successors and assigns of each such Person.

“Repayment Amount” means an Initial Term Loan Repayment Amount, a Delayed Draw Term Loan Repayment Amount, an Extended Term Loan Repayment Amount, an Incremental Term Loan Repayment Amount and a Refinancing Term Loan Repayment Amount scheduled to be repaid on any date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Premium” means a fee in an amount equal to 1.00% of the aggregate principal amount of all Term Loans of Term Lenders prepaid, refinanced, substituted or replaced in connection with a Repricing Transaction or otherwise subject to a Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

“Repricing Transaction” means, other than in connection with (x) a Significant Acquisition, (y) Qualifying IPO or (z) the occurrence of a Change of Control, (i) any prepayment or repayment of any Term Loans pursuant to Sections 2.05(a) or (b) with the proceeds of, or any conversion of the Term Loans into, any new or replacement tranche of term loans bearing interest at an Effective Yield less than the Effective Yield applicable to the Term Loans (as such comparative Effective Yields are reasonably and mutually determined by the Administrative Agent and the Borrowers) and (ii) any amendment to this Agreement that reduces the Effective Yield applicable to the then existing Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, a conversion of Loans from one Type to the other or continuation of Eurodollar Rate Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Financials” means (a) audited financial statements of ML Target for the most recently completed fiscal year ended at least ninety (180) days before the Initial Closing Date, and (b) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to ML Target and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least sixty (60) days before the Initial Closing Date.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) for all Facilities plus (b) aggregate unused Delayed Draw Term Loan Commitments, plus (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment or unused Delayed Draw Term Loan Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Funded Debt made during such period.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, plus (b) the Outstanding Amount of all L/C Obligations at such time plus (c) the aggregate unused Revolving Credit Commitments at such time; provided, however, that the unused Revolving Credit Commitment of, the aggregate principal amount of the Revolving Credit Loans outstanding and owing to, and the Applicable Percentage of the Outstanding Amount of all L/C Obligations of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrowers or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrowers’ stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary of the Borrowers other than an Unrestricted Subsidiary. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” means a Restricted Subsidiary of the Borrowers.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligations to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Revolving Credit Commitments on the Initial Closing Date is $35,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding Revolving Credit Loans, plus (b) the aggregate amount at such time of its L/C Exposure.

“Revolving Credit Extension Request” has the meaning specified in Section 2.17(a)(ii).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b) and includes, as the context may require, any Incremental Revolving Credit Loans, Refinancing Revolving Credit Loans or Extended Revolving Credit Loan and, as so defined, includes an Alternate Base Rate Loan or a Eurodollar Rate Loan, each of which is a Type of Revolving Credit Loan hereunder.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrowers or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Maturity Date” has the meaning specified in the definition of Maturity Date.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“Second Lien Delayed Draw Commitments” means the “Delayed Draw Term Loan Commitments” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement, the Intercreditor Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance therewith and with the Intercreditor Agreement).

“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Secured Hedge Agreement” means any interest rate or foreign currency exchange rate Swap Contract that is entered into by and between the Borrowers or any Restricted Subsidiary and any Hedge Bank.

“Secured Hedging Obligation” means all Obligations arising under any Secured Hedge Agreement or otherwise with respect thereto.

“Secured Parties” means, collectively, the Agents, the Arrangers, the Lenders, each L/C Issuer, the Bank Product Providers and the Hedge Banks.

“Securitization Asset” means (a) any trade or accounts receivables or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Holdings, the Borrowers or any Restricted Subsidiary in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by Holdings, the Borrowers or any Restricted Subsidiary pursuant to which Holdings, the Borrowers or any Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of Holdings or any of its Subsidiaries.

“Securitization Subsidiary” means any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets.

“Security Agreement” means a security agreement substantially in the form of Exhibit G hereto, together with each other security agreement and Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Significant Acquisition” means any Permitted Acquisition the aggregate consideration with respect to which equals or exceeds $200,000,000.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities as the same become due and payable. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(k).

“Specified Acquired Property” means (a) any person that does not, upon the consummation of the Permitted Acquisition or IP Acquisition, become a Subsidiary Guarantor and (b) Property acquired in connection with any Permitted Acquisition or any IP Acquisition that is not made subject to the Lien of the Security Documents in accordance with Section 6.12.

“Specified Equity Contribution” has the meaning set forth in Section 7.10(b).

“Specified Event of Default” means an Event of Default under Sections 8.01(a) or (f).

“Specified Existing Revolving Credit Commitment Class” has the meaning specified in Section 2.17(a)(ii).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 1(c) of each of the Guaranties).

“Specified Payments” means, collectively, the ML Specified Payments and the CRIF Specified Payments.

“Specified Representations” means the representations and warranties made by the Borrowers and the Guarantors on the Initial Closing Date or the Delayed Draw Closing Date, as applicable, with respect to Section 5.01(a), Section 5.01(b)(ii), Section 5.02(a), Section 5.02(b), Section 5.04, Section 5.13, Section 5.16, Section 5.17(a), Section 5.17(b), Section 5.18(a) and Section 5.19.

“Sponsor” means Thoma Bravo, LLC and investment Affiliates of Thoma Bravo, LLC that are controlled by Thoma Bravo, LLC (excluding any portfolio companies or similar Persons).

“Sponsor Model” means the “bank case” projection model delivered by Sponsor to the Administrative Agent on March 21, 2018.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantors” means each Restricted Subsidiary that executes and delivers the Subsidiary Guaranty and any applicable Collateral Documents as of the Initial Closing Date or that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Subsidiary Guaranty” means any guaranty and guaranty supplement delivered pursuant to Section 6.12, substantially in the form of Exhibit F-2.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Arranger, a Lender or any Affiliate of an Arranger or a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means, as applicable, any Initial Term Borrowing or Delayed Draw Term Borrowing.

“Term Commitment” means, as to each Lender, its Initial Term Loan Commitments and Delayed Draw Term Loan Commitments.

“Term Commitment Increase” has the meaning specified in Section 2.14(a).

“Term Facility” means, at any time, the aggregate Initial Term Loans or Initial Term Loan Commitments, and/or Delayed Draw Term Loans or Delayed Draw Term Loan Commitments, as applicable, of all Lenders at such time, and includes, as the context may require, any Extended Term Loans, any Refinancing Term Loans or Incremental Term Loans or the aggregate amount of term loans of any Class (or as applicable the aggregate commitments in respect thereof).

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan, a Lender of any Incremental Term Loans, a Lender of any Refinancing Term Loan, an Extending Lender of any Extended Term Facility or any Lender under any Term Facility of another Class (including the Delayed Draw Term Lenders, after giving effect to Section 2.02(h)).

“Term Loan” has the meaning specified in Section 2.01(a), and includes, as the context may require, any Incremental Term Loans, Refinancing Term Loan or any Extended Term Loan and, as so defined, includes an Alternate Base Rate Loan or a Eurodollar Rate Loan, each of which is a Type of Term Loan hereunder; provided that each Term Loan that is an Alternate Base Rate Loan must be a Dollar denominated Alternate Base Rate Loan.

“Term Loan Extension Request” has the meaning specified in Section 2.17(a).

“Term Note” means a promissory note of the Borrowers payable to any Term Lender, substantially in the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” means $20,000,000.

“Total Capitalization” has the meaning given to such term in Section 4.02(e).

“Total Consideration” means (without duplication), with respect to a Permitted Acquisition or an IP Acquisition, the sum of (a) cash paid as consideration to the seller in connection with such Permitted Acquisition or IP Acquisition, (b) indebtedness payable to the seller in connection with such Permitted Acquisition or IP Acquisition other than earn-out payments not in excess of 15% of the total acquisition consideration paid for such Permitted Acquisition or IP Acquisition, (c) the present value of future payments which are required to be made over a period of time and are not contingent upon Holdings or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Alternate Base Rate), and (d) the amount of indebtedness assumed in connection with such Permitted Acquisition or IP Acquisition minus (e) the aggregate principal amount of equity contributions made to Holdings the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition or IP Acquisition and (f) any cash and Cash Equivalents on the balance sheet of the Acquired Entity (immediately prior to its acquisition) acquired as part of the applicable Permitted Acquisition (to the extent such Acquired Entity becomes a Loan Party and complies with the requirements of Section 6.12) or as part of the property and assets acquired as part of the IP Acquisition by a Loan Party; provided that Total Consideration shall not include any consideration or payment (x) paid by Parent or its Subsidiaries directly in the form of equity interests of the Parent or the entity consummating a Qualifying IPO (other than Disqualified Stock), or (y) funded by cash and Cash Equivalents generated by any Foreign Subsidiary that is a Restricted Subsidiary. If any cash on the balance sheet of a foreign Acquired Entity is paid or distributed to its direct or indirect shareholders, in part, as acquisition consideration in connection with a Permitted Acquisition or an IP Acquisition, then the amount that is included in the Total Consideration calculation shall be reduced by such cash amount distributed or paid.

“Total Delayed Draw Term Loan Commitment” shall mean the sum of the Delayed Draw Term Loan Commitments of all Lenders.

“Total Outstandings” under any Facility means the aggregate Outstanding Amount of all Loans under such Facility and in the case of the Revolving Credit Facility, all L/C Obligations.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, Delayed Draw Term Loan Commitments and, if applicable, any Term Commitment Increase, Replacement Term Loan Commitments, Refinancing Term Loan Commitments, or commitments in respect of Extended Term Loans, in each case, of all the Lenders.

“Transactions” means, collectively, (a) the ML Transactions and (b) the CRIF Transactions.

“Type” means, with respect to a Loan, its character as an Alternate Base Rate Loan or a Eurodollar Rate Loan.

“Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Agents, any L/C Issuer, any Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrowers (with a copy to the Administrative Agent) within 5 Business Days after the Borrowers’ request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by any applicable Law or any order of any Governmental Authority); provided that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Unreimbursed Amount” has the meaning specified in Section 2.03(e).

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents of the Borrowers and the Restricted Subsidiaries (a) that are free and clear of all Liens (other than Liens created under the Collateral Documents for the benefit of all of the Secured Parties, the Liens created under the Second Lien Loan Documents and Liens described in Section 7.01(j)) and (b) that are not subject to any restrictions on the use thereof to repay the Loans and other Obligations of any of the Loan Parties or any of their respective Restricted Subsidiaries under this Agreement or the other Loan Documents.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrowers which is designated after the Initial Closing Date as an Unrestricted Subsidiary by the Borrowers pursuant to Section 6.17(a) and which has not been re-designated as a Restricted Subsidiary pursuant to Section 6.17(b) and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Initial Closing Date, none of the Subsidiaries of the Borrowers are Unrestricted Subsidiaries.

“Unsecured Incremental Test Ratio” has the meaning assigned to such term in the definition of Permitted Incremental Amount.

“U.S. Foreign Holdco” means any Subsidiary that does not own any material assets other than Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning specified in Section 2.14.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the applicable Loan Party and not in the individual capacity of such officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Holdings’ historical financial statements, except as otherwise specifically prescribed herein, and except that the Borrowers may estimate GAAP results if the financial statements with respect to a Permitted Acquisition or an IP Acquisition are not maintained in accordance with GAAP, and the Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Loan Parties.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect prior to such change in GAAP and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of ASC 815, ASC 480, ASC 606, ASC 718 or ASC 505-50 (to the extent that the pronouncements in ASC 718 or ASC 505-50 result in recording an equity award as a liability on the consolidated balance sheet of Holdings, the Borrowers and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under generally accepted accounting principles as in effect on the Initial Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum amount available to be drawn under such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Related Documents related thereto therefor, whether or not such maximum amount may be drawn.

1.07 LIBOR Discontinuation. Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.02, in the event that the Administrative Agent shall have determined with the consent of the Borrowers (which determination shall be final and conclusive and binding upon all parties hereto) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the ICE LIBOR, and the Administrative Agent shall have given notice of such determination to each Lender (it being understood and agreed that the Administrative Agent shall have no obligation to make such determination and/or to give such notice), then the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to be mutually reasonably agreed to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the ICE LIBOR for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurodollar Rate Loans, and (y) any Borrowing Notice (whether for a Borrowing of new Eurodollar Rate Loans or a conversion or continuation of existing Eurodollar Rate Loans) given by the Borrowers with respect to Eurodollar Rate Loans shall be deemed to be rescinded by the Borrowers.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Initial Term Borrowing. Subject to the terms and conditions set forth herein, on the Initial Closing Date each Term Lender severally agrees to make a single loan (each such loan, an “Initial Term Loan”) to Initial Borrower in Dollars pursuant to the Initial Term Facility in an amount equal to its Initial Term Loan Commitment; provided that the aggregate amount of the Initial Term Borrowing under the Initial Term Facility on the Initial Closing Date shall not exceed $245,000,000. The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Initial Term Lenders in accordance with their respective Applicable Percentages of the Initial Term Facility.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings under the Revolving Credit Facility shall not exceed the aggregate Commitments under the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. Revolving Credit Loans shall be available to be borrowed in Dollars. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Alternate Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Revolving Credit Loans may be made on the Initial Closing Date as provided in Section 6.11.

(c) The Delayed Draw Term Borrowings. Subject to the terms and conditions set forth in Section 4.02 herein, each Delayed Draw Term Lender severally agrees to make loans (each such loan, a “Delayed Draw Term Loan” and together with the Initial Term Loan, the “Term Loan”) to Initial Borrower in Dollars during the Delayed Draw Term Loan Commitment Period, in an amount equal to its Delayed Draw Term Loan Commitment; provided that the aggregate amount of the Delayed Draw Term Borrowing under the Delayed Draw Term Loan Facility on the Delayed Draw Closing Date shall not exceed $70,000,000. The Delayed Draw Term Borrowing shall be made on one occasion and consist of the Delayed Draw Term Loans made simultaneously by the Delayed Draw Term Loan Lenders in accordance with their respective Applicable Percentages of the Delayed Draw Term Loan Facility.

(d) Term Loans in General. Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentages of the applicable Term Facility. Amounts borrowed under Section 2.01(a) or Section 2.01(c) and repaid or prepaid may not be reborrowed. Term Loans may be Alternate Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Unless otherwise elected by the Administrative Agent and notified to the applicable Lenders and the Borrowers, the Delayed Draw Term Loans shall be deemed to be of the same Class as the Initial Term Loans (and shall be “fungible” therewith).

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each Delayed Draw Term Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrowers, to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Alternate Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Alternate Base Rate Loans; provided, however, that if the Borrowers wish to request Eurodollar Rate

Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (x) the applicable notice must be received by the Administrative Agent not later than 1:00 p.m., five Business Days prior to the requested date of such Borrowing, conversion or continuation having an Interest Period other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and (y) not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers whether or not the requested Interest Period has been consented to by all the Lenders. Notwithstanding the foregoing, for the Term Borrowings and Revolving Credit Borrowing (if any) on the Initial Closing Date or the Delayed Draw Closing Date, whether a Eurodollar Rate Loan or Alternate Base Rate Loan, the Borrowers shall deliver notice to the Administrative Agent not later than 1:00 p.m. one Business Day prior to the Initial Closing Date or the Delayed Draw Term Loan Closing Date, as applicable (or such shorter period as the Administrative Agent may agree). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(f), each Borrowing of or conversion to Alternate Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) remittance instructions. If the Borrowers fail to specify a Type of Loan in a Borrowing Notice or if the Borrowers fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Alternate Base Rate Loans. Any such automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender in writing or by facsimile, email or other electronic communication of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender in writing or by facsimile, email or other electronic communication of the details of any automatic conversion to Alternate Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (or, if such Borrowing is to be made (i) on the Initial Closing Date, Section 4.01 or (ii) on the Delayed Draw Closing Date, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds to an account designated by the Borrowers in writing, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Borrowing Notice with respect to any Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and, second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued upon the expiration of any applicable Interest Period or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of a Default that is not an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, unless converted to or continued as Eurodollar Rate Loans with Interest Periods of one month.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders (in writing or by facsimile, email or other electronic communication) of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to the Term Borrowing, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Anything in this Section 2.02 to the contrary notwithstanding, the Borrowers may not select Eurodollar Rate for the initial Credit Extension hereunder (unless the Borrowers have executed and delivered to the Administrative Agent a Eurodollar Rate indemnity letter in form and substance reasonably satisfactory to the Administrative Agent) or for any Borrowing if the obligation of the Appropriate Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 3.02 or 3.03.

(h) Notwithstanding anything to the contrary herein, on the Delayed Draw Closing Date and immediately after giving effect to the Delayed Draw Term Borrowing, all Delayed Draw Term Loans advanced on such date shall be automatically (and without further action) proportionately added to (and thereafter be deemed to constitute a part of)

each then existing Borrowing of the Term Loans (it being understood that each Delayed Draw Term Loan so added to a Borrowing of Initial Term Loans shall for all purposes bear interest at the rate otherwise applicable to the Borrowing of Term Loans to which such amounts were added but only from and after such date, and provided that the Interest Period applicable to the portion of such Delayed Draw Term Loan so added shall be deemed to commence on the date of the Borrowing of such Delayed Draw Term Loan and shall end upon the expiration of the Interest Period then applicable to the Borrowing of Term Loans to which such portion of the Delayed Draw Term Loan was added.

2.03 Letters of Credit.

(a) Issuance of Letters of Credit. Each L/C Issuer agrees, subject to and on the terms and conditions hereinafter set forth, to issue (or cause any of its Affiliates or designees to issue on its behalf) Letters of Credit in Dollars for the account of the Borrowers (or for the account of the Borrowers or any Restricted Subsidiary so long as the Borrowers or such other Restricted Subsidiary, as applicable, are co-applicants and jointly and severally liable in respect of such Letter of Credit) from time to time on any Business Day during the period from the Initial Closing Date until the day that is thirty days prior to the Scheduled Maturity Date for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day); provided that after giving effect to any L/C Credit Extension, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (iii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Notwithstanding anything herein to the contrary, no L/C Issuer shall have any obligation to issue any Letter of Credit if, after giving effect thereto, the aggregate amount of issued and outstanding Letters of Credit of such L/C Issuer would exceed the amount set forth with respect to such L/C Issuer in the definition of “Letter of Credit Sublimit”, unless otherwise agreed by such L/C Issuer in its sole discretion. No Letter of Credit shall have an expiration date (including all rights of the Borrowers or the beneficiary to require renewal) later than the earlier of (x) twelve months after the date of its issuance or (y) five Business Days before the Scheduled Maturity Date for the Revolving Credit Facility, but may by its terms be renewable annually on or prior to any date set forth in such Letter of Credit upon fulfillment of the applicable conditions set forth in Article IV unless such L/C Issuer has notified the Borrowers (with a copy to the Administrative Agent) and the beneficiary of such Letter of Credit on or prior to the latest date for notice of termination set forth in such Letter of Credit but in any event at least thirty days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”). If a Notice of Termination is given by such L/C Issuer pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the expiration date set forth in such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.03(a), repay any L/C Advances resulting from drawings thereunder pursuant to Section 2.03(e) and request the issuance of additional Letters of Credit under this Section 2.03(a).

(b) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 1:00 p.m. on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrowers to the applicable L/C Issuer and the Administrative Agent (who in turn shall give to each Revolving Credit Lender prompt notice thereof by facsimile, email or other electronic communication). Each such notice of issuance of a Letter of Credit may be by facsimile, email or other electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) amount of such Letter of Credit (which shall not be less than $50,000), (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit, (v) form of such Letter of Credit, and (vi) documents to be required in such Letter of Credit, and shall be accompanied by a Letter of Credit Application. If (1) the requested form of such Letter of Credit is acceptable to the applicable L/C Issuer in its sole discretion and (2) the applicable L/C Issuer has not received notice of objection to such issuance from the Administrative Agent or any Revolving Credit Lender on the basis that one or more of the applicable conditions specified in Article IV is not then satisfied or the limitations set forth in the proviso to the first sentence of Section 2.03(a) would be exceeded, such L/C Issuer will issue such Letter of Credit. In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything herein to the contrary, no L/C Issuer shall have any obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit or request that such L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Initial Closing Date and which such L/C Issuer in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer now or hereafter applicable to its issuance of letters of credit generally or (C) the amounts demanded to be paid under any Letter of Credit will not be in U.S. Dollars. Notwithstanding anything herein to the contrary, no L/C Issuer will be required to issue any commercial or trade (as opposed to a standby) Letter of Credit.

(c) L/C Advances.

(i) The Borrowers shall repay to the Administrative Agent for the account of each L/C Issuer and each other Revolving Credit Lender that has made an L/C Advance, on the same day that an L/C Advance is made or on the next Business Day, the outstanding principal amount of each L/C Advance made by each of them.

(ii) The Obligations of the Borrowers and the Revolving Credit Lenders under this Agreement, any Letter of Credit Application, L/C Related Document and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Application and L/C Related Document and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Application, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), an L/C Issuer or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by an L/C Issuer under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrowers in respect of the L/C Related Documents;

(G) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex or otherwise; or

(H) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor.

The foregoing provisions of this Section 2.03(c)(ii) shall not impair any claim of the Borrowers as provided in Section 10.04(d).

(d) Letter of Credit Reports. Each L/C Issuer shall notify the Administrative Agent and the Borrowers of each new, expired, modified or terminated Letter of Credit at the time such Letter of Credit is issued, modified, terminated or expires.

(e) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by an L/C Issuer under Section 2.03(b), such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have irrevocably and unconditionally purchased from such L/C Issuer, without recourse or warranty (regardless of whether the conditions set forth in Article IV shall have been satisfied) a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Applicable Percentage of the amount of such Letter of Credit available to be drawn, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Applicable Percentage of each L/C Disbursement made by such L/C Issuer and not reimbursed by the Borrowers forthwith on the date due as provided in Section 2.03(c) (or which has been so reimbursed but must be returned or restored by the applicable L/C Issuer because of the occurrence of an event specified in Section 8.01(f) or otherwise) (an “Unreimbursed Amount”) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the applicable L/C Issuer by deposit to the Administrative Agent’s account, in same day funds, an amount equal to such Lender’s Applicable Percentage of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.03(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of an L/C Issuer. If such Lender shall pay to the Administrative Agent such amount for the account of an L/C Issuer on any Business Day, such amount so paid in respect of principal shall constitute an L/C Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of an L/C Advance made by an L/C Issuer shall be reduced by such amount on such Business Day.

(f) Drawing and Reimbursement. The payment by an L/C Issuer of a drawing under any Letter of Credit shall constitute for all purposes of this Agreement the making by such L/C Issuer of an L/C Advance, which shall be an Alternate Base Rate Loan, in the amount and currency of such drawing and the applicable L/C Issuer shall be entitled to receive interest paid on such amount at the Alternate Base Rate through the date that such L/C Issuer is repaid in full.

(g) Failure to Make L/C Advances. The failure of any Lender to make an L/C Advance to be made by it on the date specified in Section 2.03(e) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

(h) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has made an L/C Disbursement under any Letter of Credit and such L/C Disbursement has resulted in an L/C Borrowing or (ii) if, as of the date five Business Days prior to the Scheduled Maturity Date for the Revolving Credit Facility, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(i) Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit and as to all matters not governed thereby, the laws of the State of New York.

(j) Letter of Credit Fees, Etc.

(i) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender (which is not a Defaulting Lender) in accordance with its Applicable Percentage a per annum Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be due and payable (A) on a quarterly basis in arrears on the last Business Day of each March, June, September and December, commencing on the last Business Day of the fiscal quarter ending May 31, 2018 and (B) on the Maturity Date in respect of the Revolving Credit Facility, in each case on the basis of the actual number of days elapsed over a 360-day year. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(ii) The Borrowers shall pay to each L/C Issuer until the expiration or cancellation of all outstanding Letters of Credit issued by it, for its own account, (I) a fronting fee equal to (x) 0.125% per annum, or (y) such other rate per annum as the applicable L/C Issuer and Borrowers may agree, in each case on the daily maximum amount available to be drawn under all Letters of Credit issued by such L/C Issuer payable (A) on a quarterly basis in arrears on the last Business Day of each March, June, September and December, commencing on the last Business Day of the fiscal quarter ending June 30, 2018 and (B) on the Maturity Date in respect of the Revolving Credit Facility, in each case on the basis of the actual number of days elapsed over a 360-day year and (II) such L/C Issuer’s customary issuance and administration fees in connection with any Letter of Credit.

(k) Resignation of an L/C Issuer. Subject to the appointment of a successor L/C Issuer reasonably satisfactory to the Borrowers, an L/C Issuer may resign as an L/C Issuer hereunder at any time upon at least thirty days’ prior written notice to the Lenders, the Administrative Agent and the Borrowers. At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the resigning L/C Issuer. From and after the effective date of any such resignation, (i) such successor L/C Issuer shall have the rights and obligations of such resigning L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such successor L/C Issuer. After the resignation of an L/C Issuer hereunder, such resigning L/C Issuer shall retain all of the rights, powers, privileges and duties of an L/C Issuer with respect to all Letters of Credit that it issued but shall not be required to issue additional Letters of Credit hereunder.

2.04 [Reserved].

2.05 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice, substantially in the form of Exhibit M, to the Administrative Agent at any time or from time to time, voluntarily prepay Term Loans of any Class and Revolving Credit Loans of any Class in whole or in part without premium or penalty except as provided in Section 2.07(e); provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Alternate Base Rate Loans; and (B) any partial prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages; provided that a notice of optional prepayment pursuant to this Section 2.05(a) may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked or extended by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans of any Class pursuant to this Section 2.05(a) shall be applied to the remaining principal repayment installments thereof at the direction of the Borrowers to the Administrative Agent (provided that in the event that the Borrowers shall fail to so direct prior to such prepayment, such prepayment shall be applied in direct order of maturity to the remaining principal repayment installments thereof); provided that such prepayment shall be applied first to Alternate Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 3.05(a). At the Borrowers’ election in connection with any prepayment of Revolving Credit Loans pursuant to this Section 2.05(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Credit Loan of a Defaulting Lender.

(ii) [Reserved].

(iii) No Lender may reject any voluntary prepayment pursuant to this Section 2.05(a).

(b) Mandatory.

(i) Within five Business Days (subject to Section 2.05(c)) after the date the Borrowers are required to deliver financial statements pursuant to Section 6.01(a) starting with the fiscal year ending on December 31, 2019, and the related Compliance Certificate pursuant to Section 6.02(a), the Borrowers shall prepay an aggregate principal amount of Term Loans equal to the amount (if any) by which (A) 50% of Excess Cash Flow or, if the Consolidated First Lien Net Leverage Ratio for such fiscal year is equal to or less than 4.50:1.00 but greater than 4.00:1.00, 25% of Excess Cash Flow, or, if the Consolidated First Lien Net Leverage Ratio for such fiscal year is equal to or less than 4.00:1.00, 0% of Excess Cash Flow, in each case for the fiscal year covered by such financial statements (commencing with the fiscal year ending December 31, 2019) exceeds (B) the sum of the aggregate amount of all voluntary prepayments made during such fiscal year pursuant to Section 2.05(a) (in the case of the Revolving Credit Facility to the extent that such voluntary prepayments resulted in corresponding permanent reductions of Commitments), the actual amount of all payments made to purchase Term Loans (as opposed to the face value of such Term Loans purchased) during such fiscal year pursuant to Section 10.06(d) (so long as a pro rata offer was made to all Term Lenders pursuant to the terms of such Section 10.06(d)) and the sum of the aggregate amount of all voluntary prepayments made during such fiscal year to prepay any Incremental Revolving Credit Loans (to the extent that such voluntary prepayments resulted in corresponding permanent reductions of commitments in respect thereof), Incremental Term Loans or Permitted Incremental Equivalent Debt in each case that is secured on a pari passu basis with the Obligations, in each case (x) to the extent such payments were not and have not been funded with additional long-term Indebtedness, any Specified Equity Contribution or the use of the Cumulative Amount and were not otherwise financed and (y) made during the relevant fiscal year and, at the option of the Borrowers (without duplication of amounts taken or credited in prior years), thereafter prior to the related Excess Cash Flow payment date; provided, that no prepayment of Term Loans under this clause (b)(i) shall be required unless Excess Cash Flow for such fiscal year is in an aggregate amount greater than or equal to $2,500,000 (any such amount less than or equal to $2,500,000, the “Excess Cash Flow De Minimis Amount”) (and thereafter only amounts in excess of such amount shall constitute Excess Cash Flow under this clause (b)(i), and the amounts not otherwise constituting Excess Cash Flow hereunder shall increase the amount set forth in clause (b) of the definition of “Cumulative Amount”); provided, further that if at the time that any such prepayment would be required hereunder, the Borrowers are required to offer to repurchase or prepay any other Indebtedness secured on a pari passu basis with the Obligations (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Excess Cash Flow (such Indebtedness (or Permitted Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrowers may apply such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(i) on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided, further, that the portion of such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(i) allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(i) shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii) Within five Business Days following the receipt by any Loan Party or any Restricted Subsidiary of Net Cash Proceeds from a Disposition of any property or assets (including proceeds from the Disposition of Equity Interests in any Subsidiary of the Borrowers and insurance and condemnation proceeds) (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (o), (p), (r), (t), (v) and (w)) and the aggregate Net Cash Proceeds received by the Loan Parties and such Restricted Subsidiaries from such Dispositions in any fiscal year exceeds $2,500,000 (the “Disposition Threshold” and the amount of Net Cash Proceeds in excess of the Disposition Threshold, the “Excess Net Cash Proceeds”), the Borrowers shall (subject to Section 2.05(c)) prepay an aggregate principal amount of Loans equal to 100% of such Excess Net Cash Proceeds, and thereafter as and when additional Net Cash Proceeds from any such Dispositions are received during such fiscal year the

Borrowers shall (subject to Section 2.05(c)) further prepay the principal amount of the Loans in an amount equal to 100% of such Excess Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), (A) at the option of the Borrowers (as elected by the Borrowers in writing to the Administrative Agent on or prior to the date of such Disposition) and to the extent that the Borrowers shall have delivered an officer’s certificate signed by a Responsible Officer of the Borrowers to the Administrative Agent on or prior to the date of such Disposition stating that the Excess Net Cash Proceeds from such Disposition are expected to be reinvested in assets used or useful in the business of the Borrowers and the other Loan Parties, and so long as no Event of Default shall have occurred and be continuing or would immediately arise therefrom, the Borrowers may reinvest (or commit to reinvest) all or any portion of such Excess Net Cash Proceeds in assets used or useful in the business (including pursuant to a Permitted Acquisition or an IP Acquisition) within 365 days following the date of such Disposition or, if so committed to reinvestment, reinvested within 180 days after such initial 365 day period; provided if all or any portion of such Excess Net Cash Proceeds is not reinvested or contractually committed to be so reinvested within such period (and actually reinvested within such extension period), such unused portion shall be applied on the last day of the applicable period as a mandatory prepayment as provided in this Section 2.05; and (B) any amount reinvested under clause (A) shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.05(b)(ii); provided, further, that no such prepayment shall be required with respect to Net Cash Proceeds received by any Foreign Subsidiary to the extent that such Net Cash Proceeds are applied to repay Indebtedness permitted pursuant to Section 7.02(b); provided that if at the time that any such prepayment would be required hereunder, the Borrowers are required to offer to repurchase or prepay any Other Applicable Indebtedness pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds from Dispositions, then the Borrowers may apply such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(ii) on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided, further, that the portion of such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(ii) allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds from Dispositions required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such amount otherwise required to be applied as a prepayment pursuant to this Section 2.05(b)(ii) shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) [Reserved]

(iv) Upon the incurrence or issuance by any Loan Party or any Restricted Subsidiary of (A) any Indebtedness of the type referred to in clause (a) or (f) of the definition of “Indebtedness” (other than Indebtedness permitted to be incurred by this Agreement (other than Credit Agreement Refinancing Indebtedness)) or (B) Credit Agreement Refinancing Indebtedness, the Borrowers shall prepay an aggregate principal amount of Loans (or in the case of clause (B), Loans of each applicable Class being refinanced by such Credit Agreement Refinancing Indebtedness) equal to 100% of all Net Cash Proceeds received therefrom immediately (subject to Section 2.05(c)) upon receipt thereof by any Loan Party or such Restricted Subsidiary.

(v) Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any of or all of (x) the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Prepayment Event”), or (y) Excess Cash Flow attributable to a Foreign Subsidiary would be prohibited or delayed by applicable local law (which, for the avoidance of doubt includes, but is not limited to, financial assistance, corporate benefit, restrictions on upstreaming cash, and the fiduciary and statutory duties of the directors of the relevant subsidiaries) from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided for hereunder, and instead, such amounts may be retained by the applicable Foreign Subsidiary and (ii) to the extent that the Borrowers have determined in good faith that repatriation or upstreaming of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow attributable to a Foreign Subsidiary could have a material adverse tax, regulatory or cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so Holdings or the Borrowers or any Restricted Subsidiary or any of their respective affiliates and/or equity partners would incur a material tax liability, including a material withholding tax) or could give rise to risk of liability for the directors of such Foreign Subsidiaries, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay the Term Loans at the times provided for hereunder, and instead, such amounts may be retained by the applicable Foreign Subsidiary. Notwithstanding the foregoing, Holdings, the Borrowers and the Restricted Subsidiaries shall take commercially reasonable actions to permit the repatriation or upstreaming of the amounts subject to such mandatory prepayments without violating local law or incurring material adverse tax, regulatory or cost consequences. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default and such amounts shall be available for working capital and general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid. Any prepayments made by the Borrowers pursuant to Section 2.05(b)(i), (b)(ii) or (b)(iv) notwithstanding the application of this Section 2.05(b)(v) shall be net of taxes, costs and expenses incurred or payable by the Loan Parties or any of their Subsidiaries, Affiliates or direct or indirect equity holders as a result of the prepayment and the related repatriation or upstreaming of cash and Holdings and the Borrowers and any Restricted Subsidiary shall be permitted to make a Restricted Payment to its equity holders and Affiliates to cover such taxes, costs or expenses to the extent actually paid by such equity holder or Affiliate.

(vi) So long as any Term Loans are outstanding, mandatory prepayments of outstanding Loans pursuant to Section 2.05(b)(i)-(v) shall be applied as provided in Section 2.05(c).

(vii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full and, third, shall be used to Cash Collateralize the L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clauses (i)-(v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time and the L/C Obligations have been Cash Collateralized in full may be retained by the Borrowers for use in the ordinary course of its business. No prepayment pursuant to this clause shall, so long as no Event of Default then exists, be applied to any Revolving Credit Loan of a Defaulting Lender, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of this provision. Upon the drawing of any Letter of Credit which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

(c) Term Lender Opt-out and Application of Payments. So long as any Term Loans are outstanding, mandatory prepayments of outstanding Loans under Section 2.05(b) shall be applied first to accrued interest and fees due on the amount of the prepayment under the Term Facility, and then to the remaining installments of principal as directed by the Borrowers (or, in the case of no direction, in direct order of maturity), allocated ratably among the Term Lenders that accept the same. Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrowers pursuant to Section 2.05(b) (other than 2.05(b)(iv)), to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds (and, after the repayment in full of all outstanding Term Loans, any other amounts referred to in Section 2.05(b) (other than

2.05(b)(iv)) that is required to be used to prepay Term Loans hereunder) shall be used first to prepay Revolving Credit Loans and to Cash Collateralize outstanding Letters of Credit (without any mandatory reduction in the Revolving Credit Commitments), second, to prepay the Second Lien Obligations in accordance with the Second Lien Loan Documents and third, may be retained by the Borrowers and added to the Cumulative Amount pursuant to the terms thereof, provided that no such prepayment shall, so long as no Event of Default then exists, be applied to any Revolving Credit Loan of a Defaulting Lender, it being understood and agreed that the Borrowers shall be entitle to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of this proviso. The Borrowers shall prepay the Loans as set forth in Section 2.05(b) within five Business Days after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment; provided that if no Lenders elect to decline their share of any such mandatory prepayment as provided in this Section 2.05(c), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Alternate Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 3.05(a).

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments of any Class (including the Delayed Draw Term Loan Commitments), the Letter of Credit Sublimit or the unused Revolving Credit Commitments or any Class, or from time to time permanently reduce the unused portions of the Term Commitments of any Class (including the Delayed Draw Term Loan Commitments), the Letter of Credit Sublimit or the unused Revolving Credit Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce the unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments of any Class if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings under the Revolving Credit Facility would exceed the Aggregate Revolving Credit Commitments.

(b) Mandatory.

(i) The Term Commitments shall be automatically and permanently reduced to zero on the Initial Closing Date (after the funding of the Initial Term Borrowing).

(ii) The Delayed Draw Term Loan Commitments shall be automatically and permanently reduced to zero on the Delayed Draw Commitment Termination Date (including but not limited to the funding of the Delayed Draw Term Borrowing on the Delayed Draw Closing Date).

(iii) If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of the amount by which such Facility is reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. The Initial Borrower shall repay to the Administrative Agent (i) for the ratable account of the Initial Term Lenders the aggregate principal amount of all Initial Term Loans outstanding in equal quarterly payments equal to 0.25% of the original principal amount of the Term Loans funded on the Initial Closing Date (each such repayment amount, an “Initial Term Loan Repayment Amount”) which amount shall be reduced as a result of the application of prepayments in accordance with Section 2.05) on March 31, June 30, September 30, and December 31 of each fiscal year of Holdings (commencing on December 31, 2018); provided, that if such date is not a Business Day, then such payment shall be made on the immediately preceding Business Day; provided, however, that the final principal repayment installment of the Initial Term Loans shall be paid on the Maturity Date for the Initial Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date and (ii) to the extent applicable, for the ratable account of the Delayed Term Lenders the aggregate principal amount of all Delayed Draw Term Loans outstanding in equal quarterly payments equal to 0.25% of the original principal amount of the Delayed Draw Term Loans funded on the Delayed Draw Closing Date (each such repayment amount, a “Delayed Draw Term Loan Repayment Amount”) which amount shall be reduced as a result of the application of prepayments in accordance with Section 2.05) on March 31, June 30, September 30, and December 31 of each fiscal year of Holdings (commencing on December 31, 2018); provided, that if such date is not a Business Day, then such payment shall be made on the immediately preceding Business Day; provided, however, that the final principal repayment installment of the Delayed Term Loans shall be paid on the Maturity Date for the Delayed Draw Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date. For the avoidance of doubt, and solely to the extent applicable, any reduction in amortization payments as a result of the application of any prepayments in accordance with Section 2.05 shall be applied on a pro rata basis as between the Term Loans funded on the Initial Closing Date and the Delayed Draw Term Loans funded on the Delayed Draw Closing Date.

(b) In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts (each, an “Incremental Term Loan Repayment Amount”) and on dates as agreed between the Borrowers and the relevant Lenders of such Incremental Term Loans in the applicable documentation, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.17, mature and be repaid by the Borrowers in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.17, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement. In the event that any Refinancing Term Loans are established, such Refinancing Term Loans, shall, subject to the requirements of Section 2.18, mature and be repaid by the Borrowers in the amounts (each, a “Refinancing Term Loan Repayment Amount”) and on the dates set forth in the applicable Refinancing Amendment.

(c) Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d) [Reserved].

(e) Repricing Transaction. At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is ~~six~~ twelve months after the ~~Initial Closing~~ Amendment No. 1 Effective Date, the Borrowers agrees to pay the Repricing Premium to the Administrative Agent, for the ratable account of each Term Lender with respect to their applicable percentage of the Term Loans.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) (i) At any time during an Event of Default as a result of any of the events set forth in Sections 8.01(a) or 8.01(f), all overdue Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Section 2.03(j):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee at a rate per annum equal to the Applicable Margin with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the fiscal quarter ending June 30, 2018, and (ii) on the Maturity Date for the Revolving Credit Facility, in each case on the basis of the number of days elapsed over a 360-day year.

(b) Other Fees.

(i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Unless otherwise expressly agreed by the Agents in writing, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (or 365 days or 366 days, as the case may be, in the case of Alternate Base Rate Loans determined by reference to the Prime Rate). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, except as provided in Section 3.01. All payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Alternate Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuers, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and to make payments pursuant to Section 9.05 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or make payments pursuant to Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or make payments pursuant to Section 9.05.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Authorization. The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender holding a Note, under the Note held by such Lender, to charge from time to time against any or all of the Borrowers’ accounts with such Lender any amount so due.

(g) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied and the Borrowers have not otherwise specified the manner in which such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) Currencies of Payment. Notwithstanding anything herein to the contrary, any payments in respect of any Loan or Letter of Credit (whether of principal, interest, fees or other amounts in respect thereof) shall be made in the currency in which such Loan or Letter of Credit is denominated.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and Term Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Holdings, the Borrowers or any Subsidiary in a manner inconsistent with Section 10.06(d) (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. After the Initial Closing Date, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, (x) request an increase in the Term Commitments which may be under a new term facility or may be part of an existing Class of Term Commitments (each a “Term Commitment Increase”) to be made available to the Borrowers and (y) request an increase in the Revolving Credit Commitments which may be under a new revolving credit facility or may be part of an existing Class of Revolving Credit Commitments (each a “Revolving Credit Commitment Increase”) to be made available to the Borrowers; provided, in either case, that (i) any such Term Commitment Increase shall be in a minimum amount of $5,000,000 or increments of $1,000,000 in excess thereof; (ii) any such Revolving Credit Commitment Increase shall be in a minimum amount of $2,000,000 or increments of $1,000,000 in excess thereof; (iii) the scheduled maturity date of any such Term Commitment Increase and/or Revolving Credit Commitment Increase shall be no earlier than the Scheduled Maturity Date of the Term Facility and/or Revolving Credit Facility, as

applicable; (iv) the Weighted Average Life to Maturity of any incremental term loans pursuant to a Term Commitment Increase (each an “Incremental Term Loan”) shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Facility at the time of the closing of such Term Commitment Increase; (v) solely with respect to any Term Commitment Increase, ~~entered into on or prior to the first anniversary of the Initial Closing~~ Date, the Effective Yield on any Incremental Term Loans shall not exceed the then-applicable Effective Yield on the existing Term Facility by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”); provided that, in order to comply with this clause (v) the Borrowers may increase the Effective Yield on the existing Term Facility by the Yield Differential, effective upon the making of such Incremental Term Loan; (vi) the terms of any such Commitment Increase shall be substantially consistent with terms and pursuant to documentation applicable to the Term Facility or the Revolving Credit Facility, as applicable (but excluding any terms applicable after the Scheduled Maturity Date of the Term Facility or Revolving Credit Facility, as applicable) (except to the extent permitted under this Section 2.14 or otherwise as set forth herein), or as otherwise mutually reasonably satisfactory to the Administrative Agent and the Borrowers; (vii) any Commitment Increase may be available in Dollars or any other currency reasonably acceptable to the Administrative Agent and the Lenders providing such Commitment Increase; and (viii) the obligations in respect of any Incremental Loans shall not be secured by any Lien on any asset of any Loan Party that does not constitute Collateral. Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments (and revolving credit loans thereunder) or term loan commitments made on an Increase Effective Date that are not fungible for United States federal income tax purposes with an existing Class of Revolving Credit Commitments (and Revolving Credit Loans thereunder) or Term Loans, as applicable, shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement.

(b) Participation in Commitment Increases. Any Lender (other than a Defaulting Lender) may (in its sole discretion) participate in any Commitment Increase with the consent of the Borrowers (in their sole discretion) and the Administrative Agent (not to be unreasonably withheld), and in the case of an Incremental Revolving Credit Loan, the L/C Issuers (not to be unreasonably withheld), but no Lender shall have any obligation to do so. Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) if such approval would be required under Section 10.06 for an assignment of Loans or Commitments to such additional Lender, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to contrary, any Term Commitment Increase, Revolving Credit Commitment Increase or Incremental Term Loan held or to be held or loaned by the Sponsor or its Affiliates shall be subject to the same restrictions as applicable to Sponsor Permitted Assignees (or Debt Fund Affiliate, as the case may be) pursuant to the terms of Section 10.06.

(c) Effective Date and Allocations. If the Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. The effectiveness of any Commitment Increase shall be subject to the following conditions precedent:

(i) no Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom unless such Default or Event of Default is waived by the financial institutions providing such Term Commitment Increase (provided that Events of Default under Sections 8.01(a) and (f) may not be so waived); provided that, solely with respect to any Incremental Term Loans incurred in connection with a Limited Condition Acquisition, (x) the absence of a Default or Event of Default shall be tested only at the time the definitive documentation for such Limited Condition Acquisition is executed and (y) no Event of Default under Sections 8.01(a) or (f) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated;

(ii) subject to customary “Sungard” or “certain funds” limitations, to the extent the proceeds of any Incremental Term Loans are being used to finance a Limited Condition Acquisition, the representations and warranties set forth in Article III shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Commitment Increase (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be), unless such requirement is waived or not required by the Lenders providing such Incremental Term Loans;

(iii) the aggregate principal amount of the Commitment Increase shall not exceed the Permitted Incremental Amount; and

(iv) the Incremental Loans may be borrowed only by the Borrowers and will be Guaranteed only by Guarantors of the Borrowers’ Obligations under the Facilities; provided, that Incremental Loans may be junior secured or unsecured, in which case it will be established as a separate facility from the then existing Facility and will be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent.

(e) Incremental Commitment Amendment. Any increase in Commitments pursuant to this Section 2.14 shall be effected pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement, executed by the Loan Parties, the Lenders providing such increased Commitments (and no other Lenders) and the Administrative Agent. Any Incremental Commitment Amendment may, without the consent of any Lenders other than the Lenders providing the increased Commitments, (x) effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14, (y) specify the interest rates and, subject to Section 2.14(a)(iv), the amortization schedule applicable to any Incremental Loans as mutually determined by the Borrowers and the lenders thereunder (it being understood that no Incremental Revolving Credit Loan shall have amortization or scheduled mandatory reductions other than at maturity) and (z) in the case of Incremental Term Loans, (I) specify whether such Incremental Term Loans will share ratably in any mandatory prepayments of the Term Facility unless the Borrowers and lenders thereunder agree to a less than pro rata share of such prepayments (but in no case shall such Incremental Commitment Amendment specify that such lenders thereunder shall have more than a pro rata share of such prepayments) and (II) specify that all voluntary prepayments shall be applied to the class or classes of Term Loans (including any Incremental Term Loans) as selected by the Borrowers. On each Increase Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing a portion of the applicable Commitment Increase shall become a “Lender” for all purposes of this Agreement and the other Loan Documents.

(f) Additional Action by Administrative Agent. In the case of any Incremental Term Loans or Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder), as applicable, that are designated as being in the same Class as any existing Term Loans or any existing Revolving Credit Commitments (and the Revolving Credit Loans thereunder), as applicable, each of the parties hereto hereby agrees that the Administrative Agent, and the L/C Issuers, in the case of any such Incremental Term Loans or Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder), as applicable, may, in consultation with the Borrowers, take any and all action as may be reasonably necessary to ensure that all such Incremental Term Loans and such Incremental Revolving Credit Loans, as applicable, when originally made, are included in each Borrowing of the applicable outstanding Term Loans or applicable Revolving Credit Loans, as applicable, on a pro rata basis. This may be accomplished by requiring that the applicable Term Loans or applicable Revolving Credit Loans, as the case may be, included in any applicable outstanding Term Borrowing or any applicable outstanding Revolving Credit Borrowing, as applicable, to be converted into Alternate Base Rate Loans on the date of each such Incremental Term Loan or such Incremental Revolving Credit Loan, as applicable, or by allocating a portion of each such Incremental Term Loan or such Revolving Credit Loan, as applicable, to each applicable outstanding Term Borrowing or applicable outstanding Revolving Credit Borrowing, as applicable, comprised of Eurodollar Rate Loans on a pro rata basis. Any conversion of Loans from Eurodollar Rate Loans to Alternate Base Rate Loans required by the preceding sentence shall be subject to Section 3.05. If any Incremental Loan is to be allocated to an existing Interest Period for a Borrowing comprised of Eurodollar Rate Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in an amendment pursuant to Section 2.14(e). In addition, to the extent any Incremental Term Loans have the same amortization as existing Term Loans, the scheduled amortization payments under Section 2.07 required to be made after the making of such Incremental Term Loans shall be ratably increased by the amount of the amortization payments with respect to such Incremental Term Loans. Notwithstanding anything in this Agreement to the contrary, (i) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder)

that will be designated as a separate Class of Commitments and Loans hereunder shall be made on a pro rata basis with any borrowings and repayments of other Revolving Credit Commitments hereunder (and the Incremental Revolving Credit Loans thereunder) (the mechanics for which may be implemented through the applicable Incremental Commitment Amendment and may include technical changes related to the borrowing and repayment procedures of the existing Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder), (ii) assignments and participations of Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder) shall be governed by the assignment and participation provisions set forth in Section 10.06 and (iii) permanent repayments of Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder) that will be designated as a separate Class of Commitments and Loans hereunder shall be permitted as agreed between the Borrowers and the Lenders thereof.

(g) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.

2.15 Cash Collateral.

(a) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day it receives notice from the Administrative Agent or the Revolving Credit Lenders representing more than 50% of the sum of all Revolving Credit Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, and the Borrowers hereby grants a security interest in such account in favor of the Collateral Agent, for the benefit of the Revolving Credit Lenders and the L/C Issuers as a first priority security interest, an amount in cash equal to 103% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in clause (f) or (g) of Section 8.01. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.

(b) Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable L/C Issuer for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

2.16 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if at any time there exists a Revolving Credit Lender that is a Defaulting Lender, then so long as such Lender is a Defaulting Lender: (a) if any L/C Exposure exists at such time then (i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the Revolving Credit Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentage but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments; provided that at no time shall any non-Defaulting Lender’s Revolving Credit Exposure exceed such non-Defaulting Lender’s Revolving Credit Commitments, (ii) if the reallocation described in clause (i) cannot, or can only partially, be effected, following notice by the Administrative Agent the Borrowers shall cash collateralize for the benefit of the L/C Issuers only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.15 for so long as such L/C Exposure is outstanding, (iii) if the Borrowers cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any Letter of Credit Fees with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized, (iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(j) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages and (v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any L/C Issuer or any other Lender hereunder, all Letter of Credit Fees with respect to such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuers until and to the extent that such L/C Exposure is reallocated and/or cash collateralized and (b) so long as such Lender is a Defaulting Lender, the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be entirely covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.16(a), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(a)(i) (and such Defaulting Lender shall not participate therein). Subject to Section 10.23, no reallocation described above shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. Without limiting Section 10.01, this Section 2.16 may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent and the L/C Issuers.

(b) If the Borrowers, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to any reallocation of any L/C Exposure in accordance with Section 2.16(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments.

(a) (i) The Borrowers may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.17. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrowers shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be substantially similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.07(a) or in the Extension Agreement or the Incremental Commitment Amendment, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.17(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Term

Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Section 2.05, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrowers and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request; provided that assignment and participations of Extended Term Loans shall be governed by the assignments and participation provisions set forth in Section 10.06 (including, without limitation, with respect to any such assignments or participations or other holding of interest in any Extended Term Loans by Sponsor Permitted Assignees (or Debt Fund Affiliate, as the case may be)). Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(ii) The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class” or, together with any Existing Term Loan Class, each an “Existing Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.17. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving

Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.17 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.06 and (III) permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of Revolving Credit Commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(b) The Borrowers shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.17. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Credit Commitments (and/or any earlier extended Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans and Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 2.03, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable L/C Issuers have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the final sentence of Section 2.17(b) and the penultimate sentence of this Section 2.17(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.17(a), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Commitment Amendment or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrowers shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure)

of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.17(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.17(d).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.17 shall supersede any provisions in Section 2.13 and Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.17 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

2.18 Refinancing Facilities.

(a) At any time after the Initial Closing Date, the Borrowers may obtain, from any Lender or any new lender (provided that if Administrative Agent would have consent rights with respect to such new lender under Section 10.06 herein were such new lender to take an assignment of Loans or Commitments hereunder, then such new lender shall be reasonably acceptable to the Administrative Agent (in consultation with the Borrowers) (such acceptance not to be unreasonably withheld or delayed) and provided further that any such Credit Agreement Refinancing Indebtedness held or to be held or loaned by the Sponsor or its Affiliates shall be subject to the same restrictions as applicable to Sponsor Permitted Assignees (or Debt Fund Affiliates, as they case may be) pursuant to the terms of Section 10.06) (each such new lender being an “Additional Lender”), Permitted Equal Priority Refinancing Debt in the form of loans (and corresponding commitments) in respect of all or any portion of the Term Loans (“Refinanced Term Loans”) (such Permitted Equal Priority Refinancing Debt, “Refinancing Term Loans”) or Revolving Credit Loans (“Refinanced Revolving Credit Loans”) (such Permitted Equal Priority Refinancing Debt, “Refinancing Revolving Credit Loans” and the corresponding commitments, the “Refinancing Revolving Credit Commitments”) then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Term Commitment Increase or any then outstanding Revolving Credit Loans under any Revolving Credit Commitment Increase) and any then outstanding Refinanced Term Loans in the form of Refinanced Term Loans or Refinanced Term Commitments or any then outstanding Refinanced Revolving Credit Loans in the form of Refinanced Revolving Credit Loans or refinanced Revolving Credit Commitments, in each case, pursuant to a Refinancing Amendment; provided, that such Permitted Equal Priority Refinancing Debt in the form of loans (and corresponding commitments) (i) shall be pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness” and “Permitted Equal Priority Refinancing Debt”, have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrowers and the Lenders thereof and (iii) will, to the extent in the form of Refinancing Revolving Credit Loans (and corresponding Refinancing Revolving Credit Commitments), participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any all then outstanding Revolving Credit Loans and Revolving Credit Commitments. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Initial Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Equal Priority Refinancing Debt in the form of loans (and corresponding commitments) incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans or Refinancing Revolving Credit Loans (and corresponding Refinancing Revolving Credit Commitments)) and any Refinanced Term Loans or Refinanced Revolving Credit Loans (and the corresponding refinanced Revolving Credit Commitments) being replaced or refinanced with such Permitted Equal Priority Refinancing Debt in the form of loans (and corresponding commitments) shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.

(b) This Section 2.18 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any Loan Party or Administrative Agent shall be required by applicable law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Loan Parties or Administrative Agent shall be entitled to make such deductions or withholdings and (iii) the Loan Parties or Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting or duplication of the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as are reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, including IRS Form W-9, as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(A), (B) or (D) or the last paragraph of this Section 3.01 below) shall not be required if in the Lender’s or L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.

Without limiting the generality of the foregoing

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or an L/C Issuer under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or an L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such L/C Issuer, as applicable, shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or such L/C Issuer has complied with such Lender’s or such L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01(e) FATCA shall include any amendments made to FATCA after the Initial Closing Date.

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Status of Administrative Agent. The Administrative Agent shall provide the Borrowers with two duly completed original copies of, if it is not a United States person (as defined in Section 7701(a)(30) of the Code), IRS Form W-8ECI or W-8BEN-E with respect to payments to be received by it as a beneficial owner and IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrowers. In the event that the Administrative Agent is a United States Person (as defined in Section 7701(a)(30) of the Code), the Administrative Agent shall provide the Borrowers with two duly completed original copies of IRS Form W-9.

(g) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, and withholding any amounts as required under applicable Law and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer are required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, such Lender or such L/C Issuer be required to pay any amount to the Borrowers pursuant to this paragraph (g) the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (g) shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to file its returns in a particular manner or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Alternate Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Until the circumstances giving rise to such illegality shall cease to exist, all Loans made by such Lender thereafter shall be made as Alternate Base Rate Loans.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement taken into account in determining the Eurodollar Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 or in Section 3.05, and specifying in reasonable detail the basis for such compensation, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the Borrowers shall not be obligated to make any payment to any Lender or any L/C Issuer under this Section 3.04 in respect of any Change in Law for any period more than 180 days prior to the date on which such Lender or such L/C Issuer gives written notice to the Borrowers of its intent to request such payment under this Section 3.04; provided, however, that if such Change in Law has retroactive effect, the Borrowers shall be required to make any such payments for the period of retroactivity.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss (other than lost profit), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrowers; including any loss of anticipated profits (excluding the Applicable Margin) and any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If (a) any Lender or any L/C Issuer shall request compensation under Section 3.01, (b) any Lender or any L/C Issuer delivers a notice described in Section 3.02 or (c) the Borrowers are required to pay any additional amount to any Lender or any L/C Issuer or any Governmental Authority on account of any Lender or any L/C Issuer, pursuant to Section 3.04, then such Lender or such L/C Issuer shall use reasonable efforts (which shall not require such Lender or such L/C Issuer to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (i) to file any certificate or document reasonably requested in writing by the Borrowers or (ii) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 3.01 or enable it to withdraw its notice pursuant to Section 3.02 or would reduce amounts payable pursuant to Section 3.04, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such filing or assignment, delegation and transfer.

3.07 Survival. This Article III shall survive termination of the Aggregate Commitments and repayment of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Closing Date and Initial Credit Extension. The effectiveness of this Agreement, and the obligations of the parties to this Agreement, is subject to satisfaction, or waiver in accordance with Section 10.01, of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, each dated the Initial Closing Date (or, in the case of certificates of governmental officials, a recent date before the Initial Closing Date):

(i) duly executed counterparts, from Holdings, Initial Borrower, ML Target and each of its Guarantor Subsidiaries party thereto, of this Agreement, the

Intercreditor Agreement, each Guaranty and each Collateral Document and each other document and instrument required to create and perfect the security interests of the Collateral Agent in the Collateral to be entered into on the Initial Closing Date (which will be, if applicable, in proper form for filing); provided that to the extent any security interest in the Collateral is not or cannot be provided or perfected on the Initial Closing Date (other than the pledge and perfection of Collateral with respect to which a Lien may be perfected solely by (A) the filing of financing statements under the Uniform Commercial Code and (B) the delivery of stock certificates or other certificates, if any, representing Equity Interests of Initial Borrower, the ML Target and the Subsidiary Guarantors thereof that are part of the Collateral and required to be pledged pursuant to the Collateral Documents to the extent possession of such certificates perfects a security interest therein, in each case (other than with respect to the stock certificates or other certificates with respect to Initial Borrower’s Equity Interests) to the extent received from ML Target) after ML Target’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the initial Credit Extension on the Initial Closing Date, but may instead be provided within ninety (90) days after the Initial Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent (on behalf of itself and the Administrative Agent (as defined under the Second Lien Credit Agreement) in its sole discretion, pursuant to arrangements to be mutually agreed by the Borrowers and the Administrative Agent (on behalf of itself and the Administrative Agent (as defined in the Second Lien Credit Agreement));

(ii) a duly executed Borrowing Notice(s) in accordance with the requirements of Section 2.02;

(iii) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and duly executed certifications as the Administrative Agent or the Lenders may reasonably require to evidence that each Loan Party is duly organized, incorporated or formed, and, to the extent applicable, that each Loan Party is validly existing, in good standing (to the extent such concept exists in the applicable jurisdiction) and qualified to engage in business in its jurisdiction of incorporation or formation;

(v) customary opinion of (A) Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to each Agent, each L/C Issuer and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters concerning the Loan Parties and the Loan Documents as the Required

Lenders may reasonably request, and (B) to the extent not covered in the opinion referred to in clause (A) above, local counsel to the Loan Parties in states in which the Loan Parties are incorporated or organized, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) the Required Financials (it being understood and agreed that the items required to be delivered under this clause (vi) have been received by Administrative Agent prior to the date hereof);

(vii) a Solvency Certificate, dated the Initial Closing Date, signed by a chief financial officer or an authorized senior financial officer of Holdings, substantially in the form of Exhibit H hereto;

(viii) a customary certificate dated the Initial Closing Date, signed by a chief executive officer, chief financial officer or a senior vice president of the Borrowers, confirming compliance with the conditions precedent set forth in Sections 4.01(d)(ii), 4.01(f) and [______]; and

(ix) a Note or Notes duly executed by the Borrowers in favor of each Lender that has requested the same at least two Business Days prior to the Initial Closing Date.

(b) The Borrowers shall have paid, or the Administrative Agent shall have received evidence reasonably acceptable to it that the Borrowers will substantially concurrently with the making of the Term Loans and the Revolving Credit Loans (pursuant to netting or other deduction arrangements reasonably satisfactory to the Administrative Agent) pay, all costs, fees, expenses (including, without limitation, legal fees and expenses), other compensation, closing payments and additional payments contemplated and to the extent required by that certain Second Amended and Restated Commitment Letter, dated April 5, 2018 (as amended, restated, amended and restated, supplemented and/or modified prior to the date hereof, the “Commitment Letter”) between the Arrangers and the Borrowers and the Fee Letters, and which are due and payable to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders (in each case, as defined in the Commitment Letter) to the extent, in the case of reimbursement of expenses and fees, invoices with reasonable detail have been received at least two Business Days prior to the Initial Closing Date on or before the Initial Closing Date.

(c) The Arrangers and the Administrative Agent shall have received, at least three Business Days prior to the Initial Closing Date, all documentation and other information reasonably requested in writing by the Arrangers about Holdings and its Subsidiaries required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested at least 10 Business Days prior to the Initial Closing Date.

(d) (i) The ML Specified Acquisition Agreement Representations shall be true and correct (subject, in each case, to any materiality set forth in Article III of the ML Acquisition Agreement) as of the Initial Closing Date (or true and correct as of a specified date, if earlier) and (ii) the Specified Representations shall be true and correct in all material respects as of the Initial Closing Date (or true and correct in all material respects as of a specified date, if earlier).

(e) The ML Acquisition shall have been or, substantially concurrently with the initial Credit Extension shall be, consummated in accordance with the terms of the ML Acquisition Agreement in all material respects, with giving effect to any modifications, amendments, waivers, or consents thereto that are materially adverse to the Lenders in their capacity as such without the approval of the Arrangers (such approval not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is equal to or less than 10% of the total purchase price and is applied ratably to reduce the Initial Closing Date Equity Contribution (as defined below) and to reduce the aggregate amount of the Initial Term Loans and the Second Lien Loans to be provided on the Initial Closing Date (with the reduction of such Initial Term Loans and Second Lien Loans being ratable as between such facilities), (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the Initial Closing Date Equity Contribution and (c) any waivers, modifications or amendments to, or in respect of, or consents under, the definition of ML Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders).

(f) The Sponsor along with the other Investors will, directly or indirectly, contribute an aggregate amount of cash to the capital of Holdings (or otherwise on terms reasonably acceptable to the Arrangers) the proceeds of which will be contributed to Initial Borrower by Holdings as common equity which will represent not less than 30% of the pro forma total debt and equity capitalization (the “Initial Total Capitalization”) of the Borrowers and their Subsidiaries after giving effect to the ML Transactions (collectively, the “Initial Closing Date Equity Contribution”) (excluding, for purposes of calculating the Initial Total Capitalization, (x) the aggregate gross proceeds of any loans to be borrowed on the Initial Closing Date under the Revolving Credit Facility to fund original issue discount or upfront fees in connection with the “market flex” provisions in the Fee Letters and (y) amounts drawn under the Revolving Credit Facility on the Initial Closing Date for working capital purposes and/or purchase price adjustments (including to repay amounts outstanding under any existing revolving credit facility or to replace, backstop or cash collateralize existing letters of credit)); provided, that as of the Initial Closing Date, after giving effect to the ML Transactions, (i) the Sponsor shall directly or indirectly own a majority of the voting and economic Equity Interests of Holdings, (ii) Holdings shall own 100% of the voting and economic Equity Interests of Initial Borrower and (iii) Initial Borrower shall own 100% of the voting and economic Equity Interests of ML Target.

(g) Since the date of the ML Acquisition Agreement, there shall not have occurred or arisen any ML Material Adverse Effect that is continuing.

(h) The ML Refinancing shall have been consummated, or substantially simultaneous with the borrowing of the Term Loans on the Initial Closing Date shall be consummated.

Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Initial Closing Date specifying its objection thereto.

4.02 Conditions to Delayed Draw Funding. The borrowing under the Delayed Draw Term Loan Facility on the Delayed Draw Closing Date shall be subject solely to the satisfaction or waiver of the following conditions:

(a) The Administrative Agent shall have received each of the following, each dated the Delayed Draw Closing Date (or, in the case of certificates of governmental officials, a recent date before the Delayed Draw Closing Date):

(i) duly executed counterparts, from the CRIF Target and its Guarantor Subsidiaries party thereto, of joinders or supplements, as applicable, to this Agreement, the Intercreditor Agreement, each Guaranty and each Collateral Document, or additional Collateral Documents, and each other document and instrument required to create and perfect the security interests of the Collateral Agent in the applicable Collateral to be entered into on the Delayed Draw Closing Date (which will be, if applicable, in proper form for filing); provided that to the extent any security interest in such Collateral is not or cannot be provided or perfected on the Delayed Draw Closing Date (other than the pledge and perfection of such Collateral with respect to which a Lien may be perfected solely by (A) the filing of financing statements under the Uniform Commercial Code and (B) the delivery of stock certificates or other certificates, if any, representing Equity Interests of CRIF Target and its Guarantor Subsidiaries that are part of the Collateral and required to be pledged pursuant to the Collateral Documents to the extent possession of such certificates perfects a security interest therein, in each case to the extent received from CRIF Target) after CRIF Target’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the initial Credit Extension on the Delayed Draw Closing Date, but may instead be provided within ninety (90) days after the Delayed Draw Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent (on behalf of itself and the Administrative Agent (as defined under the Second Lien Credit Agreement) in its sole discretion, pursuant to arrangements to be mutually agreed by the Borrowers and the Administrative Agent (on behalf of itself and the Administrative Agent (as defined in the Second Lien Credit Agreement));

(ii) a duly executed Borrowing Notice(s) in accordance with the requirements of Section 2.02;

(iii) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of each of CRIF Target and its Guarantor Subsidiaries as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and duly executed certifications as the Administrative Agent or the Lenders may reasonably require to evidence that each of CRIF Target and its Guarantor Subsidiaries is duly organized, incorporated or formed, and, to the extent applicable, that each such Loan Party is validly existing, in good standing (to the extent such concept exists in the applicable jurisdiction) and qualified to engage in business in its jurisdiction of incorporation or formation;

(v) customary opinion of (A) Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to each Agent, each L/C Issuer and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters concerning the Loan Parties and the Loan Documents to be entered into on the Delayed Draw Closing Date as the Required Lenders may reasonably request, and (B) to the extent not covered in the opinion referred to in clause (A) above, local counsel to the Loan Parties in states in which the Loan Parties are incorporated or organized, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a customary certificate dated the Delayed Draw Closing Date, signed by a chief executive officer, chief financial officer or a senior vice president of the Borrowers, confirming compliance with the conditions precedent set forth in Sections 4.02(c), 4.01(f)(ii) and [______]; and

(vii) a Note or Notes duly executed by the Borrowers in favor of each Lender that has requested the same at least two Business Days prior to the Delayed Draw Closing Date.

(b) The Initial Closing Date shall have occurred.

(c) The CRIF Acquisition shall have been or, substantially concurrently with the borrowing under the Delayed Draw Term Loan Facility and the Delayed Draw Second Lien Facility shall be, consummated in accordance with the terms of the CRIF Acquisition Agreement in all material respects, without giving effect to any modifications, amendments, waivers or consents thereto that are materially adverse to the Lenders in their capacity as such without the approval of the Arrangers (or, if after the Initial Closing Date, the Administrative Agent) (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is equal to or less than 10% of the total purchase price and is applied ratably to reduce the Equity Contribution and to reduce the aggregate amount of the Delayed Draw Term Loan Facility and the Delayed Draw Second Lien Facility (with the reduction of such Delayed Draw Term Loan Facility and Delayed Draw Second Lien Facility being ratable as between such

Facilities), (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the CRIF Equity Contribution and (c) any waivers, modifications or amendments to, or in respect of, or consents under, the definition of “Material Adverse Effect” (in the CRIF Acquisition Agreement) shall be deemed materially adverse to the interests of the Lenders).

(d) (i) The CRIF Specified Acquisition Agreement Representations shall be true and correct (subject, in each case, to any materiality set forth in Article III of the CRIF Acquisition Agreement) as of the Delayed Draw Closing Date (or true and correct as of a specified date, if earlier) and (ii) the Specified Representations shall be true and correct in all material respects with respect to Initial Borrower, CRIF Target and its Guarantor Subsidiaries as of the Delayed Draw Closing Date (or true and correct in all material respect as of a specified date, if earlier).

(e) The Sponsor along with the other Investors will, directly or indirectly, contribute an aggregate amount of cash to the capital of Holdings (or otherwise on terms reasonably acceptable to the Arrangers) the proceeds of which will be contributed to Initial Borrower by Holdings as common equity which will represent not less than 30% of the pro forma total debt and equity capitalization (the “Total Capitalization”) of the Borrowers and their Subsidiaries after giving effect to the Transactions (any such required equity contribution, collectively, the “CRIF Equity Contribution”) (excluding, for purposes of calculating the Total Capitalization, (x) the aggregate gross proceeds of any loans borrowed on the Initial Closing Date under the Revolving Credit Facility to fund original issue discount or upfront fees in connection with the “market flex” provisions in the Fee Letters and (y) amounts drawn under the Revolving Credit Facility on the Initial Closing Date and/or the Delayed Draw Closing Date for working capital purposes and/or purchase price adjustments (including to repay amounts outstanding under any existing revolving credit facility or to replace, backstop or cash collateralize existing letters of credit)); provided, that as of the Delayed Draw Closing Date, after giving effect to the Transactions, (i) the Sponsor shall directly or indirectly own a majority of the voting and economic Equity Interests of Holdings, (ii) Holdings shall own 100% of the voting and economic Equity Interests of Initial Borrower and (iii) Initial Borrower shall, directly or indirectly, own 100% of the voting and economic Equity Interests of each of ML Target and CRIF Target.

(f) Since the date of the CRIF Acquisition Agreement, there shall not have occurred or arisen any CRIF Material Adverse Effect that is continuing.

(g) The Arrangers shall have received at least three (3) business days prior to the Delayed Draw Closing Date all documentation and information as is reasonably requested in writing by the Arrangers at least ten (10) days prior to the Initial Closing Date about CRIF Target and its subsidiaries required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(h) All costs, fees, expenses (including, without limitation, legal fees and expenses), other compensation, closing payments and additional payments contemplated and to the extent required by the Commitment Letter or the Fee Letters and which are due and payable to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders shall have been paid, to the extent, in the case of reimbursement of expenses and fees, invoices with reasonable detail have been received at least two business days prior to the Delayed Draw Closing Date.

(i) The CRIF Refinancing shall have been consummated, or substantially simultaneous with the borrowing of the Delayed Draw Term Loans on the Delayed Draw Closing Date shall be consummated.

4.03 Conditions to All Credit Extensions. After the Initial Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than (x) a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans, (y) in connection with Request for Credit Extension under a Term Commitment Increase or Revolving Credit Commitment Increase relating to a Limited Condition Acquisition or (z) in connection with (i) any Credit Extension made on the Initial Closing Date or (ii) the making of the Delayed Draw Term Loans on the Delayed Draw Closing Date) is subject to the following conditions precedent:

(a) the representations, warranties and certifications of or on behalf of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects if already by materiality or Material Adverse Effect) on and as of the date of such Credit Extension (in each case both before and immediately after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if already qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, or Section 4.01(a)(vi), as the case may be;

(b) no Default or Event of Default has occurred and is continuing, or would immediately thereafter result from such proposed Credit Extension or from the application of the proceeds therefrom; and

(c) the Administrative Agent and, if applicable, the L/C Issuers shall have received a Request for Credit Extension, as applicable, in accordance with the requirements hereof.

Each Credit Extension (other than (x) a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans, or (y) in connection with Request for Credit Extension under a Term Commitment Increase or Revolving Credit Commitment Increase relating to a Limited Condition Acquisition, or (z) in connection with (i) any Credit Extension made on the Initial Closing Date or (ii) the making of the Delayed Draw Term Loans on the Delayed Draw Closing Date) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Agents, L/C Issuers and the Lenders on the date hereof (after giving effect to the ML Transactions), on the Delayed Draw Closing Date (after giving effect to the CRIF Transactions) and on the date of each Credit Extension that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions that have been consummated on or prior to such date (a) are within such Loan Party’s corporate, partnership or limited liability company or other powers, have been duly authorized by all necessary corporate or other organizational action, (b) do not contravene the terms of any of such Person’s Organization Documents, (c) do not conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Restricted Subsidiary, in each case, except to the extent the conflict, breach, contravention or creation of Lien could not be reasonably likely to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (d) do not violate any Law. No Loan Party or any Restricted Subsidiary is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document, or for the consummation of the Transactions that have been consummated on or prior to such date, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect, (ii) authorizations, approvals, actions, notices and filings that are to be made by, to or with any Governmental Authority (excluding filings of financing statements under the Uniform Commercial Code, filings in the U.S. Patent and Trademark Office and filings with respect to any Mortgage) and are listed on Schedule 5.03 hereto, (iii) filings necessary to maintain the perfection or priority of the Liens created by the Loan Documents and (iv) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) Since the Initial Closing Date, each of the annual financial statements delivered pursuant to Section 6.01(a), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Holdings, the Borrowers and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings, the Borrowers and the Restricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein; provided, however, for avoidance of doubt Holdings, the Borrowers and the Restricted Subsidiaries make no representation or warranty with respect to any historical financial statements in respect of the ML Transactions, the CRIF Transactions, any Permitted Acquisition or IP Acquisition.

(b) (i) A complete and correct copy of the Required Financials has been delivered to the Administrative Agent prior to the Initial Closing Date, and (ii) since the Initial Closing Date, the most recent quarterly unaudited consolidated financial statements of Holdings, the Borrowers and the Restricted Subsidiaries delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (y) fairly present in all material respects the financial condition of Holdings, the Borrowers and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (z) show all material indebtedness and other liabilities, direct or contingent, of Holdings, the Borrowers and the Restricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein, subject, in the case of clauses (x) and (y), to the absence of footnote disclosures and to normal year-end adjustments; provided, however, for avoidance of doubt Holdings, the Borrowers and the Restricted Subsidiaries make no representation or warranty with respect to any historical financial statements in respect of the ML Transactions, the CRIF Transactions, any Permitted Acquisition or IP Acquisition.

(c) Since the Initial Closing Date there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of Holdings, the Borrowers and the Restricted Subsidiaries delivered to the Lenders pursuant to Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by Holdings to be reasonable when made in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Holdings’ reasonable estimate of its future financial performance; it being understood and agreed that (A) any financial or business projections furnished by the Borrowers are subject to significant uncertainties and contingencies, which may be beyond the control of Holdings, the Borrowers and the Restricted Subsidiaries, (B) no assurance is given by Holdings, the Borrowers or any Restricted Subsidiary that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrowers threatened (in writing), at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiaries or against any of their properties or revenues that (a) purport to adversely affect this Agreement, any other Loan Document or the consummation of the Transactions that have been consummated on or prior to such date, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 Environmental Compliance.

(a) Each Loan Party and each Restricted Subsidiary is now, and for the past three years has been, in compliance with the requirements of all applicable Environmental Laws, except in such instances where the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise may be set forth on Schedule 5.07 or as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary is listed or, to the knowledge of such Loan Party, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Restricted Subsidiary or on any property formerly owned or operated by any Loan Party or any Restricted Subsidiary; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Restricted Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary (as to formerly owned property, only during such ownership or operation).

(c) Except as otherwise may be set forth on Schedule 5.07 or as would not reasonably be expected to have a Material Adverse Effect (i) neither any Loan Party nor any Restricted Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary (as to formerly owned property, only during such ownership or operation) have been disposed of in a manner that would not reasonably be expected to result in liability to any Loan Party or any Restricted Subsidiary.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party and each Restricted Subsidiary has good record and legal title in fee simple to, or valid leasehold interests in, all real property reasonably necessary to the conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of the Borrowers and the Restricted Subsidiaries is not subject to any Liens, other than Liens set forth on Schedule 5.08(b), Permitted Encumbrances, as applicable, or as otherwise permitted by Section 7.01.

(c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Initial Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner.

(d) Set forth on Schedule 5.08(d) hereto is a complete and accurate list as of the date of this Agreement of all leases of real property under which any Loan Party or any Restricted Subsidiary is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee as of the Initial Closing Date, expiration date and annual rental cost thereof.

5.09 Taxes. Except to the extent as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary has filed all federal and state and other income tax returns and reports and all other tax returns required to be filed, other than those scheduled on Schedule 5.09 hereto, and has paid all federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted or for which an extension has been granted and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed assessment of Taxes against the Borrowers or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. As of the Initial Closing Date, except to the extent as could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any Restricted Subsidiary is party to any tax sharing agreement other than any such agreement among Loan Parties or among any Loan Parties and Parent (and no other Persons).

5.10 Labor Matters. No Loan Party nor any Restricted Subsidiary is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any Restricted Subsidiary, or to the knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of the Borrowers, threatened involving any Loan Party or any of the Restricted Subsidiaries and (c) to the knowledge of the Borrowers, no union representation question existing with respect to the employees of any Loan Party or any of the Restricted Subsidiaries and, to the knowledge of the Borrowers, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Except as would not be reasonably expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrowers, nothing has occurred subsequent to the issuance of such determination letter which would be reasonably expected to prevent, or cause the loss of, such qualification; (iii) each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan and Multiemployer Plan and (iv) no Pension Plan has any Unfunded Pension Liability.

(b) (i) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (ii) there has been no “prohibited transaction” (as such term is defined in Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or violation of the fiduciary responsibility rules with respect to any Plan, in case of either (i) or (ii), that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding requirements described in Section 302 or 303 of ERISA or Section 412 or 430 of the Code, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has engaged in a transaction with respect to a Plan that could reasonably be expected to result in a liability to a Loan Party, where, in the case of any of the events set forth in clauses (i) through (v) above, the occurrence of such events would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.12 Subsidiaries; Equity Interests; Loan Parties. Schedule 5.12 sets forth as of the Initial Closing Date a list of all Subsidiaries of Holdings and the percentage ownership interest of Holdings, the Borrowers, or the applicable Subsidiary therein. As of the Initial Closing Date after giving effect to the ML Transactions, the shares of capital stock or other Equity Interests so indicated on Schedule 5.12 are fully paid and non-assessable and are owned by Holdings, the Borrowers or the applicable Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and the Second Lien Loan Documents). As of the Initial Closing Date, no Loan Party has any Equity Interests or other equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.12 or as otherwise permitted by Section 7.03. Set forth on part (c) of Schedule 5.12, as of the Initial Closing Date, is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) No Loan Party, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

5.14 Disclosure. Neither the Information Memorandum nor any report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed that (a) any financial or business projections furnished by the Borrowers is subject to significant uncertainties and contingencies, which may be beyond the control of the Borrowers, (b) no assurance is given by the Borrowers that the results or forecast in any such projections will be realized and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material; and provided further that no representation is made in this Section 5.14 with respect any materials that may be delivered by Holdings, the Borrowers or the Restricted Subsidiaries (other than materials required to be delivered pursuant to the Loan Documents) that Holdings, the Borrowers or such Restricted Subsidiary specifies in writing at the time of delivery is not intended to be subject to this Section 5.14 or historical financial statements of Acquired Entities and with respect to IP Acquisitions.

5.15 Intellectual Property; Licenses, Etc.. The Borrowers and the Restricted Subsidiaries own, or are licensed to use, all intellectual property rights necessary for the operation of their respective businesses as currently conducted, except for any such failure to own or possess a license that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrowers, the operation of the businesses as currently conducted by the Borrowers and the Restricted Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any intellectual property rights owned by any other Person, except for any of the foregoing that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim is pending or, to the knowledge of the Borrowers, threatened in writing by any Person alleging that the conduct of the business of the Borrowers or any Restricted Subsidiary infringes, dilutes, misappropriates or violates any intellectual property rights owned by any other Person as of the Initial Closing Date, except for such claims that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.16 Solvency. As of the Initial Closing Date Holdings, the Borrowers and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.17 Anti-Terrorism Laws; PATRIOT Act.

(a) (A) On the Initial Closing Date and in connection with the consummation of the ML Acquisition, the Borrowers will not directly, or knowingly indirectly, use the proceeds of the Loans in violation of the U.S.A. Patriot Act, regulations of OFAC, or other Sanctions, and (B) on the Delayed Draw Closing Date and in connection with the CRIF Acquisition, the Borrowers will not directly, or knowingly indirectly, use the proceeds of the Loans in violation of the U.S.A. Patriot Act, regulations of OFAC, or other Sanctions.

(b) Neither Holdings nor any Loan Party is in material violation of any applicable law relating to sanctions, terrorism or money laundering (“Anti-Terrorism Laws”), including, without limitation, Anti-Money Laundering Laws, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”, as amended), the U.S.A. Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95, as amended), the Proceeds of Crime Act, the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707, as amended); and

(c) Neither Holdings, any Loan Party nor any Restricted Subsidiary and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors, brokers or agents of any such Loan Party or such Restricted Subsidiary that is acting or benefitting in any capacity in connection with Loans or other extensions of credit hereunder, is any of the following:

(i) a Prohibited Person or a person controlled by, or acting for or on behalf of, any person that is a Prohibited Person; or

(ii) a person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

5.18 FCPA; Anti-Corruption Laws.

(a) (A) On the Initial Closing Date and in connection with the consummation of the ML Acquisition, the Borrowers (i) will not directly, or knowingly indirectly, use the proceeds of the Loans in violation of Anti-Corruption Laws and (ii) are in compliance with Anti-Corruption Laws in all material respects, and (B) on the Delayed Draw Closing Date and in connection with the consummation of the CRIF Acquisition, the Borrowers (i) will not directly, or knowingly indirectly, use the proceeds of the Loans in violation of Anti-Corruption Laws and (ii) are in compliance with Anti-Corruption Laws in all material respects.

(b) Neither Holdings, any Loan Party nor any Restricted Subsidiary (nor, to the knowledge of the Borrowers, any director, agent, employee or other person acting on behalf of Holdings, any Loan Party or any Restricted Subsidiary) has paid, offered, promised to pay, or authorized the payment of, and no part of the proceeds of the Loans, Letters of Credit or any other extension of credit hereunder will be directly, or knowingly indirectly, used (i) to pay, offer to pay, promise to pay any money or anything of value to any Public Official for the purpose of influencing any act or decision of such Public Official or of such Public Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of any applicable Anti-Corruption Laws, or (ii) for the purpose of financing any activities or business of or with any Prohibited Person or in any Sanctioned Country unless specifically licensed by OFAC.

5.19 Validity, Priority and Perfection of Security Interests in the Collateral. The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations under the Loan Documents, and when (i) financing statements and other filings in appropriate form describing the Collateral with respect to which a security interest may be perfected by filing or recordation are filed or recorded with the appropriate Governmental Authority and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent such security interests can be perfected by such filing, recordation, possession or control with the priority required by the Loan Documents. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

5.20 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar term) of the Loan Parties under any Indebtedness permitted hereunder that is subordinated in writing in right of payment to the Obligations.

5.21 Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes not prohibited by this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized or back-stopped), the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, 6.15, and 6.16) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, which shall distribute to each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) within 120 days (or 180 days in the case of the fiscal year ending December 31, 2017 or 270 days in the case of the fiscal year ending December 31, 2018; provided that, for the Fiscal Year ending December 31, 2018, the Target Standalone Annual Financials (as defined below) shall be delivered within 180 days) after the end of each fiscal year of Holdings a consolidated balance sheet of Holdings, the Borrowers and the Restricted Subsidiaries as at the end of such fiscal year (it being understood and agreed that the audit required to be delivered (i) for the fiscal year ending December 31, 2017 shall consist solely of an audit of ML Target and its Subsidiaries and (ii) for the fiscal year ending December 31, 2018 shall consist solely of (x) an audit of ML Target and its Subsidiaries for the period from January 1, 2018 through the Initial Closing Date and (y) an audit of Holdings and its Restricted Subsidiaries for the period from the day after the Initial Closing Date through December 31, 2018; for the avoidance of doubt, no audit shall be provided with respect to CRIF Target and its Subsidiaries for any period prior to the Delayed Draw Closing Date), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and beginning with the fiscal year ending December 31, 2020, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards (which opinion shall be without a “going concern” or like qualification, exception or explanatory paragraph and without any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph with respect to or resulting from (i) the upcoming maturity date of any Indebtedness, or (ii) any prospective default under the Financial Covenant hereunder or a financial covenant in any other Indebtedness). “Target Standalone Annual Financials” shall mean unaudited consolidated balance sheets of each of (A) ML Target and its Subsidiaries and (B), subject to the occurrence of the Delayed Draw Closing Date, CRIF Target and its Subsidiaries, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ending December 31, 2018; provided that the Target Standalone Financials for CRIF Target and its Subsidiaries shall only include the period from the Delayed Draw Closing Date through the end of such fiscal year) ;

(b) within 45 days (or 60 days in the case of fiscal quarters ended September 30, 2018, March 31, 2019 and June 30, 2019 after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the first full fiscal quarter ending after the Initial Closing Date; provided that the first three financial statements delivered pursuant to this Section 6.01(b) shall be Target Standalone Quarterly Financials), a consolidated balance sheet of Holdings, the Borrowers and the Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended and (beginning with September 30, 2019), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer or a senior vice president of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings, the Borrowers and the Restricted Subsidiaries in accordance with GAAP, subject only to year-end adjustments and the absence of footnote disclosures. “Target Standalone Quarterly Financials” shall mean unaudited consolidated balance sheets of each of (A) ML Target and its Subsidiaries and (B), subject to the occurrence of the Delayed Draw Closing Date, CRIF Target and its Subsidiaries, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter; provided that the Target Standalone Financials for CRIF Target and its Subsidiaries shall only include the period from the Delayed Draw Closing Date through the end of each applicable fiscal quarter); and

(c) no later than 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2018), forecasts prepared by management of Holdings, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of Holdings, the Borrowers and the Restricted Subsidiaries on a quarterly basis for the fiscal year following such fiscal year; it being understood and agreed that (A) any financial or business projections furnished by Holdings are subject to significant uncertainties and contingencies, which may be beyond the control of Holdings, (B) no assurance is given by Holdings, the Borrowers or any Restricted Subsidiary that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 6.01 may be satisfied with respect to financial information of Holdings, by furnishing the applicable financial statements of Initial Borrower and its Restricted Subsidiaries; provided that to the extent such information relates to a parent of Initial Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrowers and the Restricted Subsidiaries on a standalone basis, on the other hand.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) (beginning with respect to the fiscal year ending December 31, 2018, and excluding any Target Standalone Annual Financials) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or a senior vice president of the Borrowers, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis of the financial condition and results of operations of Holdings, the Borrowers and the Restricted Subsidiaries for such fiscal quarter or fiscal year, as compared to the previous fiscal quarter or fiscal year, as applicable; and

(b) promptly, such additional information regarding the business, financial, legal or corporate affairs (including any information required under the Patriot Act) of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrowers deliver such documents by electronic mail to the Administrative Agent or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) until Administrative Agent has confirmed its receipt of an electronic copy of any such document, Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender if so requested by the Administrative Agent or any such Lender and (y) the Borrowers shall notify the Administrative Agent (by facsimile, electronic mail or other electronic communications) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any of its Subsidiaries shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Collateral Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, fiduciary duty or binding agreement (to the extent such binding agreement was not created in contemplation of such Loan Party’s or Subsidiary’s obligations under this Section 6.02), (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party or any of its Subsidiaries owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s or Subsidiary’s obligations under this Section 6.02) to any third party.

6.03 Notices. Promptly notify the Administrative Agent (on behalf of the Lenders):

(a) of the occurrence of any Default or Event of Default; and

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable or within 60 days thereafter, all its material liabilities for Taxes, assessments and governmental charges or levies upon it or its properties or assets and all claims for Taxes which, if unpaid, would by law become a Lien upon any material portion of its property or assets other than any Liens permitted under Section 7.01(c); provided, however, that neither the Borrowers nor any Restricted Subsidiary shall be required to pay or discharge any such obligation that is being contested in good faith and (where appropriate) by proper proceedings and as to which appropriate reserves are being maintained.

6.05 Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve, protect and repair all of its material properties and equipment necessary in the operation of its business in working condition and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily (in the determination of the Borrowers) insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily (in the determination of the Borrowers) carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of any material modification, termination, lapse or cancellation of such insurance. Each such policy of property insurance shall name the Administrative Agent as the loss payee and/or mortgagee, as applicable, for the ratable benefit of the Secured Parties. Each such policy of liability insurance shall name the Administrative Agent as an additional insured thereunder for the ratable benefit of the Secured Parties. In addition to the foregoing, if in each case any portion of a Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) or any local equivalent or other hazard designated by a Governmental Authority in the jurisdiction in which the Mortgaged Property is located, then the Borrowers shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood or other insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act or Governmental Authority.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or its business or property and all orders, writs, injunctions and decrees binding on it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of the financial transactions and matters involving the assets and business of the Borrowers or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Restricted Subsidiary, as the case may be, provided that the Borrowers may estimate GAAP results if the financial statements with respect to a Permitted Acquisition or an IP Acquisition are not maintained in accordance with GAAP, and Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Loan Parties.

6.10 Inspection Rights. Permit representatives and independent contractors of the Agent (which may accompany such representative or independent contractors) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Borrowers shall be entitled to be present), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and so long as no Event of Default has occurred and is continuing, no more frequently than once per fiscal year, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.

(a) The proceeds of the Term Facilities Funded on the Initial Closing Date shall be used, together with the proceeds of the Second Lien Loans funded on the Initial Closing Date and the proceeds of the Initial Closing Date Equity Contribution, to fund a portion of the ML Transactions and to pay the transaction fees and expenses related thereto.

(b) Revolving Credit Loans may be made on the Initial Closing Date (i) to fund original issue discount or upfront fees in connection with the “market flex” provisions in the Fee Letters, (ii) for working capital and other general corporate purposes and amounts required to repay amounts outstanding under any existing revolving credit facility or to replace, backstop or cash collateralize existing letters of credit, and (iii) to pay fees and expenses related to the ML Transactions; provided that the aggregate amount of Revolving Credit Loans that may be made on the Initial Closing Date shall not exceed $1,000,000. After the Initial Closing Date, the proceeds of Revolving Credit Loans (including any Incremental Revolving Credit Loans) shall be used by the Borrowers from time to time for ongoing working capital and general corporate purposes (including, without limitation, Permitted Acquisitions and IP Acquisitions and other permitted Investments and Capital Expenditures) not in contravention of any Law or of any Loan Document. Notwithstanding the foregoing, Revolving Credit Loans shall not be used to fund any portion of the CRIF Transactions or any transaction fees and expenses related thereto.

(c) The proceeds of the Delayed Draw Term Loan Facility shall be used, together with the proceeds of loans under the Delayed Draw Second Lien Facility and the proceeds of the Initial Closing Date Equity Contribution and the CRIF Equity Contribution, if any, on the Delayed Draw Closing Date to fund a portion of the CRIF Transactions and to pay the transaction fees and expenses related thereto.

(d) The proceeds of Incremental Term Loans shall be used by the Borrowers for general corporate purposes (including, without limitation, Permitted Acquisitions and IP Acquisitions and other permitted Investments and Capital Expenditures) not in contravention of any Law or of any Loan Document.

(e) Letters of Credit shall be used solely to support payment obligations incurred in the ordinary course of business by the Borrowers and the Restricted Subsidiaries.

6.12 Covenant to Guarantee Obligations and Give Security. Upon (a) the formation or acquisition by any Loan Party or any Restricted Subsidiary of any new direct or indirect Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, unless such Subsidiary is (i) an Unrestricted Subsidiary, (ii) an Excluded Subsidiary, or (iii) a merger subsidiary formed in connection with a Permitted Acquisition or IP Acquisition so long as such merger subsidiary is merged out of existence pursuant to such Permitted Acquisition within 30 days of its formation thereof or such later date as permitted by the Administrative Agent in its sole discretion), or (b) the acquisition of any property by any Loan Party or any Subsidiary (unless such Subsidiary is (i) an Unrestricted Subsidiary or (ii) after giving effect to such acquisition, an Excluded Subsidiary) that is not already subject to a perfected first priority security interest (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, the Borrowers shall, in each case at the Borrowers’ expense, promptly:

(i) within 60 days, or such longer period as determined in writing by the Administrative Agent in its sole discretion from time to time, after such formation, acquisition, or designation cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within 60 days, or such longer period as determined in writing by the Administrative Agent in its sole discretion from time to time, after such formation, acquisition or designation, furnish to the Administrative Agent a description of the material owned real and personal properties of the Loan Parties and their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) in detail reasonably satisfactory to the Administrative Agent;

(iii) within 60 days, or such longer period as determined in writing by the Administrative Agent in its sole discretion from time to time, after such formation, acquisition or designation, duly execute and deliver, and cause each such Restricted Subsidiary that is or is required to become a Subsidiary Guarantor and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and other instruments of the type specified in Section 4.01(a)(iii), in form and substance consistent with the Collateral Documents delivered or ratified, if applicable, on the Initial Closing Date and reasonably satisfactory to the

Collateral Agent (including delivery of all Pledged Interests in and of such Restricted Subsidiary), securing payment of all the Obligations of the applicable Loan Party, such Restricted Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on the Equity Interests of such Restricted Subsidiary and in its assets; provided that for the avoidance of doubt (A) the Equity Interests of any Restricted Subsidiary of a Loan Party held directly or indirectly by a CFC or a U.S. Foreign Holdco shall not be pledged, and (B) if such Subsidiary owns or if such new property is Equity Interests in a CFC or U.S. Foreign Holdco owned directly by the Borrowers or any Subsidiary Guarantors, only 65% of such Equity Interests shall be pledged in favor of the Secured Parties;

(iv) within 90 days, or such longer period as determined in writing by the Administrative Agent in its sole discretion from time to time, after such formation, acquisition or designation, take, and cause such Restricted Subsidiary (other than any Excluded Subsidiary) or such parent to take, whatever action (including, without limitation, the recording of mortgages (if required) and the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens under applicable law on the properties purported to be subject to the mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against third parties in accordance with their terms, including, if such property consists of owned real property with a value in excess of $2,500,000 (in the aggregate) when acquired (excluding in any case the HQ Real Property), the following:

(A) Mortgages, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, together with assignments of leases and rents, duly executed by the appropriate Loan Party,

(B) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property (subject to Permitted Encumbrances and Liens permitted under the Loan Documents, including but not limited to those Liens described in Section 7.01, or those consented to by the Administrative Agent in writing) described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(C) fully paid Mortgage Policies in respect to the owned real property subject to the Mortgages in form and substance, with customary endorsements including zoning endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the

Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all other Liens, excepting only Permitted Encumbrances and Liens permitted under the Loan Documents, including but not limited to those Liens described in Section 7.01, or those consented to by the Administrative Agent in writing, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) as the Administrative Agent may reasonably deem necessary or desirable and with respect to any property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case to the extent available and reasonably satisfactory to the Administrative Agent,

(D) American Land Title Association/American Congress on Surveying and Mapping form surveys (or other surveys reasonably acceptable to the Administrative Agent or such documentation as is sufficient to omit the standard survey exception to coverage under the policy of title insurance), for which all necessary fees (where applicable) have been paid, prepared by a land surveyor duly registered and licensed in the state in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements noted in the Mortgage Policies, parking spaces, rights of way, building set-back lines and other dimensional regulations (each to the extent plottable) and the absence of material encroachments, either by such improvements to or on such property, and other defects, each which cannot otherwise be insured over in the Mortgage Policies, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(E) evidence of the insurance required by the terms of this Agreement with respect to the properties covered by the Mortgage,

(F) (i) evidence as to whether each Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and (ii) if such Mortgaged Property is a Flood Hazard Property, (A) evidence as to whether the community in which such is located is participating in the National Flood Insurance Program, (B) the Borrowers’ or Restricted Subsidiary’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of the Borrowers’ or Restricted Subsidiary’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties,

(G) favorable opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent with respect to the enforceability and perfection of the Mortgages and any related fixture filings (including that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents),

(H) such other actions reasonably requested by the Administrative Agent that are necessary in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken, and

(I) except with respect to residential real estate, upon the reasonable request of the Administrative Agent, any existing Phase I environmental reports with respect to the Mortgaged Property;

(v) within 60 days, or such longer period as determined in writing by the Administrative Agent in its sole discretion from time to time, after such formation, acquisition or designation, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request;

(vi) as promptly as practicable after such formation, acquisition or designation, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property owned by the entity that is the subject of such request (not to include any Excluded Subsidiary), title reports, surveys and any existing Phase I environmental assessment reports, and such other reports as the Administrative Agent may reasonably request;

(vii) upon the occurrence and during the continuance of an Event of Default, with respect to any and all cash dividends paid or payable to the Borrowers or any Restricted Subsidiary from any of its Subsidiaries from time to time upon the Administrative Agent’s request, promptly execute and deliver, or cause such Restricted Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Restricted Subsidiary to take, as the case may be, all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends; and

(viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in perfecting and preserving, the Liens of such mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.

6.13 Compliance with Environmental Laws. Except in each of the following cases as would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to comply with all Environmental Laws; provided, however, that neither the Borrowers nor any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate financial reserves are being maintained.

6.14 Further Assurances. Subject to the limitations set forth herein and in the other Loan Documents, promptly upon the reasonable request by any Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments (including terminating any unauthorized financing statements) as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any Restricted Subsidiary’s properties, assets, rights or interests now or hereafter intended to be covered by any of the Collateral Documents to the Liens of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights and Liens granted or now or hereafter intended or purported to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Restricted Subsidiary is or is to be a party, and cause each Restricted Subsidiary to do so.

6.15 Credit Ratings. Use commercially reasonable efforts to maintain Credit Ratings from each of Moody’s, S&P and Fitch in effect at all times (it being understood and agreed that in no event shall the Borrowers be required to maintain Credit Ratings of a certain level); provided, that after the completion of the primary syndication of the Loans and Commitments hereunder and to the extent reasonably agreed by the Administrative Agent, the Borrowers shall only be required to use commercially reasonable efforts to maintain Credit Ratings from any two of the three aforementioned ratings agencies.

6.16 Conditions Subsequent to the Initial Closing Date. Furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 6.16 that were not delivered or taken on or prior to the Initial Closing Date within the applicable time periods set forth on such Schedule 6.16 (which time periods may be extended at the sole discretion of the Administrative Agent).

6.17 Unrestricted Subsidiaries. (a) Not designate any Subsidiary as an Unrestricted Subsidiary unless (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrowers and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Covenant (regardless of whether the Financial Covenant is then applicable under the parenthetical in Section 7.10(a)) and (iii) such Subsidiary is also designated as an Unrestricted Subsidiary for the purposes of any Credit Agreement Refinancing Indebtedness, any Second Lien Loan Documents or any Permitted Refinancing Indebtedness in respect of any thereof. The designation of any Subsidiary as an Unrestricted Subsidiary after the Initial Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ Investment therein.

(b) Not re-designate any Unrestricted Subsidiary as a Restricted Subsidiary unless (i) immediately before and after such re-designation, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such re-designation, the Borrowers and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Covenant (regardless of whether the Financial Covenant is then applicable under the parenthetical in Section 7.10(a)) and (iii) such Unrestricted Subsidiary is also re-designated as a Restricted Subsidiary for the purposes of any Credit Agreement Refinancing Indebtedness, any Second Lien Loan Documents or any Permitted Refinancing Indebtedness in respect of any thereof. The re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of re-designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(c) Not designate any Subsidiary as an “Unrestricted Subsidiary” under and as defined in any Credit Agreement Refinancing Indebtedness, any Second Lien Loan Documents or any Permitted Refinancing Indebtedness in respect of any thereof without designating such Subsidiary as an Unrestricted Subsidiary hereunder, or re-designate any “Unrestricted Subsidiary” as a “Restricted Subsidiary”, in each case under and as defined in any definitive debt documentation for the applicable Credit Agreement Refinancing Indebtedness, Second Lien Loan Documents or Permitted Refinancing Indebtedness in respect of any thereof without re-designating such Person as a Restricted Subsidiary hereunder.

(d) Notwithstanding anything to the contrary contained here, in no event shall (i)(1) Holdings or the Borrowers or (2) any Restricted Subsidiary that holds any Equity Interests in, any Liens on, any Indebtedness of, any Investments in or any Collateral of any Restricted Subsidiary (unless such Restricted Subsidiary is included in the designation pursuant to Section 6.17(a)), in each case, be designated as an Unrestricted Subsidiary or (ii) Holdings, any Borrower or any Restricted Subsidiary transfer or otherwise exclusively license any Material IP Assets to any Unrestricted Subsidiary.

6.18 Patriot Act; Anti-Terrorism Laws.

(a) Not directly, or knowingly indirectly, use the proceeds of the Loans in violation of the U.S.A. Patriot Act or Sanctions.

(b) Comply in all material respects with Anti-Terrorism Laws, Anti-Money Laundering Laws, the U.S.A. Patriot Act, Sanctions, the Trading with the Enemy Act (12 U.S.C. §95, as amended), the Proceeds of Crime Act and the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707, as amended); and

(c) Not, to the knowledge of the Loan Parties, allow Holdings, any Loan Party nor any Restricted Subsidiary and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors, brokers or agents of any such Loan Party or such Restricted Subsidiary that is acting or benefitting in any capacity in connection with Loans or other extensions of credit hereunder, to engage in any dealings or transaction with:

(i) a Prohibited Person or a person controlled by, or acting for or on behalf of, any person that is a Prohibited Person; or

(ii) a person who commits, threatens or conspires to commit or supports “terrorism” as designated by the Executive Order.

6.19 Foreign Corrupt Practices Act; Sanctions.

(a) (i) Not knowingly use the proceeds of the Loans in violation of Anti-Corruption Laws and (ii) comply with Anti-Corruption Laws in all material respects.

(b) Not pay, offer, promise to pay, or authorize the payment (nor permit any director, agent, employee or other person acting on behalf of Holdings, any Loan Party or any Restricted Subsidiary to pay, offer, promise to pay, or authorize such payment) of, and not knowingly permit the proceeds of the Loans, Letters of Credit or any other extension of credit hereunder to be directly or knowingly indirectly used (i) to pay, offer to pay, or promise to pay any money or anything of value to any Public Official for the purpose of influencing any act or decision of such Public Official or of such Public Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any person, in each case in material violation of any applicable Anti-Corruption Laws, including but not limited to the Foreign Corrupt Practices Act 1977, or (ii) for the purpose of financing any activities or business of or with any Prohibited Person or in any country or territory that at such time is the subject of any Sanctions to the extent that such activity would violate Sanctions.

6.20 [Reserved].

6.21 Fiscal Year. Not make any change in fiscal year (provided, however, for the avoidance of doubt, such changes may be made with respect to the financial records of an Acquired Entity pursuant to a Permitted Acquisition and the assets or equity acquired in an IP Acquisition) other than with the written consent of the Administrative Agent. The Borrowers and the Administrative Agent are hereby authorized by the Lenders to make any technical amendments or modifications to this Agreement contained herein that are reasonably necessary in order to reflect such change in fiscal year.

6.22 Plan Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, do and cause each of its ERISA Affiliates to do each of the following: (i) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Laws; (ii) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (iii) make all required contributions to any Plan subject to Section 412 or Section 430 of the Code.

6.23 Lender Conference Call. Within 20 Business Days after the delivery of the financial statements delivered pursuant to Section 6.01(a), upon reasonable prior notice, hold a conference call with all Lenders who choose to participate, on which conference call the financial results of the such fiscal year, the financial condition of the Borrowers and their Subsidiaries and the projections presented for the current fiscal year of the Borrowers shall be reviewed.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding and not Cash Collateralized or back-stopped, the Borrowers shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, and solely in the case of Section 7.13, Holdings shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to (i) any Loan Document or securing any Obligation, (ii) any Second Lien Loan Document or the documentation governing any Permitted Refinancing Indebtedness with respect thereto or the documentation governing any Permitted Incremental Equivalent Debt (as defined in the Second Lien Credit Agreement as in effect on the date hereof), any Credit Agreement Refinancing Indebtedness (as defined in the Second Lien Credit Agreement as in effect on the date hereof) or any other second lien Indebtedness permitted thereunder (provided that, in each case, such Liens do not extend to any assets that are not Collateral and that such Liens are junior to the Liens securing the Obligations pursuant to the terms of the Intercreditor Agreement), or (iii) the documentation governing any Credit Agreement Refinancing Indebtedness consisting of Permitted Equal Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt (provided that such Liens do not extend to any assets that are not Collateral); provided that,

(A) in the case of Liens securing Permitted Equal Priority Refinancing Debt (other than Permitted Equal Priority Refinancing Debt incurred pursuant to a Refinancing Amendment under this Agreement), the applicable parties to such Permitted Equal Priority Refinancing Debt (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens securing such Permitted Equal Priority Refinancing Debt shall not rank junior to or senior to the Liens securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens securing Permitted Junior Priority Refinancing Debt, the applicable parties to such Permitted Junior Priority Refinancing Debt (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens securing such Permitted Junior Priority Refinancing Debt, as applicable, shall rank junior to the Liens securing the Obligations (and must be secured on a pari passu basis with the Liens securing the Second Lien Obligations). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this Section 7.01(a);

(b) Liens existing on the date hereof and listed on Part I of Schedule 5.08(b) and any renewals, refinancing or extensions thereof; provided that (i) the property covered thereby is not changed (other than the addition of any proceeds thereof), (ii) the amount secured thereby is not increased (excluding the amount of any (a) interest and fees capitalized thereon and (b) premium paid in respect of such extension, renewal or refinancing and the amount of reasonable expenses incurred by the Loan Parties in connection therewith), (iii) none of the Loan Parties or their Restricted Subsidiaries shall become a new direct or contingent obligor and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02;

(c) Liens for taxes, the non-payment of which does not otherwise constitute a violation of Section 6.04;

(d) Liens in respect of Property of the Borrowers and the Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Borrowers and the Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrowers and the Restricted Subsidiaries, taken as a whole, and (ii) which, if they secure obligations that are due and remain unpaid for more than 60 days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;

(e) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or letters of credit or guarantees issued respect thereof, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations or letters of credit or guarantees issued in respect thereof (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this clause (e), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and remain unpaid for more than 60 days, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property subject to any such Lien, and (ii) to the extent such Liens are not imposed by requirements of Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents;

(f) [reserved];

(g) easements, rights-of-way, title exceptions, survey exceptions, covenants, reservations, restrictions, conditions, licenses, building codes, minor defects or irregularities in title and other similar encumbrances affecting real property that were not incurred in connection with and do not secure Indebtedness and which do not in any case materially detract from the value of the property subject thereto or materially and adversely affect the use and occupancy of the property encumbered thereby for its intended purposes;

(h) Liens securing Indebtedness permitted under Section 7.02(j) (or pursuant to Section 7.02(cc) to the extent relating to a refinancing or renewal of Indebtedness incurred pursuant to Section 7.02(j)), provided that (i) any such Liens attach only to the Property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other Property of Holdings, the Borrowers and the Restricted Subsidiaries;

(i) as the result of a Permitted Acquisition or an IP Acquisition or other Investments permitted hereunder, Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time the assets of such Person are acquired or such Person is merged into or consolidated with the Borrowers or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that any such Lien was not created in contemplation of such acquisition, merger, consolidation or investment and does not extend to any assets other than those acquired in such acquisition or investment and those assets of the Person merged into or consolidated with the Borrowers or such Restricted Subsidiary; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;

(j) (i) customary banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts (including securities accounts) maintained by the Borrowers or its Subsidiaries and (ii) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(k) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Borrowers or any Restricted Subsidiary entered into in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrowers or the Restricted Subsidiaries or materially detract from the value of the assets of the Borrowers or the Restricted Subsidiaries taken as a whole;

(l) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not materially and adversely affect the business of the Borrowers or the Restricted Subsidiaries or materially detract from the value of the assets of the Borrowers or the Restricted Subsidiaries taken as a whole, or secure any Indebtedness for borrowed money;

(m) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(n) precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrowers or the Restricted Subsidiaries in the ordinary course of business;

(o) [reserved];

(p) Liens on assets of Restricted Subsidiaries that are not required to become Loan Parties pursuant to Section 6.12; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrowers or any Restricted Subsidiary, and (ii) such Liens extending to the assets of any such Restricted Subsidiary secure only Indebtedness incurred by such Restricted Subsidiary pursuant to Section 7.02;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness for borrowed money;

(s) Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition, IP Acquisition, or other Investment that do not exceed in the aggregate at any time outstanding 5.0% of the Total Consideration for such Permitted Acquisition, IP Acquisition or Investment;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(u) Liens consisting of contractual obligations of any Loan Party to sell or otherwise dispose of assets (provided that such sale or disposition is permitted hereunder);

(v) Liens securing Indebtedness of the Borrowers and the Restricted Subsidiary outstanding in an aggregate principal amount not to exceed the greater of (x) $16,000,000 and (y) 25% of Consolidated EBITDA at any time outstanding;

(w) zoning restrictions, building and land use laws imposed by any governmental authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business thereon, and ground leases in respect of real property on which facilities leased by any Loan Party or any Restricted Subsidiary are located;

(x) [reserved];

(y) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or Restricted Subsidiary in the ordinary course of business;

(z) non-exclusive licenses and sublicenses of intellectual property granted by any Loan Party or Restricted Subsidiary in the ordinary course of business;

(aa) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(bb) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums for such insurance policies pursuant to Section 7.02(o);

(cc) Liens on property of non-Loan Parties securing Indebtedness of non-Loan Parties in an aggregate principal amount not to exceed the greater of (x) $16,000,000 and (y) 25% of Consolidated EBITDA at any time outstanding and permitted to be incurred by Section 7.02; and

(dd) Liens securing Indebtedness permitted under Section 7.02(t) so long as such Liens are junior and subordinated to the Liens securing the Obligations (but must be secured on a pari passu basis with the Liens securing the Second Lien Obligations) and subject to a Customary Intercreditor Agreement.

(ee) Liens on assets and the proceeds therefrom (and only those assets) subject to any Permitted Sale Leaseback under Section 7.02(jj);

(ff) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(gg) Liens securing Indebtedness permitted under Section 7.02(k) (so long as such Liens are subject to the Customary Intercreditor Agreement referred to in such Section 7.02(k)) and (dd) (so long as such Liens are subject to the Intercreditor Agreement referred to in the definition of “Permitted Incremental Equivalent Debt”);

(hh) Liens securing reimbursement obligations permitted by Section 7.02(kk); provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto; and

(ii) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings, the Borrowers or any Restricted Subsidiary in joint ventures.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred under (i) this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.14 and Section 2.18 hereof) and (ii) the Second Lien Loan Documents (in accordance with the terms of such Second Lien Loan Documents as in effect on the date hereof);

(b) in the case of the Borrowers, Indebtedness owed to any other Loan Party, to the extent subject to, and outstanding in accordance with, the provisions of the Intercompany Note which Indebtedness shall (A) constitute Pledged Debt and (B) be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the applicable Collateral Document;

(c) in the case of any Subsidiary of the Borrowers, (A) that is a Loan Party, Indebtedness owed to the Borrowers or to any other Loan Party, to the extent subject to, and outstanding in accordance with, the provisions of the Intercompany Note; provided that such Indebtedness (1) shall constitute Pledged Debt and (2) shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the applicable Collateral Document, (B) that is not a Loan Party, Indebtedness owed to the Borrowers or to any other Loan Party, to the extent subject to, and outstanding in accordance with, the provisions of the Intercompany Note; provided that such Indebtedness (1) shall constitute Pledged Debt and shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the applicable Collateral Document, (2) shall be on terms acceptable to the Administrative Agent and (3) shall be in an aggregate amount not to exceed at any time outstanding $4,500,000 plus the Cumulative Amount, (C) that is a Loan Party, Indebtedness owed to any Restricted Subsidiary that is not a Loan Party, to the extent subject to, and outstanding in accordance with, the provisions of the Intercompany Note or otherwise subject to subordination provisions reasonably acceptable to Administrative Agent; and (D) that is not a Loan Party, Indebtedness owed to other Restricted Subsidiaries that are not Loan Parties; provided that any intercompany loans made by the Borrowers or any Restricted Subsidiary to Holdings shall be subject to the conditions and requirements set forth in the last paragraph of Section 7.03 as if such intercompany loan was an Investment under Section 7.03;

(d) Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties (together with Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding pursuant to Sections 7.02(f), (k) and Section 7.02(t)) in an aggregate principal amount not exceeding the greater of $9,750,000 and 15.0% of Consolidated EBITDA at any time outstanding (and, without duplication, guarantees thereof by Restricted Subsidiaries that are not Loan Parties);

(e) Guarantees by Restricted Subsidiaries that are not Loan Parties of Indebtedness of other Restricted Subsidiaries that are not Loan Parties;

(f) Indebtedness of any Person that becomes a Restricted Subsidiary that is not a Loan Party after the date hereof pursuant to a Permitted Acquisition or IP Acquisition in accordance with Section 7.03(i) or (q) which Indebtedness is existing at the time of such transaction (other than Indebtedness incurred solely in contemplation of such transaction); provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (f) by Restricted Subsidiaries that are not Loan Parties shall not exceed, when combined with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.02(d), (k), and (t), the greater of $9,750,000 and 15.0% of Consolidated EBITDA at any time outstanding;

(g) (g) Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates or foreign currency exchange rates and not for speculative purposes, incurred in the ordinary course of business and consistent with prudent business practice;

(h) Indebtedness outstanding on the date hereof and listed on part (b) of Schedule 7.02(h) and Permitted Refinancing Indebtedness in respect of such Indebtedness;

(i) (x) Guarantees of any Loan Party in respect of Indebtedness or other obligations of any other Loan Party and (y) Guarantees of any Loan Party in respect of Indebtedness or other obligations of any other Restricted Subsidiary that is not a Loan Party, in each case, otherwise permitted hereunder;

(j) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $8,750,000 and 13.5% of Consolidated EBITDA for the most recently ended four fiscal quarter period (excluding capitalized interest, fees and expenses thereon);

(k) Indebtedness incurred or assumed in a Permitted Acquisition, IP Acquisition or any other similar Investment permitted hereunder; provided that (i) no Default or Event of Default has occurred and is continuing as of the date the definitive agreement for such Permitted Acquisition, IP Acquisition or similar Investment, as applicable, is executed, (ii) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition, IP Acquisition or similar Investment, (iii) if such Indebtedness is secured on a pari passu basis with the Obligations (A) the Consolidated First Lien Net Leverage Ratio would be, on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness and such Permitted Acquisition, IP Acquisition or other similar Investment as if such Permitted Acquisition, IP Acquisition or other similar Investment occurred on the first day of the applicable period, no greater than, at the Borrowers’ option either (x) 5.00:1.00 or (y) the Consolidated First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition, IP Acquisition or other similar Investment, as applicable, and (B) to the extent such liens are on Collateral (1) the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, (2) if such indebtedness is in the form of loans such Indebtedness shall be subject to a “most favored nation” pricing adjustment consistent with that described in Section 2.14(a)(v) as a result of the incurrence of such Indebtedness, (iv) if such Indebtedness is secured on a junior lien basis (in which case it must be secured on a pari passu basis with the Liens securing the Second Lien Obligations) (A) the Consolidated Net Leverage Ratio would be, on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness and such Permitted Acquisition, IP Acquisition or other similar Investment as if such Permitted Acquisition, IP Acquisition or other similar Investment occurred on the first day of the applicable period, no greater than, at the Borrowers’ option either (x) 7.00:1.00 or (y) the Consolidated Net Leverage Ratio immediately prior to such Permitted Acquisition, IP Acquisition or other similar Investment, as applicable, and (B) to the extent such Indebtedness is secured by lien on Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent, (v) if such Indebtedness is unsecured, the Consolidated Net Leverage Ratio would be, on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness and such Permitted Acquisition, IP Acquisition or other similar Investment as if such Permitted Acquisition, IP Acquisition or other similar Investment occurred on the first day of the applicable period, no greater than, at the Borrowers’ option, either (A) 7.00:1.00 or (B) the Consolidated Net Leverage Ratio immediately prior to such Permitted Acquisition, IP Acquisition or other similar Investment and (vi) if such Indebtedness is incurred (rather than being assumed), (A) such Indebtedness shall not be subject to any Guarantee by any Person other than a Guarantor and, with respect to the Borrowers, only be guaranteed by entities that are Guarantors of the Borrowers’ Obligations, (B) the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (C) if such Indebtedness is secured in the Collateral on a pari passu basis with the Obligations, at the time of incurrence, such Indebtedness has a final maturity date equal to or later than the Latest Maturity Date then in effect with respect to, and has a Weighted Average Life to Maturity equal to or longer than, the Weighted Average Life to Maturity of, the Class of outstanding Term Loans with the then Latest Maturity Date or Weighted Average Life to

Maturity, as the case may be, (D) if such Indebtedness is secured in the Collateral on a junior basis to the Obligations or unsecured, such Indebtedness shall not mature prior to the date that is 91 days after the Latest Maturity Date of the Term Loans and shall not be subject to any amortization or any mandatory prepayment prior to the date that is 91 days after the Latest Maturity Date of the Term Loans other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, and customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow; provided that, in no event shall any such customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase be greater than the mandatory prepayments required hereunder (unless this Agreement is amended to provide the Loans and Letters of Credit hereunder with such additional prepayments, repurchases and redemptions), and (E) such Indebtedness is on terms and conditions (other than pricing, rate floors, discounts, fees and operational redemption provisions) that are (I) not materially less favorable (taken as a whole and as determined by the Borrowers) to the Borrowers than, those applicable to the Term Loans (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date), (II) current market terms and conditions (taken as a whole and as determined in good faith by the Borrowers) at the time of incurrence or (III) otherwise reasonably acceptable to the Administrative Agent, but unless the existing Term Loans receive the benefit of any more restrictive terms, such terms and conditions shall apply only after the Latest Maturity Date of the Term Facility; provided that, in the case of Indebtedness that is secured in the Collateral on a pari passu basis with the Obligations, such terms and conditions shall not provide for any amortization that is greater than the amortization required under the Term Facility or any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund that is greater than the mandatory prepayments required under the Term Facility prior to the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) by Restricted Subsidiaries that are not Loan Parties (together with Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding pursuant to Sections 7.02(d), (f) and Section 7.02(t)) shall not exceed the greater of $9,750,000 and 15.0% of Consolidated EBITDA at any time outstanding;

(l) Indebtedness consisting of promissory notes issued by any Loan Party or Restricted Subsidiary to current or former employees, officers, former officers, directors, and former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Loan Party or any Restricted Subsidiary issued to purchase or redeem capital stock of Parent permitted by Section 7.06;

(m) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness in respect of (x) workers’ compensation claims and self-insurance obligations (in each case other than for or constituting an obligation for money borrowed), including guarantees or obligations of any Holdings, the Borrowers and the Restricted Subsidiaries with respect to letters of credit supporting such workers’ compensation claims and/or self-insurance obligations and (y) bankers’ acceptances, bank guarantees, letters of credit and bid, performance, surety bonds or similar instruments issued for the account of Holdings, the Borrowers and the Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations of any such Person with respect to bankers’ acceptances and bid, performance or surety obligations (in each case other than for or constituting an obligation for money borrowed);

(q) Indebtedness arising from agreements of Borrowers or the Restricted Subsidiaries providing for indemnification, contribution, earn-out (including Indebtedness to finance an earnout), seller notes, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with any Permitted Acquisition, IP Acquisition, or Disposition or Investment otherwise permitted under this Agreement; provided that, solely with respect to Indebtedness under seller notes (or similar Indebtedness) and Indebtedness incurred to fund earnouts, to the extent such Indebtedness is in excess of $15,000,000 in the aggregate, it shall be subject to customary subordination provisions reasonably acceptable to the Borrowers and Administrative Agent;

(r) Indebtedness arising from obligations to pay the Specified Payments;

(s) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes are being contested in good faith and adequate reserves have been provided therefor or (ii) that payment thereof shall not at any time be required to be made in accordance with Section 6.04;

(t) (A) unlimited Indebtedness secured on a junior priority basis with the Collateral securing the Obligations (and such Indebtedness shall be secured on a pari passu basis with the Obligations (as defined in the Second Lien Credit Agreement)) so long as the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof) (assuming all concurrently established revolving credit facilities are fully drawn and excluding the cash proceeds of any borrowing under any such Indebtedness then being established) as if such Indebtedness had been incurred on the first day of the applicable period, would not be greater than 7.00:1.00 and (B) unlimited unsecured Indebtedness so long as the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof) (assuming all concurrently established revolving credit facilities are fully drawn and excluding the cash proceeds of any borrowing under any such Indebtedness then being established) as if such Indebtedness had been incurred on the first day of the applicable period, would not be greater than 7.00:1.00, incurred at a time when no Default or Event of Default has occurred and is continuing; provided that any such Indebtedness under this Section 7.02(t) shall (i) not mature prior to the date that is 91 days after the Latest Maturity Date of the Term Loans and shall not be subject to any amortization or any mandatory prepayment prior to the date that is 91 days after the Latest Maturity Date of the Term Loans other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, and customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow; provided further that, in no event shall any such customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase be greater than the mandatory prepayments required hereunder (unless this Agreement is amended to provide the Loans and Letters of Credit hereunder with such additional prepayments, repurchases and redemptions), (ii) have terms and conditions (other than pricing, rate floors, discounts, fees and optional redemption provisions) that are (x) not more favorable, taken as a whole, to the lenders providing such Indebtedness than the terms and conditions of the Facilities or (y) current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrowers), (iii) if such Indebtedness is secured, not be secured by any assets other than the Collateral and the holders or lenders (or agent thereof) of such indebtedness shall become parties to a Customary Intercreditor Agreement, and (iv) shall not be guaranteed by any Persons that are not Guarantors of the Obligations and, with respect to the Borrowers, only be guaranteed by entities that are Guarantors of the Borrowers’ Obligations; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (t) by Restricted Subsidiaries that are not Loan Parties (together with Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding pursuant to Section 7.02(d), Section 7.02(f) and Section 7.02(k)) shall not exceed the greater of $9,750,000 and 15.0% of Consolidated EBITDA;

(u) other deferred compensation to employees, former employees, officers, former officers, directors, former directors, consultants (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in the ordinary course of business or in connection with the Transactions, Permitted Acquisitions, IP Acquisitions or other Investments permitted hereunder;

(v) subordinated intercompany loans made by the Borrowers or any of the Restricted Subsidiaries to Holdings evidenced by the Intercompany Note at times and in amounts necessary to permit Holdings to receive funds in lieu of receiving a Restricted Payment that would otherwise be permitted to be made as to Holdings pursuant to Sections 7.06(c) and (d); provided that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Restricted Payments pursuant to such Sections, as applicable;

(w) Indebtedness of any Person resulting from Investments in such Person, including loans and advances to such Person, in each case as permitted by Section 7.03 (other than Section 7.03(e)(i));

(x) Indebtedness of Borrowers and the Restricted Subsidiaries in respect of operating leases in the ordinary course of business;

(y) Indebtedness arising as a direct result of judgments against Borrowers or any Restricted Subsidiary, in each case to the extent not constituting an Event of Default;

(z) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(aa) conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(bb) additional Indebtedness of the Borrowers and the Restricted Subsidiaries; provided that, immediately after giving effect to any incurrence of Indebtedness under this clause (bb), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (bb) shall not exceed the greater of $8,750,000 and 13.5% of Consolidated EBITDA at such time;

(cc) Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in clauses (a)(ii), (d), (f), (g), (j), (k), (q), (t), (bb), (cc), (dd), (ee), (gg), (hh), (jj) or (kk);

(dd) Indebtedness constituting Permitted Incremental Equivalent Debt;

(ee) Indebtedness of joint ventures not exceed the greater of $3,250,000 and 5.0% of Consolidated EBITDA;

(ff) Indebtedness by and among the Borrowers and any Restricted Subsidiary in connection with a Permitted Tax Reorganization or Permitted IPO Reorganization, provided that with respect to such Indebtedness owing from a Loan Party to a non-Loan Party, such Indebtedness shall be subject to customary subordination provisions reasonably acceptable to the Borrowers and Administrative Agent;

(gg) additional Indebtedness incurred by Borrowers or any Restricted Subsidiary in an amount not to exceed the amount of cash equity contributions in respect of Qualified Capital Stock made to the Borrowers after the Initial Closing Date so long as such contributions do not increase the Cumulative Amount and so long as such equity contributions do not otherwise comprise a portion of the CRIF Equity Contribution;

(hh) Indebtedness of (i) any Securitization Subsidiary arising under any Qualified Securitization Financing or (ii) Holdings, the Borrowers or any Restricted Subsidiary arising under any Receivables Facility, in an aggregate principal amount under this clause (hh) not to exceed greater of $3,250,000 and 5.0% of Consolidated EBITDA at any time;

(ii) Disqualified Stock issued to and held by Holdings, the Borrowers or any Restricted Subsidiary, in an aggregate principal amount under this clause (ii) not to exceed greater of $5,000,000 and 8.0% of Consolidated EBITDA at any time;

(jj) Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed greater of $3,250,000 and 5.0% of Consolidated EBITDA at any time;

(kk) trade-related standby letters of credit and commercial letters of credit in an aggregate outstanding face amount not to exceed greater of $1,250,000 and 2.0% of Consolidated EBITDA;

(ll) Credit Agreement Refinancing Indebtedness; and

(mm) the Holdback Amount; provided, that to the extent any indebtedness is incurred to finance the payment of such Holdback Amount, such indebtedness shall only be permitted to the extent it is otherwise permitted under this Section 7.02.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrowers or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b) (x) loans and advances to directors, employees and officers of Holdings, Borrowers and the Restricted Subsidiaries for bona fide business purposes (including travel and relocation), in aggregate amount not to exceed the greater of $1,250,000 and 2.0% of Consolidated EBITDA at any time outstanding; provided that, following any securities issuance of Holdings, Borrowers and the Restricted Subsidiaries that results in such Person being subject to the Sarbanes- Oxley Act, no loans in violation of the Sarbanes-Oxley Act (including Section 402 thereof) shall be permitted hereunder and (y) cash and non-cash loans and advances to directors, employees and officers of Holdings (including any direct or indirect parent of Holdings) and its Subsidiaries for the purpose of purchasing Equity Interests in Holdings or any direct or indirect parent of Holdings, so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in Holdings or direct or indirect parent of Holdings and, only to the extent, that the proceeds of such purchase are promptly contributed by Holdings to the Borrowers as cash common equity; provided that the aggregate amount of such loans and advances made in cash pursuant to this clause (b)(y) shall not exceed the greater of $2,500,000 and 4.0% of Consolidated EBITDA in any fiscal year of Holdings;

(c) (i) Investments of the Borrowers in any Subsidiary Guarantor and Investments of any Restricted Subsidiary in the Borrowers or in another Subsidiary Guarantor, (ii) additional Investments by the Borrowers in the Qualified Capital Stock of any Subsidiary Guarantor or by a Subsidiary Guarantor in the Qualified Capital Stock of any other Subsidiary Guarantor, and (iii) Investments of any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in connection with the settlement of delinquent accounts in the ordinary course of business or from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments consisting of (i) Indebtedness permitted by Section 7.02 (other than Section 7.02(w)), (ii) fundamental changes permitted by Section 7.04 (other than Section 7.04(d)), (iii) Dispositions permitted by Section 7.05 (other than Section 7.05(e) solely with respect to Investments thereunder) or (iv) Restricted Payments permitted by Section 7.06 (exclusive of the last paragraph thereof);

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f);

(g) the CRIF Acquisition on the Delayed Draw Closing Date;

(h) [reserved];

(i) Permitted Acquisitions;

(j) loans and advances to Holdings or the Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings or Parent in accordance with Section 7.06;

(k) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(l) promissory notes or other obligations of officers or other employees of such Loan Party or such Restricted Subsidiary acquired in the ordinary course of business in connection with such officers’ or employees’ acquisition of Equity Interests in such Loan Party or such Restricted Subsidiary (or the direct or indirect parent of such Loan Party) (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Borrowers or any Restricted Subsidiary in connection with such Investment;

(m) pledges and deposits permitted under Section 7.01 and endorsements for collection or deposit in the ordinary course of business to the extent permitted under Section 7.02(o));

(n) to the extent constituting Investments, advances in respect of transfer pricing, cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments that are (i) in the ordinary course of business and consistent with the historical practices of Holdings, the Borrowers and any Restricted Subsidiary and (ii) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(o) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Borrowers or any Restricted Subsidiary in connection with any Disposition permitted hereunder;

(p) provided that no Event of Default has occurred or is continuing at the time of such Investment (or, if earlier, on the date on which the definitive documentation relation to such Investment is executed), Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with any Investments constituting intercompany debt by Restricted Subsidiaries that are not Loan Parties permitted under Section 7.02) shall not exceed the sum of (x) the greater of $11,000,000 and 17.0% of Consolidated EBITDA (as calculated for the four fiscal quarter period constituting the immediately prior fiscal year), plus (y) the Cumulative Amount;

(q) Investments entered into at a time when no Default or Event of Default is continuing or would immediately result from such Investments and consisting of the purchase of source code, intellectual property and other intangibles, whether or not representing a business line or all or substantially all of the business of a Person (including, but not limited to, the acquisition of the Equity Interests of such Person for the purpose of purchasing such source code, Intellectual Property and other intangibles of such Person) (each such purchase or acquisition, an “IP Acquisition” and collectively, “IP Acquisitions”); provided that (i) if such Investments are made by one or more Loan Parties, either (x) the acquisition consideration for such Investments is paid through royalty payments or (y) the aggregate Total Consideration (excluding any amount thereof funded with issuances of Equity Interests of Parent or proceeds in respect thereof) paid for all such Investments for each fiscal year is less than the greater of $8,750,000 and 13.5% of Consolidated EBITDA (as calculated for the four fiscal quarter period constituting the immediately prior fiscal year), and (ii) to the extent that any Specified Acquired Property is to be acquired (or is acquired) pursuant to such proposed transaction or series of related proposed transactions, the Total Consideration paid (or payable) with respect to such Specified Acquired Property shall not exceed, together with the amount of Total Consideration paid (or payable) for any other Specified Acquired Property acquired pursuant to a Permitted Acquisition or any IP Acquisition after the Initial Closing Date, $40,000,000 in the aggregate plus the Cumulative Amount available on the date such acquisition is made;

(r) Investments resulting from the reinvestment of Net Cash Proceeds of a Disposition as permitted under this Agreement;

(s) [reserved];

(t) other Investments in an aggregate amount not to exceed the Cumulative Amount; provided that no Event of Default has occurred and is continuing at the time of the execution of the definitive documentation with respect to such Investment;

(u) Investments in securities of trade creditors or customers that are received (i) in settlement of bona fide disputes or delinquent obligations or (ii) pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy, insolvency or other restructuring of such trade creditors or customers;

(v) [reserved];

(w) Investments of any person that becomes a Restricted Subsidiary on or after the Initial Closing Date; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Restricted Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any Loan Party or any other Restricted Subsidiary or any of their respective assets, other than to the person that becomes a Restricted Subsidiary;

(x) Investments to the extent arising solely from a subsequent increase in the value (excluding any value for which any additional consideration of any kind whatsoever has been paid or otherwise transferred, directly or indirectly, by, or on behalf of any Loan Party or any Restricted Subsidiary) of an Investment otherwise permitted hereunder and made prior to such subsequent increase in value;

(y) Investments to the extent constituting the reinvestment of Net Cash Proceeds (arising from any Disposition) to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in assets that are otherwise used or useful in the business of any Loan Party or Subsidiary (provided that, such Investment shall not be permitted to the extent such Net Cash Proceeds shall be required to applied to make prepayments in accordance with Section 2.05(b));

(z) Investments in Unrestricted Subsidiaries, joint ventures and other minority investments not to exceed the greater of $4,250,000 and 6.5% of Consolidated EBITDA at any time outstanding;

(aa) other Investments in an aggregate amount at any time not to exceed the sum of (i) the greater of (x) $9,750,000 and (y) 15.0% of Consolidated EBITDA at any time outstanding, plus (ii) the aggregate total of all other amounts available as a Restricted Payment under Section 7.06(j) which the Borrowers may, from time to time, elect to re-allocate to the making of Investments pursuant to this Section 7.03(aa);

(bb) additional Investments so long as (i) at the time of making such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) on a Pro Forma Basis, after giving effect to the making of such Investment (together with any related issuance or incurrence of Indebtedness) as if such Investment had been made on the first day of the applicable period, the Consolidated Net Leverage Ratio shall be no greater than 6.25:1.00;

(cc) (i) any Permitted Tax Reorganization and (ii) any Permitted IPO Reorganization;

(dd) the Transactions;

(ee) Investments funded with equity proceeds of Qualified Capital Stock that do not increase the Cumulative Amount or capital contributions paid in respect of the Equity Interests of Holdings (or a direct or indirect parent company thereof) and contributed as Qualified Capital Stock to the Borrowers that do not increase the Cumulative Amount; and (ff) (i) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (ii) distributions or payments of securitization fees and purchases of Securitization Assets or Receivables Assets pursuant to customary repurchase obligations in connection with a Qualified Securitization Financing or a Receivables Facility.

Notwithstanding anything herein to the contrary, any intercompany loans made by the Borrowers or any of the Restricted Subsidiaries to Holdings that are otherwise permitted pursuant to this Section 7.03 shall only be permitted to the extent that such amounts could be distributed as a Restricted Payment to such person (and the Restricted Payments capacity under Section 7.06 shall be reduced by the amount of such intercompany loans).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrowers, provided that the Borrowers shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Restricted Subsidiary, the continuing or surviving Person shall be a Subsidiary Guarantor or, if not a Subsidiary Guarantor, such surviving Person shall assume all of the obligations of such Subsidiary Guarantor under the Loan Documents;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrowers or to another Restricted Subsidiary; provided that a Subsidiary Guarantor may make such Disposal only to the Borrowers or another Subsidiary Guarantor;

(c) any Restricted Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to the Borrowers or another Restricted Subsidiary; and

(d) in connection with any acquisition permitted under Section 7.03 (other than Section 7.03(e)(ii)), any Restricted Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Restricted Subsidiary and the Person surviving any such merger involving a Subsidiary Guarantor shall be a Subsidiary Guarantor or, if not a Subsidiary Guarantor, such surviving Person shall assume all of the obligations of such Subsidiary Guarantor under the Loan Documents;

(e) the Borrowers and any Restricted Subsidiary shall be permitted to (i) consummate any Disposition permitted by Section 7.05 (other than Section 7.05(e) solely with respect to the reference therein to Section 7.04) and (ii) make any Investment permitted by Section 7.03 (other than Section 7.03(e)(ii));

(f) the Borrowers and the Restricted Subsidiaries may take any steps necessary to effectuate the Transactions; and

(g) the Borrowers or any Restricted Subsidiary may effect a Permitted Tax Reorganization or Permitted IPO Reorganization; provided, however, that in each case, immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property or property no longer used in the business of the Borrowers or the Restricted Subsidiaries, whether now or hereafter owned or leased, in the ordinary course of business of such Loan Party and the abandonment, transfer, assignment, cancellation, lapse or other Disposition of immaterial intellectual property that is, in the reasonable good faith judgment of the Borrowers or such Restricted Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties and Restricted Subsidiaries taken as a whole;

(b) Dispositions of inventory in the ordinary course of business and of immaterial assets;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property by any Restricted Subsidiary to the Borrowers or to a Subsidiary Guarantor or by the Borrowers to a Subsidiary Guarantor, (ii) Disposition of property among Restricted Subsidiaries that are not Loan Parties and (iii) Dispositions of property to Subsidiaries that are not Loan Parties in an amount to exceed the greater of $1,250,000 and 2.0% of Consolidated EBITDA per fiscal year;

(e) Dispositions permitted by Section 7.04 (other than Section 7.04(e)), Liens permitted by Section 7.01, Investments permitted by Section 7.03 (other than Section 7.03(e)), transactions permitted by Section 7.04 (other than Section 7.04(e)), and Restricted Payments permitted by Section 7.06;

(f) cancellations of any intercompany Indebtedness among the Loan Parties;

(g) the licensing of intellectual property to third Persons on customary terms in the ordinary course of business;

(h) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrowers or the Restricted Subsidiaries in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;

(i) the settlement or write-off of accounts receivable or sale, discount or compromise of overdue accounts receivable for collection (i) in the ordinary course of business consistent with past practice, and (ii) with respect to such accounts receivables acquired in connection with a Permitted Acquisition or IP Acquisition, consistent with prudent business practice;

(j) the sale, exchange or other disposition of cash and cash equivalents in the ordinary course of business;

(k) to the extent required by applicable law, the sale or other disposition of a nominal amount of Equity Interests in any Restricted Subsidiary on terms acceptable to the Administrative Agent in order to qualify members of the board of directors or equivalent governing body of such Restricted Subsidiary;

(l) Dispositions by the Borrowers or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would immediately result from such Disposition, (ii) such Disposition is for fair market value (as determined by the Borrowers in good faith) and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrowers or such Restricted Subsidiary in cash or Cash Equivalents (and for purposes of making the foregoing determination, each of the following shall be deemed “cash”: (1) any liabilities, as shown on the then most recent balance sheet of the Borrowers or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary novation agreement or other customary agreement that releases the Borrowers and the Restricted Subsidiaries from all liability thereunder or with respect thereto; and (2) any securities, notes or other obligations received by the Borrowers or such Restricted Subsidiary from the transferee that are converted to cash within ninety (90) days after receipt, to the extent of the cash received in that conversion; provided that the total amount of non-cash consideration deemed to be “cash” under this clause (l) shall not exceed $5,000,000 at any time);

(m) Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof, or a Disposition consisting of or subsequent to a total loss or constructive total loss of property (and, in the case of property having a value in excess of $5,000,000, for which proceeds are payable in respect thereof under any policy of property insurance);

(n) sales of Non-Core Assets acquired in connection with a Permitted Acquisition or an IP Acquisition which are not used or useful or are duplicative in the business of the Borrowers or any Restricted Subsidiary;

(o) any grant of an option to purchase, lease or acquire property in the ordinary course of business, so long as the Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.05;

(p) the unwinding of any Swap Contract permitted under Section 7.02 pursuant to its terms;

(q) other sales or dispositions in an amount not to exceed the greater of $3,000,000 and 4.5% of Consolidated EBITDA per transaction (or series of related transactions);

(r) the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business;

(s) Dispositions listed on Schedule 7.05(s);

(t) any Disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the Disposition of a trade or account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(u) Dispositions in connection with Permitted Sale Leasebacks in an aggregate amount not to exceed the greater of $2,250,000 and 3.5% of Consolidated EBITDA;

(v) Dispositions in connection with the Transactions, a Permitted Tax Reorganization or Permitted IPO Reorganization; and

(w) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business or used in the business of the Borrowers and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrowers; provided that any swap of assets constituting Collateral that are exchanged for other assets not constituting Collateral outside of the ordinary course of business shall not exceed of $1,500,000 over the term of this Agreement.

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(o) (other than Section 7.05(d)) shall in any event be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Disqualified Stock, except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and the Subsidiary Guarantors, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided, that if such Restricted Subsidiary is a non-wholly owned Subsidiary any such Restricted Payment is either (A) paid only in kind or (B) if paid in cash, is paid to all shareholders on a pro rata basis;

(b) the Borrowers may declare and make dividend payments or other distributions payable solely in its Qualified Capital Stock and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Capital Stock of such Person;

(c) for so long as the Borrowers and the Restricted Subsidiaries are members of a consolidated group that includes Holdings for U.S. federal and relevant state and local income tax purposes, the Borrowers and the Restricted Subsidiaries may declare and directly or indirectly pay cash dividends and distributions to Holdings or its direct or indirect parent for redistribution to any direct or indirect parent for the purpose of permitting such Person (if such Person is a member of a group filing a consolidated, unitary or combined tax return with the Borrowers and such Restricted Subsidiaries) to pay income taxes to the extent attributable to the income of the Borrowers or such Restricted Subsidiary, provided, however, that the amount of such payments in any fiscal year does not exceed the amount that the Borrowers and such Restricted Subsidiaries would be required to pay in respect of such taxes for such fiscal year were the Borrowers and each such Restricted Subsidiaries to pay such taxes on a consolidated basis on behalf of an affiliated group consisting only of the Borrowers and such Restricted Subsidiaries taking into account any net operating losses or other attributes of the Borrowers and such Restricted Subsidiaries, less any amounts paid directly by the Borrowers and such Restricted Subsidiaries with respect to such taxes;

(d) the Borrowers may declare and directly or indirectly pay cash dividends and distributions to Holdings for redistribution to Parent or any direct or indirect parent thereof (x) for customary and reasonable out-of-pocket expenses, legal and accounting fees and expenses and overhead of the Parent or any direct or indirect parent thereof incurred in the ordinary course of business to the extent attributable to the business of the Borrowers and the Restricted Subsidiaries and in the aggregate not to exceed $750,000 in any fiscal year and (y) to affect the payments contemplated by Section 7.08(d); and

(e) the Borrowers may purchase or transfer funds to Holdings for redistribution to the Parent or any direct or indirect parent thereof to fund the purchase of (with cash or notes) Equity Interests in the Parent or any direct or indirect parent of Parent from former directors, officers or employees of the Parent, Holdings, the Borrowers or the Restricted Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses in connection with such person’s death, disability, retirement, severance or termination of such employee’s employment (or such officer’s office appointment or director’s directorship) and the Borrowers may make distributions to Holdings for redistribution to the Parent or any direct or indirect parent of Parent to effect such purchases and/or to make payments on any notes issued in connection with any such repurchase; provided, however, that (i) no such purchase or distribution and no payment on any such note shall be made if an Event of Default shall have occurred and be continuing, (ii) no such note shall require any payment if such payment or a distribution by the Borrowers to make such payment is prohibited by the terms hereof and (iii) the aggregate amount of all cash payments under this Section 7.06(e) (including payments in respect of any such purchase or any such notes or any such distributions to Holdings for such purposes) shall not exceed the sum (without duplication) of (A) the greater of $9,750,000 and 15.0% of Consolidated EBITDA in any fiscal year (with any unused amounts in any such fiscal year being carried over to the next succeeding fiscal year (with any unused amounts so carried over being further carried over to the next succeeding fiscal year if they are not used in such fiscal year)), plus (B) the amount of any cash equity contributions received by the Borrowers for the purpose of making such payments and used for such purpose plus (C) key man life insurance proceeds received by the Borrowers or any Restricted Subsidiary during such fiscal year;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom, the Borrowers may make distributions to Holdings or any direct or indirect parent of Parent for redistribution to the Parent or indirect parent of Parent to enable the Parent or indirect parent of Parent to pay directors’ fees, expenses and indemnities owing to directors of the Parent or Holdings;

(g) if the Investors or their Affiliates shall have made direct or indirect cash equity contributions to the Borrowers to fund any Permitted Investments (other than the CRIF Acquisition), and such Permitted Investment or expenditure is not made within 10 Business Days after receipt of such equity contributions, the Borrowers may return such equity contributions to such Investors or their Affiliates either directly or indirectly by distribution to Holdings for redistribution to Parent to effect such return of contributions;

(h) upon the consummation of a Qualifying IPO, (x) the Borrowers may make distributions, directly or indirectly, to Parent or Holdings or any direct or indirect parent thereof to enable the applicable entity to pay fees and expenses in connection therewith and (y) the Borrowers may directly or indirectly pay cash Restricted Payments to Holdings to permit Parent or Holdings or any direct or indirect parent thereof to make, and Parent or Holdings or any direct or indirect parent thereof may make, cash Restricted Payments to its equity holders in an aggregate amount not exceeding the sum of (i) 6.0% per annum of the Net Cash Proceeds received by the Borrowers from such Qualifying IPO and (ii) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(i) the Borrowers may make Restricted Payments to Holdings for redistribution to Parent or any direct or indirect parent of Parent to fund a Restricted Payment in an amount not to exceed the Cumulative Amount; provided that (i) no Event of Default shall have occurred and be continuing on the date of declaration of such Restricted Payment and (ii) at the time of any such Restricted Payment, to the extent such Restricted Payment is made using amounts under clause (b) of the definition of Cumulative Amount, on a Pro Forma Basis after giving effect to such Restricted Payment as if such Restricted Payment (together with any related issuance or incurrence of Indebtedness) had been made on the first day of the applicable period, the maximum Consolidated Net Leverage Ratio for the most recent test period shall not be greater than 7.00:1.00;

(j) other Restricted Payments in an aggregate amount not to exceed the greater of $13,000,000 and 20.0% of Consolidated EBITDA less the amount which the Borrowers may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 7.03(aa);

(k) additional Restricted Payments to the extent that on the date such Restricted Payment is made, no Event of Default has occurred and is continuing, and the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Restricted Payment as if such Restricted Payment had been incurred on the first day of the applicable period, is less than or equal to 5.75:1.00, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be;

(l) on or before the date that is 30 days after (i) the Initial Closing Date (or such other longer period as may reasonably be agreed to by the Administrative Agent), the Borrowers may pay the ML Specified Payments or (ii) the Delayed Draw Closing Date (or such other longer period as may reasonably be agreed to by the Administrative Agent), the Borrowers may pay the CRIF Specified Payments;

(m) Restricted Payments required to made as part of the Transactions;

(n) Restricted Payments made with the proceeds of equity contributions received by the Borrowers in respect of Qualified Capital Stock that (i) do not increase the Cumulative Amount, (ii) is not included as a Specified Equity Contribution and (iii) is not comprised of equity contributions which constitute the CRIF Equity Contribution;

(o) Restricted Payments constituting any part of a Permitted Tax Reorganization or Permitted IPO Reorganization; and

(p) distributions or payments of securitization fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a customary repurchase obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility.

To the extent that the Borrowers or the Restricted Subsidiaries are permitted to make any Restricted Payments pursuant to this Section 7.06, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by the Borrowers and the Restricted Subsidiaries in respect thereof.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the date hereof or any business substantially related, ancillary, or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers or Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially at least as favorable to the Borrowers or such Restricted Subsidiary as would be obtainable by the Borrowers or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) (A) transactions between or among the Borrowers and any of the Subsidiary Guarantors or between and among any Subsidiary Guarantors and (B) transactions between or among Restricted Subsidiaries that are not Loan Parties, (b) transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement or any other Loan Document, (c) reasonable compensation and indemnities to officers and directors, (d) so long as no Event of Default under Section 8.01(a) and Section 8.01(f) has occurred and is continuing, management fees paid to the Sponsor pursuant to the terms of the Advisory Services Agreement as in effect on the Initial Closing Date in any fiscal year (subject to the provisos below), (e) reimbursement of the Sponsor for indemnities and out-of-pocket costs and expenses paid by the Sponsor, in each case in pursuant to the terms of the Advisory Services Agreement as in effect on the Initial Closing Date, provided that nothing herein shall prohibit the accrual of any such fees or expenses under the terms of the Advisory Services Agreement; and provided further that, so long as no Event of Default under Section 8.01(a) and Section 8.01(f) has occurred or is continuing, any management fees accrued under the Advisory Services Agreement and not paid pursuant to clause (d), shall be permitted to be paid, subject to the other terms of this Agreement, (f) any customary transaction with a Subsidiary effected as part of a Qualified Securitization Financing or a Receivables Facility and (g) transactions and activities necessary or advisable to effectuate the Transactions, a Permitted Tax Reorganization or a Permitted IPO Reorganization.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Document or any Second Lien Loan Document) that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrowers or any Guarantor, to make intercompany loans or advances to the Borrowers or any Guarantor or to repay such loans or advances, or to otherwise transfer property to or invest in the Borrowers or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrowers, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrowers, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any such limitation incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(j) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) customary anti-assignment provisions in contracts restricting the assignment thereof, (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such leases, (D) customary restrictions in leases, subleases, licenses and sublicenses or (E) are customary restrictions in any Subordinated Note Document or any documentation governing any Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness; provided, further, that the foregoing clauses (i), (ii) and (iii) shall not apply to (x) Contractual Obligations which are limitations imposed on any Excluded Subsidiary by the terms of any Indebtedness of such Excluded Subsidiary permitted to be incurred under this Agreement if such limitations apply only to the assets or property of such Excluded Subsidiary, (y) any document governing any secured Credit Agreement Refinancing Indebtedness or any documentation governing any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness or (z) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility.

7.10 Financial Covenant.

(a) Consolidated First Lien Net Leverage Ratio. Solely with respect to the Revolving Credit Facility, permit the Consolidated First Lien Net Leverage Ratio as of the last day of any fiscal quarter ended during any period set forth below to be greater than the ratio set forth below opposite such period (provided that the covenant contained in this Section 7.10(a) shall not apply unless on such last day, the Total Outstandings under the Revolving Credit Facility (excluding any L/C Obligations in respect of up to $2,500,000 of undrawn Letters of Credit and Letters of Credit that have been Cash Collateralized) is greater than 30% of the amount of Revolving Credit Commitments (a “Covenant Triggering Event”). After the occurrence of a Covenant Triggering Event, the Consolidated First Lien Net Leverage Ratio shall continue to be tested on the last day of each fiscal quarter until the aggregate Revolving Credit Exposure (excluding any L/C Obligations in respect of up to $2,500,000 of undrawn Letters of Credit and Letters of Credit that have been Cash Collateralized) of all of the Lenders is equal to or less than 30% of the amount of the Revolving Credit Commitments, in which case such Covenant Triggering Event shall no longer be deemed to be continuing for purposes of this Agreement:

Period	Maximum Consolidated First Lien Net Leverage Ratio
First full fiscal quarter after the Initial Closing Date through the fiscal quarter ending on June 30, 2020	7.50:1.00
Fiscal quarter ending on September 30, 2020 and thereafter	7.00:1.00

(b) Right to Cure Financial Covenant. (i) Notwithstanding anything to the contrary contained in Section 7.10(a), if the Borrowers fails to comply with the requirements of the covenant set forth in Section 7.10(a) (the “Financial Covenant”), then from and after the last day of the applicable fiscal quarter until the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter under Section 6.01(a) or Section 6.01(b), the Borrowers shall have the right (the “Cure Right”) to give written notice (the “Cure Notice”) to the Administrative Agent of its intent to issue (during such period referenced above) Qualified Capital Stock for cash or otherwise receive cash capital contributions in respect of Qualified Capital Stock in an amount that, if added to Consolidated EBITDA for the relevant testing period, would have been sufficient to cause compliance with the Financial Covenant for such period (an “Equity Cure”) (for the avoidance of doubt, nothing in this Section 7.10(b) shall prevent the Borrowers from issuing Qualified Capital Stock for cash in an aggregate amount in excess of the amount sufficient to cause compliance with the Financial Covenant for the relevant testing period; provided that such excess shall not be added to Consolidated EBITDA for the purpose of calculating compliance with the Financial Covenant or any other purpose) (the “Specified Equity Contribution”) provided that:

(i) the Borrowers shall not be entitled to exercise the Equity Cure any more than five times prior to the Maturity Date for the Revolving Credit Facility and in each four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Equity Cure shall have been made;

(ii) no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred) from the end of the applicable fiscal quarter until the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter under Section 6.01(a) or Section 6.01(b) for purposes of this Agreement. If the Equity Cure is not consummated within 10 Business Days after the date on which financial statements are required to be delivered with respect to applicable fiscal quarter under Section 6.01(a) or Section 6.01(b), each such Default or Event of Default shall be deemed reinstated;

(iii) the cash amount received by the Borrowers pursuant to exercise of the right to make an Equity Cure shall be added to Consolidated EBITDA for the last quarter of the immediately preceding testing period solely for purposes of recalculating compliance with the Financial Covenant for such period and of calculating the Financial Covenant as of the end of the next three following periods; provided, however, for the avoidance of doubt, such cash amount shall not be netted pursuant to clause (ii) of the definition of Consolidated Funded Indebtedness with respect to the fiscal quarter for which such Equity Cure is made. The Equity Cure shall not be taken into account for purposes of calculating the Financial Covenant in order to determine pro forma compliance with the Financial Covenant for purposes of the incurrence of any Indebtedness or the undertaking of any Permitted Acquisition or an IP Acquisition, or for purposes of calculating any baskets or compliance with any other covenants or for any other purpose hereunder;

(iv) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in Pro Forma compliance with the Financial Covenant; and

(v) in no event shall the CRIF Equity Contribution or any portion thereof constitute a Specified Equity Contribution for any purpose hereunder.

(c) Credit Extension Limitation. Notwithstanding Section 7.10(b), if a Default or Event of Default would have occurred and be continuing had the Borrowers not had the option to exercise the Cure Right as set forth in Section 7.10(b) above and not exercised such Cure Right pursuant to the foregoing provisions, no Lender shall be required, from the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter until such Default or Event of Default is cured in accordance with the terms of Section 7.10(b) or waived in accordance with Section 10.01, to make any extension of credit (including any issuance or extension of any Letter of Credit) under this Agreement.

7.11 Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders, except as required by law.

7.12 Prepayments, Amendments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease, cancel or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness that is unsecured or junior to the Facilities in right of payment or security, except, (i) regularly scheduled or required repayments or redemptions of Indebtedness listed on part (b) of Schedule 7.02(h), (ii) any prepayment of Indebtedness owing to the Borrowers or any Restricted Subsidiary of the Borrowers permitted hereunder, (iii) any prepayment of Indebtedness permitted under Section 7.02(f) or assumed Indebtedness permitted under Section 7.02(k) subsequent to a Permitted Acquisition or an IP Acquisition permitted hereunder; provided that no Event of Default shall have occurred and be continuing at the time of any such prepayment or would result therefrom, (iv) any prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of any Indebtedness made with the proceeds of Permitted Refinancing Indebtedness, (v) any prepayment of any such Indebtedness using the Cumulative Amount provided no Event of Default has occurred and is continuing at the time of such prepayment, and to the extent such prepayment of any such Indebtedness is made using amounts under clause (b) of the definition of Cumulative Amount, on a Pro Forma Basis after giving effect to such prepayment of any such Indebtedness as if such prepayment of any such Indebtedness (together with any related issuance or incurrence of Indebtedness) had been made on the first day of the applicable period, the maximum Consolidated Net Leverage Ratio for the most recent test period shall not be greater than 7.00:1.00, (vi) so long as no Event of Default is continuing, making any prepayment, redemption, purchases, defeasance or other satisfaction of Indebtedness in an amount not to exceed the greater of $8,750,000 and 13.5% of Consolidated EBITDA per year, (vii) any prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of any Indebtedness to the extent cashless and made in the form of (A) substitute Permitted Refinancing Indebtedness of such Indebtedness or (B) unless such Indebtedness is owed to a Loan Party by a Restricted Subsidiary that is not a Loan Party, forgiveness of such Indebtedness, (viii) so long as no Event of Default is continuing and the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such prepayment, redemption, purchase, defeasance, cancellation or other satisfaction as if such prepayment, redemption, purchase, defeasance, cancellation or other satisfaction had occurred on the first day of the applicable period, shall not be greater than 5.75:1.00, making prepayments, redemptions, purchases, defeasances, cancellations or other satisfaction of Indebtedness, (ix) the prepayment of the Second Lien Loans (or any Permitted Refinancing Indebtedness thereof) with Declined Proceeds to the extent not prohibited by the Intercreditor Agreement (or Customary Intercreditor Agreement applicable to such Permitted Refinancing Indebtedness) or (x) any AHYDO prepayment in connection with unsecured Indebtedness permitted under Section 7.02(t), or (b) amend, modify, waive, supplement or change in any manner that is material and adverse to the interests of the Lenders any term or condition of (i) any such Indebtedness listed on part (b) of Schedule 7.02(h), (ii) Credit Agreement Refinancing Indebtedness, (iii) any Indebtedness for borrowed money that is unsecured or subordinated in right of payment or security to the Obligations or (iv) the Second Lien Loan Documents in a manner prohibited by the Intercreditor Agreement (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof).

7.13 Holding Company Status. With respect to Holdings, engage in any business activities other than (i) direct or indirect ownership of the Equity Interests of the Borrowers and the Subsidiaries, (ii) activities incidental to the maintenance of its organizational existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (iii) performance of its obligations under the Loan Documents and the Second Lien Loan Documents to which it is a party, (iv) the participation in tax, accounting and other administrative matters as a member of a consolidated group of companies including the Loan Parties, (v) the performance of obligations under and compliance with its Organization Document or any applicable Law, (vi) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (vii) the consummation of the Transactions, (viii) the making of Investments and Dispositions expressly permitted by this Agreement and the making of Restricted Payments expressly permitted by this Agreement, (ix) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions as and to the extent not prohibited by this Agreement (including in respect of Specified Equity Contributions), (x) purchasing Qualified Capital Stock of the Borrowers, (xi) making capital contributions to the Borrowers, (xii) taking actions in furtherance of and consummating a Qualifying IPO, a Permitted Tax Reorganization or Permitted IPO Reorganization, and fulfilling all initial and ongoing obligations related thereto, (xiii) activities otherwise expressly permitted by this Agreement including the Transactions and (xiv) activities incidental to the businesses or activities described in clauses (i)-(xiii) above.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05 (solely with respect to the existence of the Borrowers) or Article VII; provided that an Event of Default under Section 7.10(a) shall not constitute an Event of Default for purposes of the Term Facility unless and until the Required Revolving Credit Lenders have terminated the Revolving Credit Commitments and declared the Revolving Credit Loans due and payable; provided, further, that an Event of Default under Section 7.10(a) is subject to cure pursuant to Section 7.10(b) and an Event of Default with respect to Section 7.10(a) shall not occur until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable, (ii) Holdings or the Borrowers fail to perform or observe any term, covenant or agreement contained in Section 7 of the Holdings Guaranty or (iii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof from the Administrative Agent to the Borrowers (which notice shall also be given at the request of any Lender); or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default and Cross-Acceleration. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or indenture) for purposes of this clause (A) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become immediately due and payable, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrowers or any Restricted Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount(to the extent not covered by independent third-party insurance as to which the insurer or other third party has been notified of the potential claim and does not dispute coverage or the indemnity or reimbursement obligation with respect thereto, as applicable) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which such judgment remains undischarged, unpaid, unvacated, unstayed, or unbonded or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event shall have occurred that, when taken with all other such ERISA Events, would reasonably be expected to result in liability of the Borrowers (including any liability arising indirectly from their ERISA Affiliates) in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies (in writing) that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to Permitted Liens) lien on and security interest in the Collateral purported to be covered thereby, except as a result of the action or inaction of Collateral Agent or Administrative Agent or any Lender, or any Loan Party contests (in writing) in any manner the validity, perfection or priority of any lien or security interest in the Collateral purported to be covered thereby; provided, that it shall not be an Event of Default under this paragraph (l) if the security interests purported to be created by the Collateral Documents shall cease to be a valid, perfected, first priority security interest in any Collateral, individually or in the aggregate, having a fair market value of less than $5,000,000 (unless the Borrowers or Subsidiary Guarantor, as applicable, has failed to promptly take action requested by the Administrative Agent to cause such security interest to be a valid and perfected first priority Lien).

8.02 Remedies Upon Event of Default. (a) If any Event of Default occurs and is continuing (other than in the case of an Event of Default under Section 8.01(b) with respect to any default of performance or compliance with the covenant under Section 7.10(a) prior to the date the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated), the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions

(i) declare the commitment of each Lender to make Loans (other than any Delayed Draw Term Loan Commitment) and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare any or all of the unpaid principal amount of all outstanding Loans, any or all interest accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers (to the extent permitted by applicable law);

(iii) require that the Borrowers Cash Collateralize the L/C Obligations; and

(iv) exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents and applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States or any other Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

(b) If an Event of Default under Section 8.01(b) with respect to any default of performance or compliance with the covenant under Section 7.10(a) occurs and is continuing, the Administrative Agent shall, at the request of the Required Revolving Credit Lenders, take any or all of the following actions (provided that the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event):

(i) declare the commitment of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare any or all of the unpaid principal amount of all outstanding Revolving Credit Loans, any or all interest accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document in respect of Revolving Credit Loans to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers (to the extent permitted by applicable law);

(iii) require that the Borrowers Cash Collateralize the L/C Obligations; and

(iv) exercise on behalf of itself, the other Agents and the Revolving Credit Lenders all rights and remedies available to it, the other Agents and the Revolving Credit Lenders under the Loan Documents and applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States or any other Debtor Relief Laws, the obligation of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and all interest and other amounts in respect of Revolving Credit Loans as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Revolving Credit Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the provisos to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, the L/C Issuers, the Bank Product Providers and the Hedge Banks (including fees, charges and disbursements of counsel to the respective Lenders, the L/C Issuers, the Bank Product Providers and the Hedge Banks), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and to payment of premiums and other fees (including any interest thereon) under any Bank Product Agreements and Secured Hedge Agreements, ratably among the Lenders, the L/C Issuers, the Bank Product Providers and the Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and settlement amounts and other termination payment obligations under Bank Product Agreements and Secured Hedge Agreements, ratably among the Lenders, the L/C Issuers, the Bank Product Providers and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Unaccrued Indemnity Claims), to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(e), amounts used to Cash Collateralize 103% of the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in in this Section 8.03.

ARTICLE IX

AGENTS

9.01 Authorization and Action. Each Lender (in its capacities as a Lender, an L/C Issuer (if applicable) and on behalf of itself and its Affiliates as potential Bank Product Providers and Hedge Banks) hereby irrevocably appoints Antares Capital to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and Antares Capital to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Agent’s Reliance, Etc.. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 10.06; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or a Loan Party stating that a Default or Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties. Without limitation on any other provision hereof, neither Agent shall be deemed to have notice or knowledge of an Event of Default unless written notice thereof has been received from the Borrowers or any Lender.

9.03 Antares Capital and Affiliates. With respect to its Commitments, the Loans made by it and the Notes issued to it, if any, Antares Capital shall have the same rights and powers under the Loan Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include Antares Capital in its individual capacity. Antares Capital and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiaries of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Antares Capital was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiaries of any Loan Party to the extent such information was obtained or received in any capacity other than as such Agent.

9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

9.05 Indemnification of Agents.

(a) Each Term Lender severally agrees to indemnify each Agent or any Related Party and each Revolving Credit Lender severally agrees to indemnify each Agent, any L/C Issuer or any Related Party (in each case, to the extent not reimbursed by the Borrowers) from and against such Lender’s Applicable Percentage (to be determined on the basis of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent, such L/C Issuer or any Related Party in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent, such L/C Issuer or any Related Party under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s, such L/C Issuer’s or any Related Party’s gross negligence, bad faith or willful misconduct as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent, any L/C Issuers or any Related Party promptly upon demand for its Applicable Percentage of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 10.04, to the extent that such Agent, the L/C Issuers or any Related Party is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.12(g).

(b) The failure of any Lender to reimburse any Agent, the L/C Issuers or any Related Party, as the case may be, promptly upon demand for its Applicable Percentage of any amount required to be paid by the Lenders to such Agent, the L/C Issuers, or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, the L/C Issuers, or Related Party, as the case may be, for its Applicable Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, the L/C Issuers, or Related Party, as the case may be, for such other Lender’s Applicable Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

9.06 Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which, unless an Event of Default has occurred and is continuing at the time of such appointment, shall be reasonably acceptable to the Borrowers). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which, unless an Event of Default shall have occurred and is continuing, shall be reasonably acceptable to the Borrowers and which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided below in this Section). If within 30 days after written notice is given of the retiring Agent’s resignation under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.07 Arrangers Have No Liability. It is understood and agreed that the Arrangers shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.09 Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Collateral Agent and the Administrative Agent, at their option and in their discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the latest of (A) (I) the payment in full of the Obligations (other than Unaccrued Indemnity Claims) and (II) the termination, expiration or Cash Collateralization or back-stopping of all Letters of Credit and all Bank Product Agreements and Secured Hedge Agreements, and (B) the Latest Maturity Date and the expiration or termination of the Commitments, (ii) that is sold or otherwise transferred or to be sold or otherwise transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (or, if necessary, all Lenders) will confirm in writing the authority of the Agents to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent and the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.10. The agreements in this Section 9.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 9.10, the term “Lender” includes an L/C Issuer.

9.11 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability that is contrary to, or not contemplated by, any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.12 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent. Each Agent shall not be responsible for the negligence or misconduct of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and non- appealable judgment that such Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub agents.

9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.. No amendment, modification, waiver, supplement or change of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless, in the case of this Agreement, pursuant to a written agreement signed by the Required Lenders (or by the Administrative Agent or the Collateral Agent with the consent of the Required Lenders) (other than with respect to any amendment, modification or waiver contemplated in clauses (a) through (g) in the following proviso, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) and the Borrowers or, in the case of any other Loan Document, pursuant to a written agreement signed by the Borrowers and each applicable Loan Party and acknowledged by the Administrative Agent (which acknowledgment may not be unreasonably withheld or delayed) or the Collateral Agent, as applicable (in each case, acting pursuant to the written direction of the Required Lenders), and each such amendment, modification, waiver, supplement or change shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, supplement or change shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date scheduled for any payment of principal or interest or fees under Section 2.07, 2.08 or 2.09 without the written consent of each Lender directly affected thereby (provided that the consent of each Lender of a Class shall be required to extend the Maturity Date for the Facility of such Class);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01), any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay any amount at the Default Rate and such waiver shall not constitute a reduction of the rate of interest hereunder and (ii) any amendment of the Eurodollar Rate to replace the LIBO Rate shall not be deemed a reduction in the rate of interest hereunder;

(d) (i) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), Section 2.06(b), Section 2.06(c), Section 2.12(g) or Section 8.03, respectively, or in any other manner that materially and adversely affects the Lenders under such Facilities, in each case without the written consent of each Lender directly affected thereby or (ii) change Section 2.13 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to grant any additional Lender (or group of Lenders) additional rights (for the avoidance of doubt, without restricting, reducing or otherwise modifying any existing rights of Lenders) to waive, amend or modify or make any such determination or grant any such consent;

(f) amend, waive or otherwise modify any term or provision of Section 7.10, Section 8.01 (solely as it relates to Section 7.10) or the definition of “Consolidated First Lien Net Leverage Ratio” (or any of its component definitions (as used in such Section but not as used in other Sections of this Agreement)) without the written consent of the Required Revolving Credit Lenders;

(g) amend, waive or otherwise modify any term or provision of the Loan Documents that affect solely the Lenders under the applicable Term Facility, the Revolving Credit Facility or, with respect to any Incremental Commitment Amendment, any Incremental Loans of a Class (including, without limitation, waiver or modification of the conditions to borrowing and pricing), will require only the consent of the Lenders holding more than 50% of the aggregate commitments and/or loans, as applicable, under such Term Facility, Revolving Credit Facility or Incremental Loans (including commitments in respect thereof);

(h) release all or substantially all of the Collateral, or voluntarily subordinate the Liens on all or substantially all of the Collateral under the Loan Documents to Liens securing other Indebtedness, in either case in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Holdings Guaranty or any Subsidiary Guaranty, without the written consent of each Lender and

(j) waive or amend the conditions precedent to the Delayed Draw Closing Date set forth on Section 4.02 without the written consent of each Delayed Draw Term Lender;

and provided further that, without limiting any requirement that the same be signed or executed by the Borrowers or any other applicable Loan Party, (i) no amendment, modification, waiver, supplement or change shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any L/C Related Document relating to any Letter of Credit issued or to be issued by it, including any amendment of this Section 10.01, (ii) no amendment, modification, waiver, supplement or change to this Agreement or any other Loan Document shall alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Bank Product Agreements or Secured Hedge Agreements or the definition of “Bank Product”, “Bank Product Agreement”, “Bank Product Obligations”, “Bank Product Provider”, “Hedge Bank”, “Swap Contract”, “Secured Hedge Agreement”, “Secured Hedging Obligations”, “Obligations”, “Secured Parties” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner materially adverse, in the aggregate, to any Bank Product Provider or Hedge Bank, as applicable, without the written consent of such Bank Product Provider or Hedge Bank, as applicable; (iii) no amendment, modification, waiver, supplement or change shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (iv) Section 10.06(k) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the Fee Letters may be amended, modified, supplemented or changed, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (vi) to the extent there are only two Lenders under the Revolving Credit Facility, the consent of each such Lender shall be required to effect any amendment described in clause (f) above. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver, supplement or change hereunder (and any amendment, modification, waiver, supplement or change which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any amendment, modification, supplement, waiver or change requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) (i) as provided in Section 2.14(e), Section 2.17(c) and Section 2.18(a) and (ii) with the written consent of the Required Lenders and the Borrowers (a) to add one or more additional credit facilities to this Agreement (the proceeds of which may be used to refinance any Facility hereunder) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders (other than for purposes of the amendment adding such credit facilities).

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with or to give effect to or to carry out the purpose of this Agreement and the other Loan Documents.

10.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that (x) the foregoing shall not apply to notices to any Lender or an L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and (y) Antares Capital shall not be obligated to issue any Letter of Credit by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

The Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrowers, its Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrowers, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facility.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrowers, its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuers.

(d) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver; No Liability of the L/C Issuers.

(a) Costs and Expenses. The Borrowers agree to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Arrangers and each Agent and its Affiliates and each L/C Issuer in connection with the preparation, execution, delivery, administration, modification and amendment (or proposed modification or amendment) of, or any consent or waiver (or proposed consent or waiver) under, the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) (including, without limitation, (A) all reasonable and documented out-of-

pocket due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent, each L/C Issuer with respect thereto, with respect to advising such Agent each L/C Issuer as to its rights and responsibilities and ongoing administration of the Loan Documents, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket costs and expenses of each Agent, each L/C Issuer and each Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, and all reasonable and documented out-of-pocket costs and expenses of each Agent and its Affiliates with respect to any negotiations arising out of any Default (including, without limitation, the fees and expenses of counsel for each Agent, each L/C Issuer and each Lender with respect thereto); provided that the Borrowers shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this Section [___] (which shall be selected by the Administrative Agent) unless, in the reasonable opinion of the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (other than lost profit), claims, damages, liabilities, costs and related reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of (A) the engagement papers related to financing the Transactions, (B) this Agreement, (C) any other Loan Document or (D) any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the contemplated use of the proceeds of Credit Extensions hereunder, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any Restricted Subsidiary, or any Environmental Liability related in any way to the Borrowers or any Restricted Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from disputes that do not involve an act or omission by Holdings, the Borrowers or any of their Affiliates and that is between and among Indemnitees (other than in any Indemnitee’s capacity as an Arranger or an Agent or any other similar role with respect to the Facilities), or (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (I) the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Subsidiaries or other Affiliates or their respective officers, directors, employees, agents, members or controlling persons) or (II) a material breach of any Loan Document by such person. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) No Liability of the L/C Issuers. As against the L/C Issuers, the Agents and the Lenders, the Borrowers assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the L/C Issuers nor any of their officers or directors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the L/C Issuers against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against an L/C Issuer, and such L/C Issuer shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers proves were caused by (A) such L/C Issuer’s willful misconduct, bad faith or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction or (B) such L/C Issuer’s grossly negligent or willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit, as determined in a final, non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(e) If any Loan Party fails to pay when due (and following any applicable grace period) any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(f) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrowers, the Administrative Agent, the Collateral Agent, the L/C Issuers or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such assignment must be consented to by the Administrative Agent (which consent may not be unreasonably withheld, conditioned or delayed) (unless such assignment is an assignment of Term Loans to a Lender or an Affiliate of a Lender or an Approved Fund), (ii) in the case of any assignments of Term Loans, the Borrowers must give its prior written consent to such assignment (which consent with respect to proposed assignees that are not Excluded Lenders shall not be unreasonably withheld or delayed), (iii) in the case of any assignment of a Revolving Credit Commitment and/or Outstanding Amounts under the Revolving Credit Facility, each of the L/C Issuers and the Borrowers must give its prior written consent to such assignment (which consent with respect to proposed assignees that are not Excluded Lenders shall not be unreasonably withheld or delayed); provided that the consent of the Borrowers shall not be required to any such assignment (A) during the continuance of any Event of Default arising under Section 8.01(a) or (f) (solely with respect to the Borrowers), (B) by the Arrangers (or any of their respective Affiliates) in their respective capacities as the initial Lenders hereunder in connection with the initial syndication of the Term Facility during the first 90 days after the Initial Closing Date (other than with respect to Excluded Lenders, and which shall be done in consultation with the Borrowers) or (C) to a Lender or an Affiliate of a Lender or an Approved Fund, in each case other than any assignment to an Excluded Lender; provided, further, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof (other than with respect to a proposed assignment to an Excluded Lender, which shall be invalid regardless of whether any such prior written consent shall have been received); and provided, further, that notwithstanding the foregoing, unless a Specified Event of Default shall have occurred and be continuing, the consent of the Borrowers (in their sole discretion) shall be required for any assignment of commitments under the Delayed Draw Term Loan Facility made on or after the Initial Closing Date and prior to the funding thereof on the Delayed Draw Closing Date; (iv) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans under the applicable Facility) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment or Loans under such Facility), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent

(or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent or deemed automatically waived in the case of an assignment to an Affiliate of a Lender), (vi) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms described in Section 3.01(e), (vii) the assignee shall not be a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vii), (viii) no such assignment shall be made to a natural person, (ix) no such assignment shall be made to an Excluded Lender and (x) (A) the assignee shall not be a Sponsor Permitted Assignee or Debt Fund Affiliate other than in connection with an assignment in accordance with Section 10.06(c) and (B) the assignee shall not be Holdings, the Borrowers or any of their Subsidiaries other than in connection with an assignment in accordance with Section 10.06(d). Upon acceptance and recording pursuant to subsection (g) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption (in each case, to the extent the proposed assignment is not to an Excluded Lender), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04, as well as to any fees accrued for its account and not yet paid). Notwithstanding any other provision of this Agreement, if at any time that no Event of Default has occurred and is continuing, a Lender proposes to assign all or any portion of its rights hereunder to any Person that is not a Lender, an Affiliate of a Lender or an Approved Fund and is not a commercial bank, finance company, insurance company, financial institution, or other entity that is or will be engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business (a “Non-Financial Entity”), then such Lender shall notify the Administrative Agent in writing that such proposed assignee is a Non-Financial Entity. Prior to granting its approval to such proposed assignment, the Administrative Agent shall notify the Borrowers in writing of the identity of such Non-Financial Entity. The Administrative Agent shall in no event be liable for the failure of a Lender to notify the Administrative Agent that any proposed assignee is a Non-Financial Entity. The Administrative Agent shall in no event be liable for the failure to notify the Borrowers of an assignment of a Term Loan pursuant to clause (ii) hereof and failure by the Administrative Agent to provide such notice shall in no way affect the validity or effectiveness of such assignment.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the

Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Subject to Section 10.06(b) and this Section 10.06(c), any Term Lender shall have the right at any time to assign (through open market purchases on a non-pro rata basis or pursuant to an Offer Process) all or a portion of its Term Loans to (x) the Sponsor and its Non-Debt Fund Affiliates (the “Sponsor Permitted Assignees”) or (y) a Debt Fund Affiliate, in each case, to the extent (and only to the extent) that:

(A) (x) with respect to an assignment to a Sponsor Permitted Assignee, the aggregate principal amount of all Term Loans which may be assigned to the Sponsor Permitted Assignees shall in no event exceed, as calculated at the time of the consummation of any aforementioned assignments, 25% of the aggregate principal amount of the Term Loans then outstanding, (y) with respect to an assignment to a Debt Fund Affiliate, the aggregate principal amount of all Term Loans which may be assigned to Debt Fund Affiliates shall in no event exceed, as calculated at the time of the consummation of any aforementioned assignments, 49.99% of the aggregate amount of the Term Loans then outstanding and (z) for any calculation of Required Lenders, the Loans of Debt Fund Affiliates may not, in the aggregate, account for more than 49.99% of the Loans in determining whether the Required Lenders have consented to any amendment or waiver;

(B) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to a Sponsor Permitted Assignee or a Debt Fund Affiliate and any purported assignment of Revolving Credit Commitments or Revolving Credit Loans to a Sponsor Permitted Assignee or a Debt Fund Affiliate shall be null and void;

(C) with respect to an assignment to a Sponsor Permitted Assignee, the assigning Lender and the Sponsor Permitted Assignee purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (a “Sponsor Permitted Assignee Assignment and Assumption”); and

(D) with respect to an assignment to a Sponsor Permitted Assignee, no Event of Default shall have occurred or be continuing at the time of such assignment.

(ii) Notwithstanding anything to the contrary in this Agreement, no Sponsor Permitted Assignee shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, Collateral Agent, any Agent or any Lender to which the Borrowers has not been invited, or (B) receive any information or material provided solely to Lenders by the Administrative Agent, the Collateral Agent, any Agent or any Lender or any communication by or among Administrative Agent, Collateral Agent, any Agent and/or one or more Lenders.

(iii) Notwithstanding anything in Section 10.06 or the definition of “Required Lenders” to the contrary (except as set forth in Section 10.06(c)(iv) below), for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Loans of such Sponsor Permitted Assignee shall not be included in the calculation of Required Lenders (or to the extent any non-voting designation is deemed unenforceable for any reason, a Sponsor Permitted Assignee shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Permitted Assignees); provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall increase the Commitments of such Sponsor Permitted Assignee; extend the due dates for payments of interest and scheduled amortization (including at maturity) owed to any Sponsor Permitted Assignee; reduce the amounts owing to any Sponsor Permitted Assignee, or otherwise deprive such Sponsor Permitted Assignee of any payment to which it is entitled under any Loan Document, in each case without such Sponsor Permitted Assignee providing its consent and provided further that any Sponsor Permitted Assignee shall be permitted to vote on any matter that adversely affects any Sponsor Permitted Assignee as compared to other Lenders; and in furtherance of the foregoing, the Sponsor Permitted Assignee agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.06(c); provided that if the Sponsor Permitted Assignee fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s or any Lender’s rights under this paragraph and provided further that in the case of any amendment, modification, waiver, consent or other action after giving effect to any voting nullification in respect of any Sponsor Permitted Assignee, if such vote is sufficient to effectuate any amendment, modification, waiver, consent or other action, such Sponsor Permitted Assignee shall be deemed to have voted affirmatively.

(iv) Each Sponsor Permitted Assignee, solely in its capacity as a Term Lender, hereby agrees, and each Sponsor Permitted Assignee shall provide a confirmation that, if Holdings, the Borrowers or any Restricted Subsidiary shall be subject to any voluntary or involuntary proceeding commenced under any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (“Bankruptcy Proceedings”), (i) such Sponsor Permitted Assignee shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Sponsor Permitted Assignee’s claim with respect to its Loans (a “Bankruptcy Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or Disposition, compromise, or plan of reorganization) so long as such Sponsor Permitted Assignee in its capacity as a Term Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Sponsor Permitted Assignee (and any Bankruptcy Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 10.06(c), so long as such Sponsor Permitted Assignee in its capacity as a Term Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Lenders. For the avoidance of doubt, the Lenders and each Sponsor Permitted Assignee agree and acknowledge that the provisions set forth in this clause (iv) of Section 10.06(c), and the related provisions set forth in each Sponsor Permitted Assignee Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Loan Party; provided, that notwithstanding anything to the contrary herein, each Sponsor Permitted Assignee will be entitled to vote in accordance with its sole discretion (and not be deemed to vote in the same proportion as Lenders that are not each Sponsor Permitted Assignees) in connection with any Bankruptcy Proceeding to the extent that such bankruptcy plan proposes to treat any obligation under the Loan Documents held by such Sponsor Permitted Assignee in a manner that is less favorable to such Sponsor Permitted Assignee than the proposed treatment of similar obligations held by Lenders that are not Sponsor Permitted Assignees.

(v) (A) Each Sponsor Permitted Assignee hereby grants during the term of this Agreement to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) with full authority in the place and stead of the Sponsor Permitted Assignee and in the name of the Sponsor Permitted Assignee, from time to time in Administrative Agent’s discretion, to take any action and to execute any document, agreement, certificate and instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of, or purpose of, this Section 10.06(c) and (B) each Loan Party hereby grants during the term of this Agreement to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) with full authority in the place and stead of the Loan Party and in the name of the Loan Party, from time to time in Administrative Agent’s discretion, to take any action and to execute any document, agreement, certificate and instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of, or purpose of, this Section 10.06(c).

(vi) No Sponsor Permitted Assignee nor any of their respective Affiliates shall be required to make any representation that it is not in possession of any material non-public information with respect to Holdings, the Borrowers or their Subsidiaries or their respective securities in connection with any assignment or purchase of Term Loans by a Sponsor Permitted Assignee, and all parties to the relevant assignment shall render customary “big-boy” disclaimer letters.

(vii) The Sponsor or any of its Debt Fund Affiliates or Non-Debt Fund Affiliates may (but shall not be required to) contribute any Term Loans acquired by the Sponsor or any of its Debt Fund Affiliates or Non-Debt Fund Affiliates to Holding or any of its Subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrowers) to the Borrowers (whether through any of its direct or indirect parent entities or otherwise), in exchange for indebtedness or equity securities of such parent entity or the Borrowers that are otherwise permitted to be issued by such entity or the Borrowers at such time.

(d) Notwithstanding anything to the contrary contained in this Section 10.06(d) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, the Borrowers or any of their Subsidiaries on a non pro rata basis, subject to the following limitations:

(i) no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom;

(ii) Holdings, the Borrowers or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the applicable Class of Loans provided that (A) notice of such Offer Process shall be made to all Term Lenders and (B) such Offer Process is conducted pursuant to procedures mutually established by the Administrative Agent and Borrowers which are consistent with this Section 10.06(d) or (z) open market purchases on a non-pro rata basis;

(iii) (v) with respect to all repurchases made by Holdings, the Borrowers or any of their Subsidiaries pursuant to this Section 10.06(d), none of Holdings, the Borrowers, any of their respective Subsidiaries or Affiliates shall be required to make any representations that Holdings, the Borrowers or such Subsidiary is not in possession of any material non-public information regarding Holdings, its Subsidiaries, its Affiliates or any of their respective securities or their assets, (w) the repurchases are in compliance with Sections 7.03 and 7.06 hereof, (x) Holdings, the Borrowers or such Subsidiary shall not use the proceeds of any Revolving Credit Loans to acquire such Term Loans, (y) the assigning Lender and Holdings, the Borrowers or such Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent and (z) all parties to the relevant repurchases shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and

(iv) following repurchase by Holdings, the Borrowers or such Subsidiary pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, the Borrowers or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, and Holdings, the Borrowers and such Subsidiary shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by Holdings, the Borrowers or such Subsidiary). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.06(d)(iv) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(e) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Commitment, Delayed Draw Term Loan Commitments and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Credit Loans (and L/C Obligations, if any), in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender (including the documentation requirements set forth in Section 3.01(e)); and (viii) such assignee represents and warrants that it qualifies as an Eligible Assignee.

(f) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 10.02 (or at such other address as the Administrative Agent may notify the Borrowers in writing) a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest thereon) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). A Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) may be assigned in whole or in part only by registration of such assigned in the Register (and each Note shall expressly so provide). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the L/C Issuers, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Administrative Agent and its Affiliates, the Collateral Agent and its Affiliates, and, with respect to its own Loans or Letters of Credit, any Lender or L/C Issuer, respectively, at any reasonable time and from time to time upon reasonable prior notice. The parties hereto acknowledge and agree that this Section 10.06(f) shall be interpreted such that the Loans (including the Notes evidencing such Commitments) are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code. The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is an Excluded Lender or (y) have any responsibility or liability with respect to monitoring or enforcing the Excluded Lender list or arising out of any assignment or participation of Loans to any Excluded Lender (other than for gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment if the Borrowers have not consented in writing to an assignment to an Excluded Lender), but may, upon the request of any Lender in connection with an assignment or participation, inform such Lender as to whether a proposed participant or assignee is an Excluded Lender.

(g) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire and applicable tax forms as described in Section 3.01(e) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the L/C Issuers, the Borrowers (in each case, to the extent required) and the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the L/C Issuers (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans). No assignment shall be effective unless it has been recorded in the Register as provided in this subsection (g).

(h) Each Lender may, without the consent of the Borrowers, the L/C Issuers or the Administrative Agent sell participations to one or more banks or other entities (other than a Defaulting Lender, an Excluded Lender or a natural person) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01 and 3.05 to the same extent as if they were Lenders that had acquired their interest pursuant to paragraph (b) of this Section, so long as such participating banks or other entities comply with the obligations of Lenders pursuant to Section 3.01 (including Section 3.01(e), it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender) (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant; provided, however, that with respect to sales of participations from a Lender to an Affiliate of such Lender, such participant shall be entitled to receive a greater payment under Section 3.01 and 3.05 than the applicable Lender would have been entitled to receive absent the participation to the extent such entitlement to a greater payment resulted from a Change in Law after the participant became a participant hereunder) and (iv) the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing the Commitments, extending the final maturity date, releasing all or substantially all of the Collateral or releasing the Guarantors (other than in connection with permitted Dispositions)). Voting rights of participants shall be limited to matters in respect of (A) increases in Commitments participated to such participants, (B) reductions of principal, interest or fees participated to such participants, (C) extensions of final maturity or due date of any principal, interest or fees participated to such participants and (D) releases of all or substantially all of the value of the Guarantees of the Obligations or all or substantially all of the Collateral (in each case, other than as permitted under the Loan Documents).

In the event that any Lender sells participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans), such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register for the recordation of the names and addresses of all participants in the Commitments and the Loans held by it and the principal amount of such Commitments and Loans (and stated interest thereon) of the portions thereof that is the subject of the participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto, shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that disclosure of Information to any proposed assignee or participant shall be subject to Section 10.07.

(j) Any Lender may at any time, without the consent of or notice to any Person, assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall keep a record of any such grant in a comparable register to the Participant Register described in Section 10.06(f). The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(l) Neither Holdings nor the Borrowers shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender, and any attempted assignment without such consent shall be null and void.

(m) In the event (i) any Lender or any L/C Issuer delivers a certificate requesting compensation pursuant to Section 3.01, (ii) any Lender or any L/C Issuer delivers a notice described in Section 3.02, (iii) the Borrowers are required to pay any additional amount to any Lender or any L/C Issuer or any Governmental Authority on account of any Lender or any L/C Issuer pursuant to Section 3.04, (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrowers which requires the consent of all of the Lenders or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders) or (v) if any Lender is a Defaulting Lender, the Borrowers may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.06(b)), upon notice to such Lender or such L/C Issuer and the Administrative Agent, require such Lender or such L/C Issuer to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to the Borrowers, such acceptance not to be unreasonably withheld or delayed, that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of such L/C Issuer), which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender or affected L/C Issuer in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such L/C Issuer, respectively, plus all fees specified in Section 2.09 and other amounts accrued for the account of such Lender or such L/C Issuer hereunder (including any amounts under Section 2.07(e), Section 3.01 and Section 3.04), but excluding any Repricing Premium (other than, with respect to any Lender that is replaced under clause (iv) above, if the amendment, modification or waiver to which such Lender failed to consent had, would have had, or would have the effect of triggering a Repricing Transaction, in which case the Repricing Premium shall be included); provided further that, if prior to any such transfer and assignment, the circumstances or event that resulted in such Lender’s or such L/C Issuer’s claim for compensation under Section 3.01 or notice under Section 3.02 or the amounts paid pursuant to Section 3.04, as the case may be, cease to cause such Lender or such L/C Issuer to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 3.02, or cease to result in amounts being payable under Section 3.04, as the case may be (including as a result of any action taken by such Lender or the L/C Issuer pursuant to Section 3.06), or if such Lender or such L/C Issuer shall waive its right to claim further compensation under Section 3.01 in respect of such circumstances or event or shall withdraw its notice under Section 3.02 or shall waive its right to further payments under Section 3.04 in respect of such circumstances or event, as the case may be, then such Lender or such L/C Issuer shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and each L/C Issuer hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and such L/C Issuer as assignor, any assignment and acceptance necessary to effectuate any assignment of such Lender’s or such L/C Issuer’s interests hereunder in the circumstances contemplated by this Section 10.06(m). This Section 10.06(m) shall supersede any provision of Section 2.13 to the contrary.

(n) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 10.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers, the L/C Issuers, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information, except that Information may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including self-regulatory authority) purporting to have jurisdiction over it (in which case such Person agrees, except with respect to any audit or examination conducted by such regulatory authority (including self-regulatory authority), to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform the Borrowers thereof prior to such disclosure); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform the Borrowers thereof prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, any Bank Product Agreement or any Secured Hedge Agreement or the enforcement of rights hereunder or the defense of any claim, suit, action or proceeding; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrowers; (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section 10.07 or is independently developed by such Person other than as a result of a breach of this Section 10.07 or (ii) is or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender, (ii) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, (iii) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and the Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund of any Lender (it being understood that, prior to any such disclosure, such parties shall undertake to preserve the confidentiality of any Information relating to the Loan Parties, the Loans and the Loan Documents received by it from such Lender), or (iv) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities. In addition, the Administrative Agent, the L/C Issuers and the Lenders may disclose the existence of this Agreement and nonconfidential information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.07, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrowers shall have the right to approve any public advertisement or other public notice issued or placed by the Agents with respect to the Loan Documents and the transactions thereunder, which approval shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement, and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions. Anything contained herein to the contrary notwithstanding, if the Borrowers shall have given notice to the Administrative Agent (whether before or after the Initial Closing Date) that any Person is unacceptable to the Borrowers as a Lender, the Administrative Agent shall be permitted to disclose the identity of any such Person so designated by the Borrowers to any Lender or potential Lender requesting such information.

10.08 Right of Setoff. Upon (a) the occurrence and during the continuance of an Event of Default under Section 8.01(a), (b) an exercise or remedies under Section 8.02(a)(ii) or (b)(ii) or (c) amounts becoming due and payable pursuant to the proviso to Section 8.02(a), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (other than deposits in accounts that have been specifically designated to such Lender as payroll, tax withholding or trust accounts) and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and such L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of a Subsidiary Guarantor that owns such Collateral but excluding Dispositions among Loan Parties) in accordance with the terms of the Loan Documents, the security interest created in such item of Collateral under the Collateral Documents shall be automatically released and the Collateral Agent will, at the Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, if applicable, the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty. Upon the latest of (A) (I) the payment in full of the Obligations (other than Unaccrued Indemnity Claims) and (II) the termination, expiration or Cash Collateralization or backstopping of all Letters of Credit and all Bank Product Agreements and Secured Hedge Agreements, and (B) the Latest Maturity Date and the expiration or termination of the Commitments, the Agents shall take such action as may be reasonably required by the Borrowers, at the expense of the Borrowers, to release the Liens created by the Loan Documents.

10.11 Customary Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender acknowledges and agrees that any of the Agents (including

Antares Capital) (or one or more of their respective affiliates) may (but are not obligated to) act as the “Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under any Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

10.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The Borrowers agrees that it will execute and deliver such amendments to the Loan Documents as shall be necessary to give effect to the provisions of the Fee Letters. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or an L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 10.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 10.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Credit Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any other Secured Party under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Agent or any other Secured Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Agent or any other Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or any other Secured Party with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 10.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 10.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, any Agent or any other Secured Party.

(f) Each Borrower represents and warrants to the Agents and the other Secured Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and the other Secured Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any other Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Secured Party’s rights of subrogation and reimbursement against any Borrower.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by real property. This means, among other things:

(i) the Agents and other Secured Parties may collect from such Borrower without first foreclosing on any real property or personal property Collateral pledged by Borrowers.

(ii) If any Agent or any other Secured Party forecloses on any real property Collateral pledged by any Loan Party:

(A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(B) the Agents and the other Secured Parties may collect from such Borrower even if any Agent or other Secured Party, by foreclosing on the real property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers or any other Loan Party.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property.

(i) The provisions of this Section 10.15 are made for the benefit of the Agents, the other Secured Parties and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Agent, any other Secured Party or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.15 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any Agent or any other Secured Party with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in accordance with the terms of this Agreement. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any other Secured Party hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

10.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

10.17 Governing Law; Jurisdiction; Etc..

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF (COLLECTIVELY, “NEW YORK COURTS”), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, ANY LENDER OR THE L/C ISSUERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(c) WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY COURT REFERRED TO IN SECTION 10.17(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18 Waiver of Jury Trial. EACH OF THE LOAN PARTIES PARTY HERETO, THE AGENTS, THE L/C ISSUERS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

10.21 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than the currency specified for such payment under this Agreement, the Loan Parties will indemnify Administrative Agent, the Collateral Agent, any L/C Issuer and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the amount in the currency specified for such payment under this Agreement is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender is able to purchase the currency specified for such payment under this Agreement with the amount of the judgment currency actually received by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into the currency specified for a payment under this Agreement.

10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between Holdings and its Subsidiaries and any Agent, any Arranger, any L/C Issuer, any Lender or any of their respective Affiliates is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Arranger, any L/C Issuer, any Lender, or any of their respective Affiliates has advised or is advising Holdings or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents, the Arrangers, the L/C Issuers and the Lenders, on the other hand, (iii) Holdings and its Subsidiaries have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) Holdings and its Subsidiaries are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Arrangers, the L/C Issuers and the Lenders each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of its Affiliates or any other Person; (ii) none of the Agents, the Arrangers, the L/C Issuers and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the L/C Issuers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agents, the Arrangers, the L/C Issuers, the Lenders and any of their respective Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release (on behalf of Holdings and its Subsidiaries) any claims that it may have against the Agents, the Arrangers, the L/C Issuers, the Lenders and any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24 Allocation of Loans. The parties acknowledge and agree that the full amount of the Term Loans made to Borrowers on the Initial Closing Date shall be allocable to, until the consummation of the ML Acquisition, Initial Borrower, and, upon and after the consummation of the ML Acquisition, ML Target and Initial Borrower on a joint and several basis in accordance with Section 10.15 hereof, and each of ML Target and Initial Borrower agree that, upon and after the consummation of the ML Acquisition, they shall bear joint and primary responsibility for any fees, costs or expenses associated with such Term Loans.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PROJECT ANGEL HOLDINGS, LLC,
as Initial Borrower

By:

Name:
Title:

ACKNOWLEDGED & AGREED WITH RESPECT TO SECTION 7.13 AND ARTICLE X:

PROJECT ANGEL INTERMEDIATE HOLDINGS, LLC, as Holdings

By:

Name:
Title:

[Signature Page to First Lien Credit Agreement]

Effective upon the consummation of the ML Acquisition as of the date first written above, the undersigned hereby executes and delivers this Agreement as a Borrower hereunder, and confirms its agreement to all terms and condition of this Agreement in its capacity as a Borrower and confirms that it is bound to all terms and conditions of this Agreement as if it was an original signatory hereto.

MERIDIANLINK, INC., as a Borrower

By:

Name:
Title:

[Signature Page to First Lien Credit Agreement]

ANTARES CAPITAL LP, as Administrative Agent, Collateral Agent, an L/C Issuer and a Lender

By:

Name:
Title:

[Signature Page to First Lien Credit Agreement]

GOLUB CAPITAL LLC

By:

Name:
Title:

[Signature Page to First Lien Credit Agreement]